AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2003

                                                  Registration No. 333-_________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                          LIFESTREAM TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


            Nevada                                           5047                                          82-0487965
            ------                                           ----                                         -----------
(State or Other Jurisdiction of                  (Primary Standard Industrial                          (I.R.S. Employer
Incorporation or Organization)                      Classification Number)                            Identification No.)

                         510 Clearwater Loop, Suite 101
                             Post Falls, Idaho 83854
                                 (208) 457-9409
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                                Christopher Maus
                      President and Chief Executive Officer
                         510 Clearwater Loop, Suite 101
                             Post Falls, Idaho 83854
                                 (208) 457-9409
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                            Schneider Weinberger LLP
                           2499 Glades Road, Suite 108
                            Boca Raton, Florida 33431
                            Telephone: (561) 362-9595
                          Facsimile No. (561) 362-9612

                Approximate Date of Proposed Sale to the Public:
 As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED      PROPOSED
                                                                           MAXIMUM       MAXIMUM
                                                                          OFFERING      AGGREGATE      AMOUNT OF
                                                        AMOUNT TO BE      PRICE PER     OFFERING     REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED       REGISTERED        UNIT (1)      PRICE (1)        FEE
------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value per share (2)              1,000,000             $0.11        110,000          $8.90
Common stock, $.001 par value per share, issuable
upon conversion of convertible debentures (3)
                                                        38,653,845 (6)         $0.13      5,025,000        $406.52
Common stock, $.001 par value per share, issuable
as interest on convertible debentures (4)               12,060,000 (6)         $0.11      1,326,600        $107.32
Common stock, $.001 par value per share, issuable
upon exercise of common stock purchase warrants (5)
                                                        19,326,923 (6)       $0.2144      4,143,692        $335.23
                                                     -------------                       ----------        -------

TOTAL                                                   71,040,768                       10,605,292        $857.97
                                                     =============                       ----------        -------

----------
(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2) Consists of currently outstanding shares of common stock registered pursuant to previously granted piggyback registration rights. Fee based on the last sale price of our common stock, $.001 par value per share, as reported by the Over-the-Counter Bulletin Board on December 5, 2003.
(3) Shares of our common stock issuable upon the conversion of convertible debentures. Fee based on the price at which the convertible debentures are convertible into shares of our common stock.
(4) Consists of shares of common stock issuable as interest on the debentures registered hereby, assuming all of the debentures remain outstanding until maturity. Fee based on the last sale price of our common stock, $.001 par value per share, as reported by the Over-the-Counter Bulletin Board on December 5, 2003.
(5) Shares of our common stock issuable upon the exercise of common stock purchase warrants. Fee based on the exercise price of the common stock purchase warrants.
(6) Pursuant to a contractual obligation, the number of shares registered includes 150% of the number of shares issuable upon conversion of the debentures, as interest on the debentures and upon exercise of the warrants being registered.

         Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions of the debentures and warrants.

         Lifestream Technologies, Inc., will amend this registration statement on the date or dates as may be necessary to delay its effective date until Lifestream Technologies, Inc., shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              Subject to Completion
                             Dated December 10, 2003


                   Selling Security Holder Offering Prospectus


                          LIFESTREAM TECHNOLOGIES, INC.
                        71,040,768 shares of common stock



         This prospectus covers the resale of an aggregate of 71,040,768 shares of our common stock, consisting of 1,000,000 shares of currently outstanding common stock, 38,653,845 shares of common stock issuable upon conversion of convertible debentures, 12,060,000 shares issuable as interest on the debentures and 19,326,923 shares issuable upon exercise of common stock purchase warrants. In accordance with our contractual obligation to debenture holders, the number of shares covered by this prospectus includes 23,346,923 shares that may become issuable in connection with the debentures in the event of future declines in the market price for our shares. We will not receive any proceeds from the sale of shares by selling security holders.

         Our common stock is listed on the over-the-counter Bulletin Board under the symbol "LFTC". On December 5, 2003, the last reported sale price for our common stock was $0.11 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

                          ----------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is __________, 2003.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


               TABLE OF CONTENTS


                                            Page
                                            ----
Prospectus Summary..........................  1           71,040,768 SHARES
Risk Factors................................  4             COMMON STOCK
Use of Proceeds............................. 10
Price Range of Common Stock and
  Dividend Policy........................... 10
Forward Looking Statements.................. 11
Business.................................... 12
Management's Discussion and                                LIFESTREAM
  Analysis of Financial Condition and                   TECHNOLOGIES, INC.
  Results of Operations..................... 24
Management.................................. 37
Executive Compensation...................... 39
Certain Relationships and
  Related Transactions...................... 45             PROSPECTUS
Security Ownership of Certain Beneficial                    ----------
  Owners and Management..................... 46
Description of Securities................... 48        ________________, 2003
Selling Security Holders.................... 49
Plan of Distribution ....................... 52
Legal Matters............................... 53
Experts..................................... 53
Additional Information...................... 53
Financial Statements........................ F-1

                               PROSPECTUS SUMMARY


LIFESTREAM TECHNOLOGIES

         We market a proprietary over-the-counter, total cholesterol monitoring device for at-home use by both health-conscious and at-risk consumers ("our consumer device"). Our consumer device enables an individual, through regular at-home monitoring of their total cholesterol level, to continually assess their susceptibility to developing cardiovascular disease, the single largest cause of premature death and permanent disability among adult men and women in the United States of America.

         Once an individual is diagnosed with an elevated total cholesterol level, our consumer device enables an individual to readily ascertain and track certain collective benefits being derived from diet modification, an exercise regimen and drug therapy. By doing so, we believe that an individual's long-term adherence to an effective cholesterol-lowering program is reinforced.

         We introduced our current consumer device to the retail marketplace in October 2002. It is the successor to a consumer device that we first debuted in January 2001.

         Our current base of customers primarily consists of national and regional drug store chains, and, to a lesser extent, pharmacy-featuring grocery store chains, specialty catalog and Internet-based direct marketers and independent pharmacies. To date, our ability to conduct those significant marketing activities that we deem critical to building broad market awareness of, and demand for, our consumer device has been severely limited due to financial constraints. In September 2003, we secured a portion of the long-term financing we have sought to enable us to move forward with our marketing plan and, in October 2003, we began a three-month advertising campaign. Any future marketing campaigns will be dependent upon our ability to obtain additional financing, as well as analyzing the results of the campaign currently underway.

OUR CURRENT CONSUMER DEVICE

         Our current consumer device has a suggested retail price of $119.95, but is routinely offered by certain of our more prominent retail store chain customers at a price below the psychologically important $100.00 price point for many consumers. We are selling our current consumer device to customers at an average wholesale price significantly less than that which we historically sold our predecessor consumer device, yet we are realizing a substantially improved average gross margin as a result of its reengineered technological platform.

         Our current consumer device:

     o Provides a quantified total cholesterol reading from a single drop of blood within three minutes without any prior fasting,
     o Meets the measurement precision guidelines set forth by the National Cholesterol Education Program,
     o Classifies individual test results using the American Heart Association's risk-level categories for total cholesterol in adults (i.e., "Desirable," "Borderline," and "High"),
     o   Utilizes inexpensive, disposable dry-chemistry test strips,
     o Computes an individual's rolling average total cholesterol level based on their six most recent test results,
     o Allows for the secure storage, via encryption, of up to 200 chronologically-dated test results onto an optional smart card, which is inserted into an existing slot within our device, for subsequent retrieval and longer-term trend analysis,
     o Is compact, lightweight and portable with dimensions of approximately 5.50" x 4.00" x 1.75" and a weight of approximately one pound,
     o   Operates on the power of two AAA batteries, and

     o   Is warranted for one year from defects in materials or workmanship.

         To perform a test, an individual merely sticks their finger using an accompanying sterile lancing device and deposits a single drop of blood onto one of our disposable, dry chemistry test strips that has been previously inserted into an opening at the optical head of the device. The test strip then initiates a chroma-phor reaction with lipoprotein to produce a color change in direct proportion to the quantity of total cholesterol detected in the blood sample. The resulting color change is then read by the device's integrated photometry system and electronically converted into a clinically accurate, quantified measurement of total cholesterol that is displayed within three minutes on an integrated easy-to-read, liquid-crystal display screen.

OUR RELATED SUPPLIES AND ACCESSORIES

         We offer the following supplies and accessories for use with our consumer device:

     o OUR TEST KIT REFILLS. Our test kit refills, which include six individually packaged test packets, have a suggested retail price of $19.95. Each single-use, disposable testing packet contains a dry-chemistry total cholesterol test strip, a sterile lancet, an alcohol swab, and a band-aid.

     o OUR "DATA CONCERN" PERSONAL HEALTH CARD(R). Our "Data Concern" Personal Health Card(R)is individually packaged and has a suggested retail price of $19.95.

     o OUR "PLUS-EDITION" CONSUMER DEVICE BUNDLE. Our "Plus-Edition" Consumer Device Bundle, which has a suggested retail price of $129.95, includes a consumer device, a complementary CD-ROM software program, a serial cable and an extended three-year warranty. By connecting our consumer device to a personal computer via the serial cable and installing our software, an individual can compute a longer-term rolling average of their historical test results and convert such into detailed, easy-to-understand printable charts. We believe that these value-added analytical features enable an individual to more readily ascertain and track the collective benefits being derived over an extended period of time from diet modification, an exercise regimen and drug therapy, thereby further reinforcing their ongoing adherence to an effective cholesterol-lowering program.

         Our executive offices are located at 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854. Our telephone number is (208) 457-9409; our facsimile number is (208) 457-9509. Unless otherwise indicated, references in this prospectus to "Lifestream," "we," "us" and "our" are to Lifestream Technologies, Inc., and our wholly owned subsidiaries.

THE OFFERING

Common Stock Outstanding:     101,000,434 shares

Common Stock Reserved:        76,303,201 shares, including 70,040,768 shares
                              covered by this prospectus that are issuable upon exercise of warrants and conversion of debentures, including interest thereon, and 6,262,433 shares issuable under our stock option plans

OTCBB Trading Symbol:         LFTC

SUMMARY FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included elsewhere in this prospectus. The information for the years ended June 30, 2003 and 2002 is derived from our audited financial statements. The information for the three months ended September 30, 2003 and 2002 is derived from our unaudited financial statements and is not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 2004.

STATEMENTS OF OPERATIONS
------------------------
                                              THREE MONTHS ENDED
                                                SEPTEMBER 30,
                                                  (UNAUDITED)                      YEARS ENDED JUNE 30,
                                        ------------------------------        -----------------------------
                                            2003              2002                2003             2002
                                        ------------       -----------        -----------      ------------
Net sales                               $    625,475       $ 1,132,437        $ 4,236,653      $  3,667,157
Cost of sales                           $    427,136       $   914,873        $ 3,516,827      $  4,037,897
Gross profit (loss)                     $    198,339       $   217,564        $   719,826      $   (370,740)
Loss from operations                    $   (801,967)      $(1,231,281)       $(4,268,508)     $(11,019,173)
Net loss                                $ (1,194,851)      $(1,930,512)       $(8,106,945)     $(14,677,279)
Net loss per share                      $      (0.01)      $     (0.08)       $     (0.24)     $      (0.67)


BALANCE SHEET DATA
------------------
                                            SEPTEMBER 30, (UNAUDITED)                  JUNE 30,
                                        ------------------------------        -----------------------------
                                            2003              2002                2003             2002
                                        ------------       -----------        -----------      ------------
Working capital (deficit)               $    276,373       $(2,507,291)       $  (947,111)     $ (1,157,962)
Total assets                            $  6,366,235       $ 5,653,427        $ 5,077,925      $  6,606,321
Current assets                          $  3,024,899       $ 3,485,736        $ 3,290,620      $  4,230,610
Long-term debt                          $  3,436,491       $ 2,850,872        $ 3,498,768      $  2,543,004
Stockholders' equity (deficit)          $    181,218       $(3,190,472)       $(2,658,574)     $ (1,325,255)

                                  RISK FACTORS

An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

OUR WEAK FINANCIAL CONDITION HAS RAISED, AND WILL LIKELY CONTINUE TO RAISE, SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. Our significant working capital and stockholders' deficits as of June 30, 2003 and 2002, among other factors, resulted in our independent certified public accountants modifying their audit report on our consolidated financial statements for the fiscal years ended June 30, 2003 and 2002 to express substantial doubt as to our ability to continue as a going concern. Although we recently have been successful in restructuring certain debt obligations as they have become due and in raising additional investment capital to fund certain immediate and near-term operating needs, we remain in need of substantial additional investment capital to fund our longer-term operating needs, including the servicing of our remaining debt obligations and the conducting of those marketing activities we believe necessary to achieve meaningful sales growth.

IF WE CANNOT TIMELY SECURE NECESSARY FINANCING, WE WILL BE UNABLE TO CONTINE TO GROW OUR SALES, IN WHICH EVENT WE WILL LIKELY BE REQUIRED TO CURTAIL OR CEASE OPERATIONS.

         We have realized limited sales revenues to date that we primarily attribute to our continuing inability to fund the marketing activities we believe necessary to develop broad market awareness and acceptance of our total cholesterol monitors. Our inability to leverage our operating costs with sales has resulted in continuing significant operating and net losses, as well as negative operating cash flows. For the years ended June 30, 2003 and 2002, we incurred losses of $8,106,945 and $14,677,279, respectively, and for the three months ended September 30, 2003, we incurred a net loss of $1,194,851. Our continuing losses adversely affect our ability to secure funding.

         We continue to actively seek substantial investment capital to enable us to fully execute the balance of our business plan, that primarily being the conducting of those marketing activities we believe necessary to achieve meaningful sales growth. Our ability to effectively promote our monitors, support and sustain our existing retail relationships, cultivate, support and sustain additional retail relationships, and thereby realize meaningful sales growth, remains dependent upon our timely receipt of substantial additional investment capital. Absent meaningful sales growth, our ability to achieve net profitability and positive operating cash flow remains highly unlikely.

OUR CONTINUED SALE OF EQUITY SECURITIES WILL DILUTE EXISTING STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET FOR OUR SHARES.

         In March through June 2003, our Board of Directors authorized us to proceed with a "best efforts" private placement offering of up to 40,000,000 shares of our common stock at a fixed price of $0.10 per common share. Through June 30, 2003, we sold 32,387,500 common shares to some of our principal stockholders and several new, accredited investors, realizing $3,238,750 in gross cash proceeds. The holders of $2,500,000 of our short-term convertible debt also converted that debt into common stock at $.10 per common share. In addition, we agreed with the holder of approximately $4,900,000 of additional convertible term notes with maturities in 2006 to amend the conversion price to a price equal to the lesser of $.10 a share, the price for share of our next equity offering or at such other amount as may be subsequently agreed to by us and the noteholder at the time such notes become convertible. The proceeds of the stock sales were primarily utilized to satisfy certain term debt obligations, to fund certain past due accounts payable and payroll obligations and to provide minimal near-term operating capital. The issuance of these shares, while providing us with necessary financing, also resulted in a dilution of approximately 71% to our outstanding stock as of March 1, 2003. Additionally, on May 1, 2003, we were successful in converting $2,000,000 of outstanding borrowings under a revolving credit facility for which repayment had become due and payable into a twenty-four month term loan at a reduced rate of interest. We expect to continue our efforts to acquire additional financing in the future to fund additional marketing efforts and inventory and such additional financing will result in further dilution to existing outstanding stockholders. Moreover, the increase in the number of shares available in the public marketplace may reduce the market price for our shares and, consequently, the price investors may receive at the time of sale.

THE PRICE VOLATILITY FOR OUR COMMON STOCK AND THE LACK OF AN ACTIVE MARKET MAY ADVERSELY AFFECT THE ABILITY OF STOCKHOLDERS TO BUY AND SELL OUR SHARES.

         Our common stock is currently listed and traded on the Over-the-Counter Bulletin Board. Our common stock has experienced, and continues to experience, significant volatility in its market price. Additionally, our common stock has experienced, and continues to experience, limited trading volume on any given market day. These factors may adversely affect both the liquidity and market price of our stock.

WE REMAIN DEPENDENT UPON THREE KEY MANAGEMENT PERSONNEL AND IF WE ARE UNABLE TO RETAIN THEM, OUR OPERATIONS WILL SUFFER.

         We believe that our future success currently remains dependent upon the knowledge, skills, services and vision of Christopher Maus, our Chairman of the Board of Directors, Chief Executive Officer and President, and to a lesser extent, Brett Sweezy, our Chief Financial Officer, and Edward Siemens, our Chief Operating Officer. Our dependence upon these individuals has increased over recent fiscal quarters as a result of significant staff reductions we have made to reduce our operating costs. The significant staff reductions have resulted in substantial additional demands on our existing officers and staff. Despite our increased dependency on these individuals, they each agreed, effective April 2003, to prospective one-third reductions in their respective contractual salaries until we realized an improvement in our financial condition. Effective June 2, 2003, we restored one half of the pay cuts prospectively. Our ability to retain these individuals remains uncertain and any loss or disablement of these individuals could have a material adverse effect on our business, and as a result, on our results of operations, liquidity and cash flows. Due to other commitments, in November 2003, Mr. Sweezy reduced his time devotion to our business to part-time. However, Mr. Sweezy has informed us that he currently intends to continue his part-time employment by us. There can also be no assurance that the proceeds we would receive under a $5,000,000 key man life insurance policy we maintain on Mr. Maus would sufficiently compensate us in the event of his unfortunate death. Our retention and possible recruitment of experienced and talented management will also be critical to our future success.

WE REMAIN DEPENDENT UPON ROCHE DIAGNOSTICS GMBH TO SUPPLY US WITH DRY-CHEMISTRY TEST STRIPS AND IF WE FAIL TO MEET MINIMUM PURCHASE REQUIREMENTS, ROCHE MAY DISCONTINUE ITS SUPPLY RELATIONSHIP WITH US.

         We continue to exclusively rely upon Roche Diagnostics GmbH for supplying us with the dry chemistry test strips required for the operation of our total cholesterol monitors. Should we fail to meet our contractually mandated minimum purchase requirements, Roche may elect to discontinue its relationship with us or to impose price increases. We do not believe that a suitable technological or economical alternative to Roche's dry chemistry test strips is readily available in the marketplace, and therefore any disruption in our relationship with Roche or any inability by us to pass through imposed price increases would likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

BECAUSE WE ARE DEPENDENT UPON A FEW MAJOR CONSUMER RETAIL CHAINS FOR SUBSTANTIALLY ALL OF OUR CURRENT SALES, THE LOSS OF ANY ONE OF THEM WOULD REDUCE OUR REVENUES, LIQUIDITY AND PROFITABILITY.

         Significant portions of our sales to date have been, and continue to be, made through major consumer retail chains. Any disruption in our relationships with one or more of these consumer retail chains, or any significant variance in the magnitude or the timing of orders from any one of these chains, may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Any such adverse impact may correspondingly have a material adverse impact on the market price of our common stock.

OUR CONTINUED RELIANCE ON LIMITED SERVICE PROVIDERS FOR THE OUTSOURCED ASSEMBLY OF OUR PRODUCTS LEAVES US VULNERABLE.

         We outsource the assembly of our total cholesterol monitors to Servatron Inc. and/or Opto Circuits (India) Limited. We periodically engage one or both of them, on an as-needed basis, under free-standing purchase orders to assemble our total cholesterol monitors. Any disruption in our relationship with such assemblers would likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

OUR RELATIVE INEXPERIENC WITH ADVERTISING MAY DELAY THE GROWTH OF MARKET AWARENESS AND PENETRATION FOR OUR CURRENT PRODUCT.

         As more extensively discussed elsewhere in this prospectus, we need substantial additional advertising to promote our current consumer device and yet, we, as a company, have had limited experience with advertising due to our limited financial resources. There can be no assurance that our future advertising initiatives will be successful building the necessary broad market awareness and demand for our consumer device.

IF WE ARE UNSUCCESSFUL IN PROTECTING OUR PATENTS, LICENSES, TRADEMARKS AND TECHNOLOGIES, OR IF WE INFRINGE UPON THE RIGHTS OF OTHERS, WE COULD INCREASE COMPETITION AND EXPOSE OURSELVES TO CLAIMS FOR DAMAGES.

         Our future success remains dependent upon our ability to obtain, maintain and enforce our materially important patents, licenses and trademarks, particularly those critical to our product image and the various technologies employed in our products. Although we remain actively engaged in protecting all such material assets, both in the U.S. and abroad, there can be no assurance that these assets will not be challenged by third parties, invalidated or designed around, or that they will provide protection that has ongoing commercial significance. It must also be noted that any related litigation will likely be costly and time-consuming and there can be no assurance of a favorable outcome. There can also be no assurance that our actions will not inadvertently infringe upon the proprietary rights of others, thereby subjecting us to remedial or punitive sanctions, or that we would be subsequently successful in procuring licensing rights on commercially reasonable terms. Any failure on our part to successfully protect these material assets, to avoid inadvertently infringing upon the proprietary rights of others, or to successfully obtain sought after patents, licenses or trademarks in the future, may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

WE EXPERIENCE COMPETITION FROM MANY PARTICIPANTS IN THE MEDICAL EQUIPMENT AND HOME TESTING MARKET AND OUR ABILITY TO COMPETE IN THE MARKETPLACE REMAINS UNCERTAIN.

         We compete with firms that market inexpensive equivocal, non-instrument based, disposable cholesterol screening tests for the personal-use market as well as with firms that market more expensive quantitative, instrument-based, reusable diagnostic measuring devices, such as our cholesterol monitors, for the personal and professional-use markets. Equivocal, non-instrument-based, disposable cholesterol screening tests primarily are designed and engineered to indicate to a consumer user whether a high cholesterol situation exists, and if so, to provide a crude indication of its likely magnitude. If an elevated cholesterol level is indicated, the consumer is advised to timely consult a medical doctor who, in turn, will seek a precise measurement of the individual's total cholesterol from a quantitative, instrument-based, diagnostic device. Quantitative, instrument-based, reusable diagnostic measuring devices primarily are designed and engineered to provide clinically accurate measurements of one or more components within blood for making risk assessments related to one or more chronic diseases. These devices vary widely as to their scope, capabilities, ease-of-use and price. As our total cholesterol monitors are intended by us to be directly used by individuals and primary-care physicians, they may also be viewed as indirectly competing with the traditional patronization of medical laboratories for blood analysis services. Many of our existing and potential competitors have substantially greater financial, technical and other resources and larger, more established marketing, sales, distribution and service organizations than we do. Since the scope, capabilities, ease-of-use and price of screening tests and diagnostic devices vary widely, the perceptions and preferences of consumers and medical professionals may also vary widely. As such, there can be no assurance that our cholesterol monitors, as currently configured, packaged and marketed, will be able to successfully compete in the longer term with existing or future competing products or services.

GOVERNMENT REGULATION MAY DELAY OR PREVENT US FROM SUCCESSFULLY MARKETING OUR PRODUCTS.

         We have previously obtained all federal and state regulatory clearances and approvals we believe applicable to our current line of total cholesterol monitors. However, many, if not all, of these clearances and approvals remain subject to continual review, particularly by the United States Food and Drug Administration. The subsequent claiming of jurisdiction by a federal or state regulatory agency to which we have not previously obtained regulatory clearances or approvals, or the subsequent discovery of an actual or perceived problem by us or a regulatory authority, could give rise to certain marketing restrictions or to a temporary or permanent withdrawal of one or more of our current products from the market. We also remain subject to regulatory oversight, particularly from the FDA, with respect to various other matters, including our manufacturing practices, record-keeping and reporting. For instance, the FDA requires the integration of their quality system into any facility it registers as a "medical device facility". This quality system requirement encompasses product development and manufacturing, customer service, incident reporting and labeling control. Our assembly facilities, as well as the assembly facilities of our outsourced assemblers, are registered with the FDA. As such, these assembly facilities, and the production processes employed within them, remain subject to the FDA's quality system requirement and ongoing periodic audits by the FDA. While we believe that all of our current products, as well as all of our related marketing and assembly activities, including those of our assemblers, continue to comply in all material respects with all applicable federal and state regulations, such compliance is heavily subject to one's interpretation of the applicable regulations, which often can be difficult or ambiguous. Any failure by us or our agents to maintain material compliance with existing or future regulations will likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Additionally, while we do not envision the near-term submission of any potential future products for regulatory clearances or approvals, it must be noted that the process of obtaining regulatory clearances or approvals can be costly and time-consuming, and as such, there can be no assurance that any sought after regulatory clearances or approvals will be obtained. Also, while our marketing efforts for the foreseeable future will be primarily directed towards U.S. markets, we anticipate eventually pursuing overseas markets for which we understand regulatory clearances and approvals vary widely from country to country. Any longer-term failure by us to obtain sought after domestic or foreign regulatory clearances or approvals may have a material adverse impact on our longer-term business, and as a result, our results of operations, liquidity and cash flows.

ONGOING HEALTH CARE INITIATIVES MAY JEOPARDIZE THE DEMAND FOR OUR PRODUCTS, AS A RESULT OF WHICH, OUR REVENUES AND PROFITABILITY WILL SUFFER.

         The uncertainty of health care reform may have a material impact upon our business. The income and profitability of medical device companies may be affected by the efforts of government and third party payers to contain or reduce the costs of health care through various means. In the United States, there have been, and we expect that there will continue to be, a number of federal, state and private proposals to control health care costs. These proposals may contain measures intended to control public and private spending on health care. If enacted, these proposals may result in a substantial restructuring of the health care delivery system. Any significant changes in the health care system could have a substantial impact over time on the manner in which we conduct our business and may have a material adverse impact on our business.

RECENT LEGISLATION DESIGNED TO PROTECT THE INTEGRITY AND CONFIDENTIALITY OF PATIENT MEDICAL RECORDS MAY INCREASE THE COSTS ASSOCIATED WITH DELIVERY OF OUR PRODUCTS AND, ACCORDINGLY, OUR PROFIT MARGINS MAY DECREASE.

         Federal and state laws relating to confidentiality of patient medical records could limit the use of our product capability to store and utilize medical information. The Health Insurance Portability and Accountability Act of 1996, also known as HIPAA, mandates the adoption of national standards for transmission of certain types of medical information and the data elements used in such transmissions to insure the integrity and confidentiality of such information. The U.S. Secretary of Health and Human Services has promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe that our products will enable compliance with the regulations under HIPAA adopting standards for electronic healthcare transmissions. However, there can be no assurances that we will be able to comply with the regulations without altering our products and we may be required to incur additional expenses in order to comply with these requirements. Further, some state laws could restrict the ability to transfer patient information gathered from our product. Any such restrictions could decrease the value of our applications to our customers, which could have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

THE POLICIES AND PRACTICES OF THIRD-PARTY REIMBURSERS SUCH AS MEDICARE MAY DECREASE THE DEMAND FOR OUR PRODUCTS AND ADVERSELY IMPACT OUR BUSINESS.

         By limiting the amount they are willing to reimburse for the purchase of a personal-use total cholesterol monitor or the obtaining of a total cholesterol test, third-party reimbursers, including Medicare, may adversely impact the prices and relative attractiveness of our total cholesterol monitors. Although we do not believe that the reimbursement policies of third-party reimbursers have had any significant adverse impact on us to date, any future changes in their policies or reimbursement rates may adversely impact our ability to maintain our suggested retail prices or diminish the attractiveness of our total cholesterol monitors. Although Congress has recently acted favorably towards providing preventive cholesterol screening tests by professionals for Medicare seniors, the new Medicare Reform Bill has not been finalized or passed by Congress. Furthermore, any failure by third-party reimbursers to embrace the benefits of total cholesterol monitors or to maintain their reimbursement rates may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

AS A MEDICAL DEVICE MANUFACTURER, WE ARE PRONE TO PRODUCT LIABILITY CLAIMS AND IF A CLAIM AGAINST US EXCEEDS THE LIMITS OF OUR INSURANCE COVERAGE OR COVERAGE IS OTHERWISE DENIED, WE MAY BE FACED WITH A JUDGMENT THAT COULD JEOPARDIZE OUR EXISTENCE.

         The marketing of medical diagnostic devices, such as our total cholesterol monitors, subjects us to the risk of product liability claims. Although we follow certain quality assurance policies and procedures in the procuring of components and assembling of our total cholesterol monitors, these precautions may not insulate us from liability claims. Moreover, while we maintain product liability insurance, this insurance is expensive and is subject to various exclusions and limitations. There can be no assurance that our policies and procedures will prevent us from being subjected to product liability claims or that the scope and amount of our in force liability insurance coverage will be sufficient to prevent a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

         IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN OUR SECURITIES AND SHOULD CONSIDER, WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

           Since October 31, 2003, our common shares have been traded on the Over-the-Counter Bulletin Board under the symbol "LFTC". From October 10, 2000 until October 30, 2003, our common shares were traded on the American Stock Exchange ("AMEX") under the ticker symbol "KFL". As of October 15, 2003, we had approximately 9,083 stockholders of record.

         The following table sets forth, for the fiscal quarters indicated, the high and low closing prices for our common stock as reported by the AMEX and, commencing October 31, 2003, by the over-the-counter Bulletin Board.

                                                     HIGH              LOW
                                                     ----              ---
Fiscal 2004:
         First Quarter............................   $0.26            $0.13

Fiscal 2003:
         First Quarter............................   $0.85            $0.34
         Second Quarter...........................   $0.35            $0.10
         Third Quarter............................   $0.25            $0.11
         Fourth Quarter...........................   $0.31            $0.10

Fiscal 2002:
         Second Quarter...........................   $2.03            $1.45
         Third Quarter............................   $2.90            $1.41
         Fourth Quarter...........................   $1.46            $0.60

OUR DIVIDEND POLICY

         Our Board of Directors has not declared or paid any cash dividends since our inception. As the Board of Directors' current policy is to retain any and all earnings to fund our ongoing operations and growth, it does not anticipate declaring or paying any cash dividends for the foreseeable future. We are currently restricted under Nevada corporate law from declaring any cash dividends due to our current working capital and stockholders' deficits.

         We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:

     o   we have experienced losses since inception;
     o   we have significant capital requirements in the future; and
     o we presently intend to retain future earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:

     o   our earnings, if any;
     o   capital requirements;
     o   expansion plans;
     o   financial condition; and
     o   other relevant factors.

         The resale of our securities not covered in this prospectus is subject to Rule 144. Under Rule 144, if certain conditions are satisfied, a person (including any of our affiliates) who has beneficially owned restricted shares of common stock for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled to sell the shares under Rule 144 without regard to any of the volume limitations described above. As of the date of this offering, approximately 16,194,000 shares of our common stock are eligible for resale under Rule 144. An additional 11,070,000 common shares are subject to issuance upon conversion of convertible notes payable and would be eligible for resale under Rule 144.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Currently, our common stock is a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD LOOKING STATEMENTS

         Certain disclosures in this prospectus include certain forward-looking statements within the meaning of the safe harbor protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include words such as "believe," "expect," "should," intend," "may," "anticipate," "likely," "contingent," "could," "may," "estimate," or other future-oriented statements, are forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our business plans, strategies and objectives, and, in particular, statements referring to our expectations regarding our ability to continue as a going concern, generate increased market awareness of, and demand for, our current consumer device, realize improved gross margins, and timely obtain required financing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions given our knowledge of the markets; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, those described elsewhere in this prospectus under the caption "Risk Factors". Readers are urged to carefully review and consider the various disclosures made by us in this prospectus.

                                    BUSINESS

AN INTRODUCTION

         We market a proprietary over-the-counter, total cholesterol-monitoring device for at-home use by both health-conscious and at-risk consumers ("our consumer device"). Our consumer device enables an individual, through regular at-home monitoring of their total cholesterol level, to continually assess their susceptibility to developing cardiovascular disease, the single largest cause of premature death and permanent disability among adult men and women in the United States of America.

         Once an individual is diagnosed with an elevated total cholesterol level, our consumer device enables an individual to readily ascertain and track certain collective benefits being derived from diet modification, an exercise regimen and drug therapy. By doing so, we believe that an individual's long-term adherence to an effective cholesterol-lowering program is reinforced.

         We introduced our current consumer device to the retail marketplace in October 2002. It is the successor to a consumer device that we first debuted in January 2001.

         Our current base of customers primarily consists of national and regional drug store chains, and, to a lesser extent, pharmacy-featuring grocery store chains, specialty catalog and Internet-based direct marketers and independent pharmacies. To date, our ability to conduct those significant marketing activities that we deem critical to building broad market awareness of, and demand for, our consumer device has been severely limited due to financial constraints. In September 2003, we secured a portion of the long-term financing we have sought to enable us to move forward with our marketing plan and, in October 2003, we began a three-month advertising campaign. Any future marketing campaigns will be dependent upon our ability to obtain additional financing, as well as analyzing the results of the campaign currently underway.

OUR CURRENT CONSUMER DEVICE

         Our current consumer device has a suggested retail price of $119.95, but is routinely offered by certain of our more prominent retail store chain customers at a price below the psychologically important $100.00 price point for many consumers. We are selling our current consumer device to customers at an average wholesale price significantly less than that which we historically sold our predecessor consumer device, yet we are realizing a substantially improved average gross margin as a result of its reengineered technological platform.

         Our current consumer device:

     o Provides a quantified total cholesterol reading from a single drop of blood within three minutes without any prior fasting,
     o Meets the measurement precision guidelines set forth by the National Cholesterol Education Program,
     o Classifies individual test results using the American Heart Association's risk-level categories for total cholesterol in adults (i.e., "Desirable," "Borderline," and "High"),
     o   Utilizes inexpensive, disposable dry-chemistry test strips,
     o Computes an individual's rolling average total cholesterol level based on their six most recent test results,
     o Allows for the secure storage, via encryption, of up to 200 chronologically-dated test results onto an optional smart card, which is inserted into an existing slot within our device, for subsequent retrieval and longer-term trend analysis,
     o Is compact, lightweight and portable with dimensions of approximately 5.50" x 4.00" x 1.75" and a weight of approximately one pound,
     o   Operates on the power of two AAA batteries, and

     o   Is warranted for one year from defects in materials or workmanship.

         To perform a test, an individual merely sticks their finger using an accompanying sterile lancing device and deposits a single drop of blood onto one of our disposable, dry chemistry test strips that has been previously inserted into an opening at the optical head of the device. The test strip then initiates a chroma-phor reaction with lipoprotein to produce a color change in direct proportion to the quantity of total cholesterol detected in the blood sample. The resulting color change is then read by the device's integrated photometry system and electronically converted into a clinically accurate, quantified measurement of total cholesterol that is displayed within three minutes on an integrated easy-to-read, liquid-crystal display screen.

OUR RELATED SUPPLIES AND ACCESSORIES

         We offer the following supplies and accessories for use with our consumer device:

     o OUR TEST KIT REFILLS. Our test kit refills, which include six individually packaged testing packets, have a suggested retail price of $19.95. Each single-use, disposable testing packet contains a dry-chemistry total cholesterol test strip, a sterile lancet, an alcohol swab, and a band-aid.

     o OUR "DATA CONCERN" PERSONAL HEALTH CARD(R). Our "Data Concern" Personal Health Card(R)is individually packaged and has a suggested retail price of $19.95.

     o OUR "PLUS-EDITION" CONSUMER DEVICE BUNDLE. Our "Plus-Edition" Consumer Device Bundle, which has a suggested retail price of $129.95, includes a consumer device, a complementary CD-ROM software program, a serial cable and an extended three-year warranty. By connecting our consumer device to a personal computer via the serial cable and installing our software, an individual can compute a longer-term rolling average of their historical test results and convert such into detailed, easy-to-understand printable charts. We believe that these value-added analytical features enable an individual to more readily ascertain and track the collective benefits being derived over an extended period of time from diet modification, an exercise regimen and drug therapy, thereby further reinforcing their ongoing adherence to an effective cholesterol-lowering program.

OUR CONSUMER MARKETPLACE

         The American Heart Association, as well as the National Heart, Lung and Blood Institute's renown Framingham Heart Study, have identified elevated total cholesterol as a primary contributor to coronary heart disease and other forms of cardiovascular disease. In its "2003 Heart and Stroke Statistical Update," the American Heart Association estimates the following for U.S. adults age 20 and older, based on the most recent available data:

     o Coronary heart disease is the single largest cause of premature death and permanent disability among both men and women,
     o 42 million adults have "high" total cholesterol levels (240 + milligrams per deciliter),
     o 63 million adults have "borderline-high" total cholesterol levels (200 to 239 milligrams per deciliter),
     o 50% of the men and 63% of the women who died suddenly from coronary heart disease in 2000 had no previous symptoms,
     o The lifetime risk of developing coronary heart disease after age 40 is 49% for men and 32% for women,
     o   650,000 adults will have a new coronary attack during 2003,
     o   450,000 adults will have a recurrent coronary attack during 2003,
     o $129.9 billion of coronary heart disease -related annual costs (including lost productivity and morbidity) in 2000.

         Additionally, the NHLBI established the National Cholesterol Education Program in 1985 to educate consumers and medical professionals about the importance of knowing one's total cholesterol level and to establish guidelines for the detection, evaluation and treatment of elevated total cholesterol in adults. This program recommends that all adults obtain a complete lipoprotein profile (i.e., total cholesterol, LDL "bad" cholesterol, HDL "good" cholesterol and triglycerides), which typically is obtained through a general physician, at least once every five years. Once an individual is diagnosed with elevated total cholesterol and prescribed a cholesterol-lowering drug, the program recommends subsequent testing as frequent as every six weeks. In its May 2001 report entitled "Detection, Evaluation, and Treatment of High Blood Cholesterol in Adults," the National Cholesterol Education Program reinforced its historical endorsement of intensive cholesterol-lowering treatments for adults with coronary heart disease but added a new major focus on primary prevention, including intensive cholesterol-lowering treatments for adults possessing multiple coronary heart disease risk factors.

OUR SALES AND MARKETING EFFORTS

         To date, our ability to conduct those significant marketing activities that we deem critical to building broad market awareness of, and demand for, our consumer device has been severely limited due to financial constraints. As a result, our marketing efforts primary have been limited to using our current base of critical employees to sustain, cultivate and build upon our existing relationships with national and regional drug and pharmacy-featuring retail store chains, and, to a lesser extent, specialty catalog and Internet-based direct marketers and independent pharmacies. During fiscal 2003, our specific marketing activities principally consisted of periodically participating in cooperative advertising campaigns with certain of our existing retail customers, providing device brochures and discount coupons to pharmacies for subsequent distribution to their customers, occasionally participating in trade shows, conducting telephonic and in-person presentations to certain potential customers, and an advertising campaign beginning in October 2003. We have also attempted to promote our corporate web sites (www.lifestreamtech.com and www.knowitforlife.com) where we provide, among other things, educational information regarding cholesterol, online ordering of products and a retail store locator.

         In the near term, we aspire to further penetrate the retail marketplace with our consumer device by establishing additional relationships with similar retail organizations. Over the long term, we aspire to add high-volume, mass-merchandising retail chains.

         In September 2003, we secured a portion of the long-term financing we have sought to enable us to move forward with our marketing plan and, in October 2003, we began a three-month advertising campaign. Any future marketing campaigns will be dependent upon our ability to obtain additional financing, as well as analyzing the results of the campaign currently underway.

OUR SALES CONCENTRATIONS WITH MAJOR CUSTOMERS

         Our past sales have been, and we currently expect that our sales for the foreseeable future will be, dependent upon a few major customers. During fiscal 2003 and 2002, our sales concentrations with major customers were as follows:

                                                 FISCAL YEAR ENDED JUNE 30,
                                                 ---------------------------
                                                    2003             2002
                                                 ----------       ----------

     Rite Aid Corporation.......................     24%               --
     CVS Corporation............................     23%               14%
     Eckerd Corporation.........................      7%               19%
     Albertson's, Inc...........................      5%                8%
     Dr. Leonard's Healthcare Corporation.......      2%               10%
     AmerisourceBergen Corporation..............      2%                7%

         We primarily attribute our historical sales concentrations to our limited revenue base, our more recent focus on establishing relationships with national and regional drug and pharmacy-featuring grocery store chains, and our inability, given financial constraints, to conduct the marketing activities we deem critical to the establishment of a broad retail customer base.

OUR PRINCIPAL VENDORS AND RELATED ASSEMBLY, PACKAGING AND
DISTRIBUTION OPERATIONS

         Our current principal vendors are as follows:

     o ROCHE DIAGNOSTICS GMBH. We are party to a licensing and manufacturing agreement with Roche Diagnostics GmbH of Mannheim, Germany, that expires on December 31, 2004, pursuant to which we procure the following:

         Disposable, Dry-Chemistry Test Strips. Our agreement with Roche currently grants us the exclusive right to market and distribute its proprietary test strips in the U.S. We currently procure these test strips from Roche on an individual purchase order basis. As we did not meet the calendar 2002 minimum sales threshold set forth in the agreement, Roche began prospectively assessing us a 10% price surcharge in exchange for agreeing to maintain our U.S. exclusivity. This surcharge was based on our revised sales forecasts for the duration of the agreement. Should we fail to meet meet these sales forecasts, Roche may impose a more significant price surcharge on us as a condition to further maintaining our U.S. exclusivity.

         Optics Technology. Our agreement with Roche licenses us its proprietary optics technology, which we utilized in our predecessor consumer device in exchange for an agreed-upon royalty per device sold. However, we recognized no royalty obligation on sales of our current consumer device, which we began selling in October 2002, as we viewed the re-engineered optics technology used in this device as being proprietary to us, and not Roche. In February 2003, Roche inquired of us regarding the absence of any royalty payments on sales of our current consumer device to which we responded with our position. In May 2003, Roche asserted in a letter to us that the subject optics technology was, in their opinion, still subject to royalties under our agreement. Given our continuing material dependency on Roche for its test strips and not wanting to possibly jeopardize such relationship, we responded in July 2003 with a letter proposing a substantially lower royalty on each device sold and retroactively recognized a corresponding royalty obligation accrual, which is reflected in our accompanying consolidated financial statements. Negotiations are currently ongoing. As such, the ultimate resolution of this matter remains uncertain. However, we believe that any reasonably likely incremental royalty obligation would not be material to our expected future consolidated financial statements. Although there can be no assurance of such, we believe that Roche, given our long-standing relationship, will be inclined to agree to mutually acceptable royalty terms.

     o SERVATRON INC. Our consumer device and related calibration keys are being assembled, on an individual purchase order basis, by Servatron Inc. in Spokane, Washington.

     o OPTO CIRCUITS (INDIA) LIMITED. In October 2003, we began outsourcing a portion of our consumer device assembly, on an individual purchase order basis, to Opto Circuits (India) Limited in Bangalor, India.

         On May 22, 2003, we entered into a structured settlement agreement with Roche to prospectively service and ultimately satisfy $996,921 in overdue accounts payable to them. Our payment obligations under this agreement are as follows: $250,000 on or before June 30, 2003 (which was timely paid), $250,000 on or before September 30, 2003 (which was timely paid), and $496,921 on or before December 31, 2003. The December 31, 2003, payment will be made upon release of the $1,533,500 escrowed funds.

         Although we would likely incur short-term disruptions that would likely materially adversely impact our business, financial condition, results of operations and cash flows, we believe that the services currently procured from Servatron and Opto Circuits could be obtained from a number of companies available to us in the marketplace. In contrast, as the functionality of our consumer device is materially dependent upon the dry-chemistry total cholesterol test strips provided by Roche and the optics technology incorporated within, to which Roche is asserting royalty rights, any disruption in our relationship with Roche would likely have material and long-lasting adverse impacts on our business, financial condition, results of operations and cash flows, from which we would not likely recover. Additionally, should we ever lose our U.S. exclusivity for Roche's total cholesterol dry-chemistry test strips, our consumer device could become subject to more direct competition, including potential direct competition from Roche itself, although, to date, it has not emphasized the consumer marketplace.

         Our facilities, as well as the applicable facilities of Servatron, Opto Circuits and Roche, meet the FDA's Quality System Requirement and are ISO-9001 certified. All assembled and individually packaged monitors and bulk packaged calibration keys from Servatron, as well as all bulk packaged test strips from Roche, are transferred from their respective facilities to our facility in Post Falls, Idaho for random quality assurance audits, repackaging, warehousing, and shipping to customers. We believe that our production facilities and capabilities, as well as those of Servatron, Opto Circuits and Roche, will be sufficient through at least fiscal 2004. However, any unforeseen rapid escalation in the demand for our products could necessitate our leasing of additional square footage or the outsourcing of certain warehousing and shipping functions, which we believe are readily available to us in the marketplace. We have utilized, and plan to continue to utilize, common carriers for all of our product shipping needs.

OUR PRODUCT RESEARCH AND DEVELOPMENT

         We incurred product research and development expenses of $296,963 and $1,037,398 in fiscal 2003 and 2002, respectively, principally in connection with the re-engineering activities associated with developing and refining our current consumer device. As these activities were substantially completed as of our fiscal 2003 second quarter ended December 31, 2002, we have subsequently incurred, and currently expect to continue to incur, nominal product research and development expenditures for the foreseeable future. We incurred $3,468 of research and development expenditures during our fiscal 2004 first quarter.

OUR INTELLECTUAL PROPERTY RIGHTS

         We are dedicated to obtaining, maintaining and enforcing the intellectual property rights covering our corporate image and proprietary technology, both in the U.S. and abroad. Accordingly, we are actively engaged in creating and protecting our copyright, trademark, patent, and trade secret assets.

         We own the following U.S. copyright registrations:

     o U.S. Copyright Registration No. TX5-349-588 for the software used by our current and predecessor consumer devices,
     o U.S. Copyright Registration No. TX5-348-937 for the file structure and system documentation of our "Data Concern" Personal Health Smart Card, and
     o U.S. Copyright Registration No. TX5-351-584 for the documentation of the software used by our current and predecessor consumer devices.

         We own the following U.S. trademark registrations:

     o Registration Nos. 2,435,646 and 2,513,138 for "Cholestron" (also registered in Canada and a number of European countries),
     o   Registration No. 2,321,957 for "Lifestream Technologies,"
     o Registration No. 2,505,045 for the Lifestream Logo Design (double curved lines within a circle),
     o   Registration No. 2,769,583 for "The Data Concern," and
     o   Registration No. 2,764,796 for "Personal Health Card."

         We also own pending U.S. trademark applications for the following trademarks: Lifestream, Lifestream Technologies (and logo design), Know It for Life, Privalink, Personal Data Key, Personal Document Key, Personal Financial Key, and Personal Health Key. Although we believe that all of these marks are entitled to registration on the Principal Register, the outcome of the application process for trademark registration cannot be predicted with certainty.

         We own the following U.S. patents:

     o U.S. Patent No. D437,957 which claims the ornamental appearance of our discontinued professional device,
     o U.S. Patent No. D459,811 which claims the ornamental appearance of our predecessor consumer device,
     o U.S. Patent No. 3,135,716 (through our wholly-owned subsidiary, Lifestream Diagnostics, Inc.) which claims HDL test strip technology, and
     o U.S. Patent No. 6,602,469 which claims aspects of our current consumer device, which are incorporated yet remain non-operational pending FDA approval, and operational aspects of our discontinued professional device, including the display of the user's cardiac age based on the test result and diagnostic information entered directly into the device, such as the user's age, weight, personal history of heart disease, family history of heart disease and other relevant factors. This patent also covers a test strip validation technique that allows the device to activate only for authorized test strips used prior to the expiration date.

         We also own several United States divisional patent applications claiming additional inventions disclosed in the application that matured into U.S. Patent No. 6,602,469. We further own pending United States and PCT International Patent Applications for the inventions described in PCT International Patent Application Nos. PCT/US99/26521, PCT/US02/04821 and PCT/US02/13720. In addition, we own pending national phase patent applications for the technology described in PCT International Patent Application No. PCT/US99/26521, International Publication No. WO 00/28460, in the United States, Canada, European Community, Australia, New Zealand and Israel. These applications claim a number of inventions pertaining to our devices, smart card technology, secure medical record maintenance technology, security related features, and a range of smart card-enabled health-related and commercial applications. Although we believe that all of the inventions claimed in these applications are patentable based on the prior art known to us, the outcome of the patent application process cannot be predicted with certainty.

OUR COMPETITION

         We currently compete, directly or indirectly, with the following products and representative firms:

     o EQUIVOCAL, NON-INSTRUMENT-BASED, SINGLE-USE, DISPOSABLE TOTAL CHOLESTEROL SCREENING TESTS. These inexpensive screening tests, which are marketed to consumers and medical professionals, employ very basic color metric technology. An individual, usually without any significant advance preparation such as fasting, deposits one or more drops of blood onto a test card, waits several minutes and then visually interprets the resulting color card reaction, with or without the assistance of a medical professional, to an accompanying table that broadly converts various color shades into approximate levels of total cholesterol. If an elevated total cholesterol level is indicated, the accompanying instructions typically advise the individual to timely consult a medical doctor who, in turn, will seek a clinically precise measurement of the individual's total cholesterol from a quantitative, instrument-based, diagnostic device. Firms marketing these screening tests would include, but not necessarily are limited to, CholesTrak.

     o QUANTITATIVE, INSTRUMENT-BASED, REUSABLE DIAGNOSTIC MEASURING DEVICES. These diagnostic measuring devices vary widely as to their scope, capabilities and ease-of-use and are marketed to either consumers or medical professionals, as appropriate. Prices range from approximately one hundred dollars for lower-end consumer devices, such as ours, to several thousand dollars for higher-end devices, such as bench-top analyzers for high-volume laboratories. Lower-end devices typically require little or no advance preparation (e.g. fasting, etc.) and utilize a single blood drop deposited onto a disposable, single-use, dry chemistry test strip that is formulated for the specific blood component being measured. Certain devices, such as ours, are currently dedicated to measuring a single blood component while others are capable of measuring a number of individual blood components through separately conducted tests. Higher-end devices typically require prior fasting and utilize a vile of blood deposited into a test cassette for the simultaneous measurement of multiple blood components. All such devices are designed and engineered to provide clinically accurate quantified measurements typically within several minutes. Firms marketing lower-end devices would include, but not necessary are limited to, us and Polymer Technology Systems, Inc. We have instituted a patent infringement suit against Polymer that is described elsewhere in this prospectus. Firms marketing higher-end devices would include, but not necessary are limited to, Cholestech Corp.

         We continue to emphasize the procurement of shelf space among national and regional drug and pharmacy-featuring grocery store chains. To a significantly lesser extent, we seek a retail presence with specialty catalog and Internet-based direct marketers and independent pharmacies. Over the longer term, we aspire to add high-volume, mass-merchandising retail chains.

         Within the consumer retail store chains and specialty catalog-based direct marketers that currently carry our consumer device, we have experienced some indirect competition from screening tests, but little, if any, direct competition from measuring devices. With respect to consumer retail store chains that currently do not carry our consumer device and with which we aspire to ultimately establish a vendor relationship, the competitive presence appears at this time to be substantially the same. In the Internet-based, e-commerce marketplace, we have continued to primarily note the direct competitive presence of Polymer's devices.

         Based on our current knowledge of potentially competitive products in the consumer marketplace, Polymer's BioScanner 2000 would appear to most closely approximate our consumer device, particularly from technological and price points of view. It appears to us that the BioScanner 2000 primarily is marketed for its glucose measuring capability but is purported to be capable of providing clinically accurate measurements of a number of other blood components, including total cholesterol, HDL cholesterol and triglycerides, through separately conducted tests using specifically-formulated, disposable, dry-chemistry test strips. The BioScanner 2000 also appears capable of storing historical test results on a non-portable internal smart chip, although our consumer device is capable of securely storing, via encryption, a significantly larger number of historical test results on a portable, smart card. The BioScanner 2000 appears to have a suggested retail price of $149.95.

         Although the BioScanner 2000 continues to be actively marketed by certain distributors, Polymer apparently superceded this device, effective March 31, 2003, with its release of a new device called the CardioChek Analyzer. Polymer appears to primarily differentiate the CardioChek Analyzer from its predecessor BioScanner 2000 through the assertion that it is capable of simultaneous measuring, and providing individually quantified measures of, total cholesterol, HDL cholesterol, LDL cholesterol and triglycerides from a single drop of blood deposited onto a lipid-panel. Polymer additionally represents that its CardioChek Analyzer contains updated analysis software, that is upgradeable to support future dry-chemistry test strips under development, is more user-friendly to operate, and is more trouble-free, including being more tolerant of operator errors. The CardioChek appears to have a suggested retail price of $179.95.

         From a company standpoint, we currently believe that our primary competitive advantage at this time is the retail shelf space presence that we have obtained with certain leading national drug and pharmacy-featuring grocery store chains. We believe, although there can be no assurance of such, that these retailers will be reluctant for the foreseeable future to carry a directly competing device given that the market for consumer cholesterol devices is still in its early formative stages. From a device standpoint, we currently believe that the primary competitive advantages of our consumer device at this time, as compared to Polymer's devices, are that, for an individual who is merely concerned with obtaining a clinically accurate quantified measurement of their total cholesterol level, it has a significantly lower suggested retail price, often being promoted by certain of our more prominent existing retail chain customers below the psychological important one hundred dollar price point, and has superior historical test storage capabilities. However, to the extent that an individual is interested in additionally obtaining quantified measurements of total cholesterol's sub-components or other blood components, we currently are at a technological disadvantage.

         Many of the firms that we currently directly or indirectly compete against in the consumer marketplace, as well as firms that currently focus on the professional marketplace but may ultimately decide to also address the consumer marketplace, have substantially greater financial, technical, research and other resources, and larger, more established marketing, sales, distribution and service organizations, than we do. As such, there can be no assurance that we will be able to maintain our competitive position in the future.

OUR GOVERNMENTAL REGULATORY ENVIRONMENT

         Our developing and marketing of total cholesterol monitoring devices subjects us to the oversight of the United States Food and Drug Administration and similar governmental regulatory agencies abroad. The FDA Act provides for comprehensive regulation of all stages of development, manufacturing, distribution and promotion of "medical devices" in the U.S. Products intended for use in the collection, preparation, and examination of specimens taken from the human body, such as our consumer device, are considered a subcategory of "medical devices." The same regulations apply to consumer diagnostic medical devices as apply to professional diagnostic medical devices.

         There are two primary routes by which to bring a medical device to market in the U.S.: the Pre-Market Approval Application and the 510(k) Pre-Market Notification. The Pre-Market Approval Application requires a comprehensive review of specified pre-clinical and clinical data, which results in a finding as to whether a device is safe and effective for its designated use. The 510(k) Notification permits marketing upon a demonstration to the FDA's satisfaction that the device is substantially equivalent to an approved device already in commercial distribution. Generally, the clearance process can require extended periods of testing, both prior to and after submissions to the FDA. FDA review of submissions by a company can entail significant amounts of time and money. There can be no assurance that the FDA or any similar governmental regulatory agency abroad will grant market clearance for any particular medical device.

         The FDA uses a classification system, i.e., Class I, II or III, to determine the level of regulation a product will require and the approval process that applies to the device. The classification system is based on the "potential risk to the user" with Class I being "low risk," Class II being "moderate risk" and Class III being "high risk." Because all new products to the marketplace after 1976 are automatically classified as Class III devices (unless otherwise reclassified by the FDA) in any 510(k) Notification, the applicant must, among other things, demonstrate that the product to be marketed is "substantially equivalent" to another legally marketed device in performance, design, safety and intended use to avoid the more rigorous approval process associated with Class III devices.

         The FDA also requires the integration of their quality system into any facility it registers as a "medical device facility". The quality system requirement encompasses product development and manufacturing, customer service, incident reporting and labeling control. Our facilities, as well as the applicable facilities of Servatron, Opto Circuits and Roche, are registered with the FDA and meet their quality system requirement, as well as are ISO-9001 certified.

         On April 13, 1998, upon completing clinical studies of our professional device for adults, we filed 510(k) Notification claiming substantial equivalence to Boehringer Mannheim's Accu-Trend Instant Plus home diabetes test, a Class II instrument already in commercial distribution. On October 5, 1998, we received the FDA's order of "substantial equivalence" and market clearance of our professional device for adults as a point-of-care, in-vitro monitoring device for the measurement of total cholesterol in fingerstick whole blood samples.

         On February 24, 1999, the Centers for Disease Control and Prevention, or CDC, granted our professional device for adults a waiver from the requirements of the Clinical Lab Improvement Amendments of 1988, or CLIA. A waiver of the Amendments is granted by the CDC to products that meet strict ease-of-use, accuracy and precision guidelines. The significance of the Amendment-waiver was that it allowed us to market our professional device for adults to healthcare professionals in medical clinics, hospitals, pharmacies and other settings without meeting extensive CDC regulatory requirements.

         On February 21, 2000, upon completing clinical studies, we submitted 510(k) Notification for our predecessor consumer device. On July 25, 2000, we received the FDA's market clearance for such device.

         On March 6, 2000, the American Medical Association granted a revision to their Conventional Procedural Code to include a total cholesterol finger stick test, regardless of the instrument type or sample collection. This revision was granted on the basis of our submission to the Association's Conventional Procedural Code Editorial Panel proving widespread use and medical utility. As a result, a total cholesterol test performed with our device is cleared for public and private health plan reimbursements under the Conventional Procedural Code coding system.

         All products manufactured or distributed by us pursuant to FDA clearances or approvals remain subject to pervasive and continuing regulation by the FDA and certain state agencies, including record keeping requirements and reporting of adverse experience with the use of the device. In addition, labeling and promotional activities remain subject to scrutiny by the FDA.

         We have no material environmental compliance requirements and we have not incurred any material costs in connection with such.

OUR CORPORATE HISTORY

1989 Lifestream Development Partners was organized by two investors as a general partnership for the purpose of developing a total cholesterol measuring device.

June 1992                  The principals of Lifestream Development Partners
                           organized Lifestream Diagnostics, Inc. as a Nevada corporation.

August 1992                Lifestream Development Partners transferred its net
                           assets to Lifestream Diagnostics in exchange for common shares.

February 1994              Lifestream Diagnostics completed a plan of legal
                           reorganization to become a public company whereby it executed an exchange agreement with, and became a subsidiary of, an inactive public shell company incorporated in Nevada. Concurrent with this reorganization, the public shell company adopted our current name, Lifestream Technologies, Inc., and our common shares began trading on the Over-The-Counter
                           Bulletin Board Market under the ticker symbol "LFST."

June 1996                  We acquired an initial 20% ownership interest in
                           Secured Interactive Technologies, Inc. with whom we had previously established a development alliance to jointly create and promote a software technology.

January 1999               We introduced our professional total cholesterol
                           monitoring device for adults to the medical community, commenced limited revenue-generating operations related thereto and ceased being a development-stage company. However, shortly thereafter, we elected to redirect our limited operating and financial resources into the development of an over-the-counter, total cholesterol monitoring device for at-home use by adult consumers, for which we envisioned, and continue to envision, substantially greater revenue potential over the longer term.

September 1999             We acquired the remaining 80% ownership interest in
                           Secured Interactive by effectuating a merger whereby all of the remaining outstanding common shares of Secured Interactive were exchanged for shares of our common stock.

July 2000                  We received the over-the-counter market clearance
                           from the FDA for our consumer device thereby allowing us to proceed with related production and marketing.

October 2000               Our common shares began trading on the American Stock
                           Exchange under the ticker symbol "KFL."

October 2003               Our common shares ceased trading on the American
                           Stock Exchange and began trading on the Nasdaq
                           Over-the-Counter Bulletin Board under the symbol
                           "LFTC".

         In our past filings with the United States Securities and Exchange Commission, we had disclosed certain products and product initiatives that have not been previously readdressed in this prospectus. Such products consisted of professional point-of-care devices for the measurement of total cholesterol in adults and adolescents. Such product initiatives primarily related to the development of a software product called Privalink that was intended to enable interconnectivity between various medical diagnostic devices and the consolidated secured storage, via encryption, of related test results and other personal and health-related data onto a smart card and via the Internet into a remotely maintained and password accessible database. However, given our financial constraints and the much greater long-term market potential we envision for our over-the-counter total cholesterol measuring device for at-home use by consumers, we substantially discontinued all active development, manufacturing and marketing of these other products and product initiatives prior to, or during, fiscal 2003. We continue to fill any passive orders received for our professional devices from remaining inventory stocks but will not replenish such. We will continue to fill any dry-chemistry test strip orders passively received for our professional devices on an ongoing basis as these strips are the same strips utilized by our current consumer device.

EMPLOYEES

         Our employees at September 30, 2003 and 2002, distributed among our functional areas, were as follows:

                                                            SEPTEMBER 30, 2003            SEPTEMBER 30, 2002
                                                          ----------------------        -----------------------

                                                          FULL-TIME    PART-TIME        FULL-TIME     PART-TIME
                                                          ---------    ---------        ---------     ---------
Administration and Finance...................                 10             0                7            1
Product Assembly, Testing and Packaging......                  5             2                6            3
Sales, Marketing and Customer Service........                  2             0                6            0
Information Technical Services...............                  1             0                2            0
Product Research and Development.............                  0             0                4            0
                                                          ----------------------        -----------------------
    Total Employees..........................                 18             2               25            4
                                                          ----------------------        -----------------------

         We currently engage our former Chief Information Technology Officer on an as-needed consulting basis to meet any day-to-day information technical services.

         Due to other commitments, in November 2003, Mr. Sweezy, our Chief Financial Officer, reduced his time devotion to our business to part-time. However, Mr. Sweezy has informed us that he currently intends to continue his part-time employment by us.

         None of our employees currently are parties to collective bargaining agreements. We consider our employee relations overall to be satisfactory.

PROPERTIES

         All of our operations continue to be located in modern leased premises within the Riverbend Commerce Park in Post Falls, Idaho, with the address of our administrative corporate offices being 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854. We began fiscal 2003 under two separate leases for 8,914 square feet of office space and 10,105 square feet of assembly, testing, packaging, warehousing and shipping space. In October 2002, we entered into a lease modification that decreased our assembly, testing, packaging, warehousing and shipping space by 2,640 square feet. In January 2003, we entered into another lease modification that decreased our office space by 2,523 square feet. In October 2003, we renewed the lease for the warehousing and shipping space for an additional one-year term. It is our current intention to renegotiate each of the above leases before their expirations on May 31, 2004 and October 31, 2004, respectively. We believe that suitable alternative lease space is readily available to us at similar lease rates in proximity to our current location should such become necessary or desirable.

         We currently believe that our current physical facilities will be sufficient, absent any unforeseen significant sales increases, to accommodate all of our business needs through at least fiscal 2004.

         We currently do not have, nor do we anticipate making, any investments in real estate or related securities within the foreseeable future.

         We believe our properties are in good condition, well-maintained and generally suitable and adequate to carry on our business. We also believe that we maintain sufficient insurance coverage on all of our real and personal property.

LEGAL PROCEEDINGS

         We, including our subsidiaries, are periodically involved in incidental litigation and administrative proceedings primarily arising in the normal course of our business. In our opinion, our gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing incidental litigation or administrative proceedings would not materially affect our financial position, results of operations or cash flows.

         Our wholly-owned subsidiary, Lifestream Diagnostics, Inc., is the plaintiff in patent infringement litigation, Civil Action No. CV00-300-N-MHW, against Polymer Technology Systems, Inc., et al, currently pending in the United States District Court for the District of Idaho. The patent-in-suit is Thakore, U.S. Patent No. 3,135,716. We allege willful patent infringement and seek Polymer's immediate discontinuance of the HDL test strip technology currently utilized in their diagnostic device to which we claim ownership. The defendants have brought a number of counterclaims, including antitrust, unfair competition, tortious interference with business relations and patent misuse, and have only asserted unspecified general damages. The Court conducted a "claim interpretation" hearing (also called a "Markman" hearing) January 29-30, 2003, and issued a Memorandum Decision on May 28, 2003 ruling against our assertion of patent infringement. Based on the Court's claim interpretation decision, the parties jointly requested entry of a judgment of non-infringement, a stay of the counterclaims, and a certification that the claim interpretation decision is ripe for appeal. The Court entered this order on August 21, 2003. We timely filed a Notice of Appeal to the Court of Appeals for the Federal Circuit and were subsequently assigned an Appeal Number of 03-1630. Although we believe that our claims are well founded in law and fact, and believe that the counterclaims and defenses alleged by the defendants are baseless, the outcome of this litigation cannot be predicted with certainty. Settlement discussions are at a standstill but may resume at any time.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

AN INTRODUCTION

         We market a proprietary over-the-counter, total cholesterol-monitoring device for at-home use by both health-conscious and at-risk consumers ("our consumer device"). Our consumer device enables an individual, through regular at-home monitoring of their total cholesterol level, to continually assess their susceptibility to developing cardiovascular disease, the single largest cause of premature death and permanent disability among adult men and women in the United States of America.

         Once an individual is diagnosed with an elevated total cholesterol level, our consumer device enables an individual to readily ascertain and track certain collective benefits being derived from diet modification, an exercise regimen and drug therapy. By doing so, we believe that an individual's long-term adherence to an effective cholesterol-lowering program is reinforced.

         We introduced our current consumer device to the retail marketplace in October 2002. It is the successor to a consumer device that we first debuted in January 2001.

         Our current base of customers primarily consists of national and regional drug store chains, and, to a lesser extent, pharmacy-featuring grocery store chains, specialty catalog and Internet-based direct marketers and independent pharmacies. To date, our ability to conduct those significant marketing activities that we deem critical to building broad market awareness of, and demand for, our consumer device has been severely limited due to financial constraints. However, subsequent to our most recent fiscal year ended June 30, 2003, we have been successful in obtaining a portion of the long-term financing we have sought to enable us to begin to move forward with such marketing.

SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN

         We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. As a result, we continued to have significant working capital and stockholders' deficits at June 30, 2003. In recognition of such, our independent certified public accountants included an explanatory paragraph in their report on our consolidated financial statements for the fiscal year ended June 30, 2003 that expressed substantial doubt regarding our ability to continue as a going concern.

         Subsequently, on September 13, 2003, we completed a private placement offering of $3,350,000 in unsecured convertible notes from which we received $3,067,000 in net cash proceeds. However, we were required to immediately place 50%, or $1,533,500, of the net cash proceeds into escrow. The future release of these escrowed proceeds was contingent upon us obtaining the approval by a majority of our stockholders of a proposed increase in our authorized common shares from 100 million to 250 million. This approval was obtained at a special meeting of stockholders held on December 1, 2003.

         As a result of the $1,533,500 in offering proceeds retained by us, we were able to report $276,373 in working capital at September 30, 2003. However, absent a significant increase in our fiscal 2004 second quarter net sales, we anticipate that we will have a working capital deficiency at December 31, 2003.

         In addition to the $1,533,500 in offering proceeds being held in escrow, we currently estimate that we will need approximately $5.0 million in additional financing. Our estimate has increased since the release of our June 30, 2003 annual report on Form 10-KSB due to the following reasons; our current marketing campaign has shifted from a direct-to-consumer model (immediate sales with higher profit margins) to a traditional retail campaign (delayed sales results with current profit margins) and our current discussions with potential new retailers indicates that we will be subject to extended and/or consignments payment terms. This additional funding will be necessary to fund our longer-term operating needs, including our continued conducting of those marketing activities we deem critical to building broad public awareness of, and demand for, our current consumer device. Within the restrictions set forth above, we are continuing, with the assistance of an investment banking firm, to pursue this additional financing. Although there can be no assurance of such, we currently believe that our receipt of the escrowed offering proceeds and the additional financing we seek, followed by the sales increases we expect to realize from the additional marketing activities they will collectively fund, will be sufficient to support us until that point in time at which we forecast that our business will become self-sustaining from internally generated cash flow.

         With respect to our sales and gross margins, we introduced our current consumer device to the retail marketplace in October 2002, from which we have realized, and expect to continue to realize, a substantially improved gross margin. Despite such, our consolidated gross margin for the next few fiscal quarters will continue to reflect a blended rate as we attempt to deplete our remaining inventory of our predecessor device, primarily through smaller, less prominent, direct marketers. During such time, we may periodically offer related incentives that would adversely impact our consolidated gross margin, the timing and degree to which currently is not determinable. However, once our inventory of these predecessor devices is fully depleted, we anticipate a consolidated gross margin of approximately 50% from sales of our current consumer device. Additionally, to the extent that we are able to continue to conduct the meaningful marketing activities we began in October 2003, primarily targeted radio advertising, we believe that the economic and psychological attractiveness of our current consumer device's lower retail price point will substantially increase the likelihood of us realizing the significant sales increases and operating cost leverage we seek over the longer term.

         With respect to our operating cost structure, we implemented a series of difficult, yet necessary, cost-cutting measures during our preceding fiscal year. The most significant of which was the elimination of substantially all non-critical personnel, consultants and infrastructure. We currently operate with a core staff of 19 full-time employees, as compared to 38 employees at June 30, 2002. Additionally, concurrent with the completion of all re-engineering activities associated with the development and refinement of our current consumer device, we eliminated substantially all of our product research and development expenditures as of December 31, 2002. We expect that our product research and development needs and expenditures for the foreseeable future will remain nominal.

         It must be noted that, should we be unsuccessful in any of the initiatives or matters discussed above, our business, and, as a result, our consolidated financial position, results of operations and cash flows will likely be materially adversely impacted, the effects from which we may not recover. As such, substantial doubt regarding our ability to continue as a going concern remains as of the date of this prospectus.

OUR CONSOLIDATED RESULTS OF OPERATIONS - FIRST QUARTER OF FISCAL 2004 COMPARED TO FIRST QUARTER OF FISCAL 2003

         Our consolidated net sales for the three months ended September 30, 2003 ("fiscal 2004 first quarter") were $625,475, a decrease of $506,962, or 44.8%, as compared to $1,132,437 for the three months ended September 30, 2002 ("fiscal 2003 first quarter"). This decrease in net sales is primarily attributed to a significant order from a national drug store chain during the fiscal 2003 first quarter, as well as decreased sales volume from reorders. The decrease in net sales from the above is offset by an increase in sales from additional distribution channels added throughout fiscal 2003.

         We realized a consolidated gross profit of $198,339 for our fiscal 2004 first quarter, a decrease of $19,225, or 8.8%, as compared to a consolidated gross profit of $217,564 for our fiscal 2003 first quarter. Our resulting consolidated gross margin was 31.7% for our fiscal 2004 first quarter, as compared to 19.2% for our fiscal 2003 first quarter. Our consolidated gross margin for the fiscal 2004 first quarter represents a blended rate from sales of both our current and predecessor consumer devices whereas our consolidated gross margin for the fiscal 2003 first quarter was exclusively from sales of our predecessor consumer device. As previously discussed, the technological platform of our current consumer device was designed and engineered to provide us with a substantially improved gross margin as compared to our predecessor consumer device, which we had previously released in January 2001, despite its known poor economics, in order to capture critical retail store shelf space given the substantial absence of any competitive presence.

         It should be noted that we expect to continue to realize a blended gross margin for the next few fiscal quarters as we attempt to deplete our remaining inventory of our predecessor device, primarily through smaller, less prominent, direct marketers. During such time, we may periodically offer related incentives that will adversely impact our consolidated gross margin, the timing and degree to which currently is not determinable.

         Despite the substantially improved consolidated gross margin we are realizing from sales of our current consumer device, it must be noted that our ability to realize a consolidated gross profit sufficient to leverage our ongoing operating expenses, and thus, achieve sustained operating profitability at an acceptable level, remains highly contingent upon us achieving broad awareness of, and demand for, our current device among both retailers and consumers. Should we be unsuccessful in our ongoing efforts at obtaining the aggregate long-term financing we currently seek, the majority of which would be used by us to fund critical marketing activities, it is highly unlikely that we will be able to realize significant future sales growth.

         Our consolidated total operating expenses were $1,000,306 for the fiscal 2004 first quarter, a decrease of $448,539, or 31.0%, from the $1,448,845 incurred during our fiscal 2003 first quarter. As further detailed below, this overall decrease primarily was attributable to various cash preservation and cost containment measures we undertook during our fiscal 2003 third quarter ended March 31, 2003 as our then financial condition further deteriorated.

         Our consolidated sales and marketing expenses were $131,918 for the fiscal 2004 first quarter, a decrease of $83,080, or 38.6%, from the $214,998 incurred during our fiscal 2003 first quarter. This decrease primarily was attributable to the elimination of dedicated internal sales and marketing personnel, decreased commissions paid to independent sales representatives, and curtailed travel. Slightly offsetting the preceding were increased advertising and promotional activities. Our selling and marketing expenses will increase for our fiscal 2004 second quarter, and possibly beyond, as we deploy a portion of the proceeds received from our recent debt financing, as well as from any future financings, into advertising campaigns.

         Our consolidated general and administrative expenses were $697,851 for the fiscal 2004 first quarter, a decrease of $238,210, or 25.4%, from the $936,061 incurred during our fiscal 2003 first quarter. This decrease primarily was attributable to various cost savings realized as a result of administrative and technical support headcount reductions, including related salaries and benefits, rent, utilities, telecommunications and travel. To a lesser extent, we incurred lower professional service costs due to the previous completion, contraction or discontinuance of non-critical consulting engagements. Slightly offsetting the preceding were increased costs for investor relations and a special proxy related to a proposed increase in our authorized common shares, a provision for doubtful accounts, as compared to a recovery, and increased royalty fee accruals as a result of ongoing negotiations with a principal vendor from whom we license the proprietary optics technology utilized in our predecessor consumer device. Discussions are ongoing with this principal vendor regarding whether our current consumer device is subject to royalty fees under our licensing agreement. Although there can be no assurance of such, we believe this vendor, given our long-standing relationship, will be inclined to ultimately agree to mutually acceptable royalty terms.

         Our product research and development expenses were $3,468 for the fiscal 2004 first quarter, a decrease of $173,861, or 98.0%, from the $177,329 incurred during our fiscal 2003 first quarter. This decrease primarily was attributable to reductions in salaries, benefits, travel and meeting expenses as the development of our current consumer device was substantially completed by the end of our fiscal 2003 first quarter and certain continuing engineering activities directed at achieving further cost refinements were substantially completed during our preceding fiscal 2003 second quarter. We currently expect that our product research and development needs and expenditures will be nominal for the foreseeable future.

         Our non-cash depreciation and amortization expenses were $79,313 for the fiscal 2004 first quarter, a decrease of $41,144, or 34.2%, from the $120,457 incurred during our fiscal 2003 first quarter. This decrease primarily was attributable to certain equipment that became fully depreciated during fiscal 2003. As our planned capital expenditures are relatively modest in amount, we currently anticipate that our depreciation and amortization expense for each of the remaining quarters of fiscal 2004 will approximate that incurred during the fiscal 2004 first quarter.

         We incurred an $87,756 loss on the disposal of tooling equipment associated with our predecessor consumer device during the fiscal 2004 first quarter. We currently do not foresee any similar losses for the balance of fiscal 2004.

         Our resulting loss from operations for the fiscal 2004 first quarter was $801,967, a decrease of $429,314, or 34.9%, from the $1,231,281 incurred during our fiscal 2003 first quarter.

         Our non-operating income and expenses primarily consist of interest income, interest and financing expenses, amortization of convertible debt discount and other miscellaneous income and expense items. Our net non-operating expenses for the fiscal 2004 first quarter were $392,884 (inclusive of $508,086 in non-cash charges), a decrease of $306,347, or 43.8%, from net non-operating expenses of $699,231 (inclusive of $410,318 in non-cash charges) in our fiscal 2003 first quarter. The net decrease primarily reflects a $250,000 gain on an unexercised option and purchase agreement, and, to a lesser extent, decreased interest expense incurred on convertible notes, notes payable and overdue accounts payable due to a lower average outstanding principal balances, and decreased amortization of deferred financing costs due certain debt-to-equity conversions. Partially offsetting the preceding was increased amortization of convertible debt discount due to the addition of $3.35 million in discount during the fiscal 2004 first quarter.

         Primarily as a result of the foregoing, we incurred a net loss of $1,194,851 ($0.01 per basic and diluted share) in the fiscal 2004 first quarter as compared to a net loss of $1,930,512 ($0.08 per basic and diluted share) in our fiscal 2003 first quarter.

OUR CONSOLIDATED RESULTS OF OPERATIONS - FISCAL 2003 COMPARED TO FISCAL 2002

         Our consolidated net sales for the fiscal year ended June 30, 2003 ("fiscal 2003") were $4,236,653, an increase of $569,496, or 15.5%, as compared to $3,667,157 for the fiscal year ended June 30, 2002 ("fiscal 2002"). We substantially attribute this overall sales increase to increased unit sales volume, primarily from our fulfillment of an $851,475 initial order for our current consumer device received by us in October 2002 from a new national drug store chain customer, and, to a significantly lesser extent, increased orders from an existing national drug store chain customer. Partially offsetting the preceding primarily were decreased orders from an existing national drug store chain customer that was selling down its existing inventory of our plus-edition consumer device bundles prior to transitioning to our lower-cost, stand-alone consumer device, which they subsequently have, the lower average wholesale price being charged by us for our current consumer device, as compared to that for our predecessor device, and our fiscal 2003 third quarter decision to facilitate certain customer transitions to our current consumer device by volunteering to accept approximately $175,000 in returns of our predecessor device.

         Our consolidated net sales were $1,132,437, $1,930,113, $649,093 and $525,010 during our fiscal 2003 first, second, third and fourth quarters, respectively, as compared to $879,845, $1,238,353, $874,899 and $674,060 during our fiscal 2002 first, second, third and fourth quarters, respectively. We primarily attribute the variability in our quarterly sales contributions, the order of which remained consistent among fiscal years, to seasonal influences that dictate the timing of initial and repeat orders received from both new and existing retail customers. Our fiscal 2003 second quarter disproportionately benefited from initial orders for our current consumer device from both new and existing retail customers. In contrast, we primarily attribute the comparative fiscal third and fourth quarter decreases to our customers conservatively managing their inventories as they ascertained demand and sell-through for our current consumer device, particularly given our then deteriotating financial condition.

         We realized a consolidated gross profit of $719,826 for fiscal 2003, an increase of $1,090,566, or 294.2%, as compared to a consolidated gross loss of $370,740 for fiscal 2002. Our resulting consolidated gross margin was 17.0% for fiscal 2003, as compared to (10.1%) for fiscal 2002. Our consolidated gross margin for fiscal 2003 represents a blended rate from sales of both our current and predecessor consumer devices whereas our consolidated gross margin for fiscal 2002 was exclusively from sales of our predecessor consumer device. As previously discussed, the technological platform of our current consumer device was designed and engineered to provide us with a substantially improved gross margin as compared to our predecessor consumer device, which we had previously released in January 2001, despite its known poor economics, in order to capture critical retail store shelf space given the substantial absence of any competitive presence. Our consolidated gross loss and negative gross margin for fiscal 2002 also reflects the adverse impacts of related introductory pricing discounts and incentives granted.

         It should be noted that we expect to continue to realize a blended gross margin for the next few fiscal quarters as we attempt to deplete our remaining inventory of our predecessor device, primarily through smaller, less prominent, direct marketers. During such time, we expect to offer related incentives that will adversely impact our consolidated gross margin, the degree to which currently is not determinable.

         Despite the substantially improved consolidated gross margin we are realizing from sales of our current consumer device, it must be noted that our ability to realize a consolidated gross profit sufficient to leverage our ongoing operating expenses, and thus, achieve sustained operating profitability at an acceptable level, remains highly contingent upon us achieving broad awareness of, and demand for, our current device among both retailers and consumers. Should we be unsuccessful in our ongoing efforts at obtaining the aggregate long-term financing we currently seek, the majority of which would be used by us to fund critical marketing activities, it is highly unlikely that we will be able to realize significant future sales growth.

         Our consolidated total operating expenses were $4,988,334 (inclusive of $624,542 in non-cash charges) for fiscal 2003, a decrease of $5,660,099, or 53.2%, from the $10,648,433 (inclusive of $3,316,132 in non-cash charges) incurred during fiscal 2002. As further detailed below, this overall decrease primarily was attributable to various cash preservation and cost containment measures we undertook during the first nine months of fiscal 2003 as our then financial condition further deteriorated.

         Our consolidated sales and marketing expenses were $1,003,543 for fiscal 2003, a decrease of $1,426,524, or 58.7%, from the $2,430,067 incurred during fiscal 2002. This decrease primarily was attributable to reductions in our advertising and promotional activities, and, to a significantly lesser extent, headcount reductions and curtailed travel, including decreased participation in trade shows.

         Our consolidated general and administrative expenses were $3,245,396 (inclusive of $182,110 in non-cash charges) for fiscal 2003, a decrease of $1,988,284, or 38.0%, from the $5,233,680 (inclusive of $1,110,844 in non-cash charges) incurred during fiscal 2002. This decrease was realized in a number of general and administrative expense categories. Most prominent was our substantially decreased professional service fees, previously consisting primarily of non-cash charges for equity-based compensation, due to the completion, contraction or discontinuance of non-critical consulting engagements. To a significantly lesser extent, we realized various cost savings as a result of administrative and technical support headcount reductions, including related salaries and benefits, travel, insurance, rent, utilities, telecommunications, and supplies. Additionally, we have recognized substantially lower royalty fee obligations in connection with sales of our current consumer device, as compared to that incurred in connection with sales of our predecessor device. Slightly offsetting the preceding expense reductions primarily were a provision established for a potentially uncollectible trade receivable, and, to a significantly lesser extent, increased patent enforcement legal fees and AMEX listing fees. The aforementioned provision was established to fully offset a seriously overdue receivable related to an order filled for a national drug store chain. While this chain has subsequently ordered additional product from us and timely paid all related invoices, it has withheld payment of the initial invoice, in effect, creating a non-contractual retainage to protect itself against any unsold devices in its inventory should we be unable in the future, given our uncertain financial condition, to subsequently provide test strip refills.

         Our product research and development expenses were $296,963 (inclusive of $0 in non-cash charges) for fiscal 2003, a decrease of $740,435, or 71.4%, from the $1,037,398 (inclusive of $258,000 in non-cash charges) incurred during fiscal 2002. This decrease primarily was attributable to reductions in salaries, benefits, travel and meeting expenses realized during our fiscal 2003 third and fourth quarters as the development of our current consumer device was substantially completed by the end of our preceding fiscal 2003 first quarter and certain continuing engineering activities directed at achieving further cost refinements were substantially completed during our preceding fiscal 2003 second quarter. We currently expect that our product research and development needs and expenditures will be nominal for the foreseeable future.

         Our non-cash depreciation and amortization expenses were $442,432 for fiscal 2003, a decrease of $905,761, or 67.2%, from the $1,348,193 incurred during fiscal 2002. This decrease primarily was attributable to significant reductions as of our preceding June 30, 2002 fiscal year end in the amount of our amortizable intangible assets, as a result of our then recognition of certain impairments. As our planned capital expenditures are relatively modest in amount, we currently believe that our fiscal 2004 depreciation and amortization expense will materially approximate that which we incurred during fiscal 2003.

         Our resulting loss from operations for fiscal 2003 was $4,268,508, a decrease of $6,750,665, or 61.3%, from the $11,019,173 incurred during fiscal 2002.

         Our non-operating income and expenses primarily consist of interest income, interest and financing expenses, amortization of convertible debt discount and other miscellaneous income and expense items. Our net non-operating expenses for fiscal 2003 were $3,838,437 (inclusive of $2,863,664 in non-cash charges), an increase of $180,331, or 4.9%, from net non-operating expenses of $3,658,106 (inclusive of $2,893,862 in non-cash charges) in fiscal 2002. The net increase primarily reflects (a) a financing charge incurred in connection with our decision to retroactively issue a principal shareholder, who had previously converted certain of our outstanding convertible notes at the then stated rate of $1.00 per common share, an additional 4,579,407 common shares as an inducement for him to participate in a subsequent private placement of our common shares at $0.10 per share, (b) increased interest expense incurred as a result of a higher average outstanding balance under our previously existing revolving credit facility, (c) interest expense incurred on notes payable we issued upon converting the preceding revolving credit facility, (d) increased amortization of deferred financing costs, and (e) interest expense incurred on overdue accounts payable. Partially offsetting the preceding primarily were (a) decreased amortization due to a declining debt discount balance, (b) the non-recurrence of certain fiscal 2002 equity-related financing charges, (c) decreased interest expense on convertible notes as a result of a lower average outstanding balance, and (d) reduced commitment fees incurred.

         Primarily as a result of the foregoing, we incurred a net loss of $8,106,945 ($0.24 per basic and diluted share) in fiscal 2003 as compared to a net loss of $14,677,279 ($0.67 per basic and diluted share) in fiscal 2002.

OUR CONSOLIDATED LIQUIDITY AND CAPITAL RESOURCES

General

         We have historically sustained our operations and funded our growth through an ongoing combination of trade credit arrangements, short-term financings, and debt and equity issuances. As our working capital requirements generally precede the realization of sales and related accounts receivable, we routinely draw upon our existing cash and cash equivalent balances and seek short and long-term financing to fund our procurement of inventory.

         As more extensively discussed in the preceding disclosures entitled "Substantial Doubt Regarding Our Ability to Continue as a Going Concern," we have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. As a result, we had significant working capital and stockholders' deficits as of our most recently completed fiscal year ended June 30, 2003. In recognition of such, our independent certified public accountants included an explanatory paragraph in their report on our consolidated financial statements for our most recently completed fiscal year ended June 30, 2003 that expressed substantial doubt as to our ability to continue as a going concern.

         It must be noted that, should we be unsuccessful in any of the initiatives or matters discussed in the preceding disclosures entitled "Substantial Doubt Regarding Our Ability to Continue as a Going Concern," our business, and, as a result, our consolidated financial position, results of operations and cash flows will likely be materially adversely impacted, the effects from which we may not recover. As such, substantial doubt regarding our ability to continue as a going concern remains as of the date of this prospectus.

Structured Settlement Agreement with Roche, a Principal Vendor on Which We Are Materially Dependent

         On May 22, 2003, we entered into a structured settlement agreement with Roche to prospectively service and ultimately satisfy $996,921 in overdue accounts payable to them. Our payment obligations under this agreement are as follows: $250,000 on or before June 30, 2003 (which was timely paid), $250,000 on or before September 30, 2003 (which was timely paid), and $496,921 on or before December 31, 2003. The December 31, 2003 payment will be made upon release of the $1,533,500 escrowed funds. Any disruption in our relationship with Roche would likely have material and long-lasting adverse impacts on our business, financial condition, results of operations and cash flows, from which we would not likely recover.

Our Capital Lease Obligations

         We lease certain equipment under capital leases. The aggregate net carrying values of the underlying collateralizing assets were approximately $254,000 and $285,000 at September 30, 2003 and June 30, 2003, respectively.

Our aggregate future obligations under capital lease agreements in existence at September 30, 2003 are as follows:

                 FISCAL YEARS ENDING JUNE 30,
                 ---------------------------------------------------------------

                 2004 (balance thereof)                                $  44,354
                 2005                                                     29,648
                 2006                                                     11,512
                 2007                                                      5,340
                 2008                                                      5,340
                                                                       ---------
                 Total lease payments                                     96,194
                 Less imputed interest                                    17,828
                                                                       ---------
                 Present value of net minimum lease payments              78,366
                 Less current maturities                                  45,021
                                                                       ---------
                 Total long-term capital lease obligation              $  33,345
                                                                       =========

Our Outstanding Notes Payable

         Effective May 1, 2003, we converted our then expiring revolving credit facility agreement with a financial institution. Under the new agreement, our then outstanding balance of $2,197,800 was bifurcated into a $2,000,000 twenty-four month term loan and a $197,800 advance loan. The term loan accrues interest at a fixed rate of 15% per annum and is to be repaid through the financial institution's retention of the first $75,000 of each month's assigned accounts receivable collections. The advance loan accrues interest at 15% and is to be repaid through the financial institution's additional retention of 25% of each month's assigned accounts receivable collections over and beyond the initial $75,000 in collections retained to service the term loan. This incremental 25% retention is limited to $50,000 in any month, with a sub-limit of $25,000 should any month's aggregate accounts receivable collections be less than $200,000. Any principal and accrued interest balances remaining on the respective loans will be due and payable as lump sums on April 1, 2005. Beginning with the date on which the advance loan is repaid in full, the financial institution will become entitled to retain ten percent of all subsequently collected accounts receivable, subject to a limitation of ten percent of the term loan's then outstanding balance, with the aggregate retentions to be returned to us upon our full repayment of the term loan. Either loan may be prepaid at any time, without penalty, at our option. As with the original revolving credit facility, both loans are secured and collateralized by our accounts receivable, inventory, property and equipment and intellectual property. Should any category of collateral fall below specified percentages and margins, the financial institution will be entitled to retain additional accounts receivable collections sufficient to restore such percentages and margins. In consideration for extending the above loans, we will pay the financial institution an annual fee of $100,000, beginning on May 1, 2003 and upon each annual anniversary thereafter on which the term loan remains unpaid. The initial annual fee was satisfied through the issuance of 1,000,000 shares of our common stock.

         As a result of the preceding conversion, we no longer have any established credit facilities in place for future borrowings.

Our Outstanding Convertible Notes

         On September 13, 2003, we issued $3,350,000 in unsecured convertible notes from which we received $3,067,000 in net cash proceeds. We were required to immediately place 50%, or $1,533,500, of the net cash proceeds into escrow. The future release of these escrowed proceeds was contingent upon our obtaining the approval by a majority of our stockholders of a proposed increase in our authorized common shares from 100 million to 250 million. This approval was obtained at a special meeting of stockholders held on December 1, 2003. These notes, which have an aggregate principal face amount of $3,350,000 at September 30, 2003, (a) accrue interest at a fixed rate of 8.0% per annum, which is payable at our option in either cash or authorized and unissued shares of our common stock under certain circumstances, (b) are currently convertible at the option of the holders, provided that we have sufficient authorized and unissued common shares, into shares of our common stock at a stated rate of $0.13 per share, and (c) become due and payable on September 12, 2006. For every two dollars of original note principal, the holder received a detachable stock purchase warrant allowing for the purchase over the subsequent two-year period of a share of our common stock at $0.2144 per share. Any related subsequent issuances of our common stock is limited to any individual note holder beneficially owning no more than 4.99% of our then outstanding common shares.

         We were required to file a registration statement with the United States Securities and Exchange Commission registering the preceding notes and warrants. Depending upon the occurrence and duration of certain intervening events to which we have little or no control over, we may be required to obtain the SEC's declaration of effectiveness for this registration statement as early as January 11, 2004, to which there can be no assurance. Any failure by us to meet the mandated deadlines will constitute a default event, and, as a result, the note holders may demand "repayment." Within the context of any default, "repayment" is defined as being the greater of (i) 130% of the aggregate outstanding principal balance and accrued interest or (ii) a currently indeterminable amount based upon the aggregate outstanding principal and accrued interest adjusted upwards in accordance with a formula dependent upon any increase in the market price of our common stock subsequent to September 13, 2003. We are required to obtain the unanimous approval of the note holders prior to (a) selling any common shares or convertible notes from September 13, 2003 until 120 days after the date of this prospectus or (b) selling any common shares or common share equivalents with anti-dilution guarantees or declaring a reverse stock split during the period in which any of these notes remain outstanding. In addition, no note may be be prepaid without the consent of the holder and that each note holder has a right of first refusal to participate in any new financing transaction consented to until 120 days from the date of this prospectus.

         From June 2001 through November 2001, we issued unsecured convertible notes that remain outstanding. These notes, which have an aggregate principal face amount of $5,020,000 at September 30, 2003, (a) accrue interest at the prime rate plus two percent (6.00% at September 30, 2003), (b) are currently convertible at the option of the holders into our common stock at a stated rate of $0.10 per share, and (c) become due and payable on various dates between July 1, 2006 and November 20, 2006. We have the right to force conversion of the notes if the market price of our common stock exceeds $3.00 per share for 20 consecutive trading days. For every two dollars of original note principal, the holder received a detachable stock purchase warrant allowing for the purchase of a share of our common stock at $2.50 per share.

         At the respective dates of issuance, we were required under accounting principles generally accepted in the United States of America to ascertain for each of the above note issuances the fair value of the detachable stock warrants and resulting beneficial conversion feature. For each note issuance, the aggregate fair value of the detachable warrants and beneficial conversion features was determined to be equal to the aggregate principal face amount of the debt proceeds received, and as such, these amounts were recorded as debt discounts by increasing additional paid-in capital. These debt discounts are being amortized over the respective lives of the underlying notes. The aggregate unamortized debt discount amounted to $5,846,246 and $2,883,918 at September 30, 2003 and June 30, 2003, respectively. The remaining principal and discounted amounts of our outstanding convertible notes at September 30, 2003 of $8,370,000 and $2,523,754, respectively, mature during our fiscal year ending June 30, 2007.

Our Off-Balance Sheet Liabilities

         Our off-balance sheet liabilities principally consist of lease payment obligations incurred under operating leases, which are required to be excluded from our consolidated balance sheet by generally accepted accounting principles in the United States of America. Our most significant operating leases pertain to our corporate facilities. All of our other operating leases pertain to various equipment and technology. Certain of these operating leases are noncancellable and contain rent escalation clauses.

         The future aggregate minimum lease payments under operating lease agreements in existence at September 30, 2003 are as follows:

                 FISCAL YEARS ENDING JUNE 30,
                 ---------------------------------------------------------------

                 2004 (balance thereof)                             $     83,385
                 2005                                                     25,445
                                                                    ------------
                 Total minimum operating lease payments             $    108,830
                                                                    ============

Our Consolidated Cash Flows - First Quarter of Fiscal 2004
Compared to First Quarter of Fiscal 2003

         Our operating activities utilized $1,623,933 in cash and cash equivalents during the fiscal 2004 first quarter, an increase of $1,412,086, or 666.6%, from the $211,847 in cash and cash equivalents utilized during our fiscal 2003 first quarter. On a comparative quarter-to-quarter basis, our higher utilization substantially reflects the negative cash flow effects of decreased accounts payable, accrued liabilities and deferred income, and increased accounts receivable and prepaid expenses. Partially offsetting the preceding was our decreased net loss, the positive cash effects of decreased inventories and deferred financing costs, and the adding back of increased aggregate non-cash charges.

         Our investing activities utilized $0 and $1,683 in cash and cash equivalents during the fiscal 2004 and 2003 first quarters, respectively. Our decreased utilization is attributable to the comparative fiscal 2003 first quarter reflecting capital expenditures.

         Our financing activities provided $1,210,608 in cash and cash equivalents during the fiscal 2004 first quarter, as compared to the utilization of $375,003 in cash and cash equivalents during our fiscal 2003 first quarter. Our fiscal 2004 first quarter reflects the receipt of the non-escrowed portion of the net cash proceeds received from our issuance of convertible notes, as previously discussed, being slightly offset by principal payments on our outstanding capital lease obligations and notes payable. In contrast, our fiscal 2003 first quarter reflected principal payments on outstanding convertible notes and other debt, being slightly offset by borrowings under our then existing revolving line of credit.

         As a result of the foregoing, our cash and cash equivalents decreased by $413,325 to $956,801 at September 30, 2003 as compared with $1,370,126 at
June 30, 2003.

Our Consolidated Cash Flows - Fiscal 2003 Compared to Fiscal 2002

         Our operating activities utilized $2,460,156 in cash and cash equivalents during fiscal 2003, a decrease of $6,334,827, or 72.0%, from the $8,794,983 in cash and cash equivalents consumed during fiscal 2002. On a comparative fiscal year-to-year basis, our lower utilization substantially reflects the $6,570,334 decrease in our net loss. To a significantly lesser extent, our lower utilization primarily reflects the positive cash flow effects of a sell-down in inventories, the utilization of prepaid expenses, a reduction in deferred financing costs incurred, an increase in other non-current assets, an accumulation of past due accounts payable, and the adding back of increased non-cash charges associated with provisions made for bad debts and inventory obsolescence, the retroactive issuance of additional common shares to an unrelated principal shareholder and former holder of a convertible note in order to induce him to participate in a subsequent private placement equity offering, the amortization of deferred financing costs and a loss incurred on the retirement of equipment. Partially offsetting the preceding were the negative cash flow effects of an accumulation in gross accounts receivable, the servicing of accrued liabilities and commissions payable, and the adding back of decreased non-cash charges associated with issuances of common stock, options and warrants in compensation for non-employee services, the depreciation and amortization of property, equipment, patents and licenses, write-offs of unamortized license rights and capitalized software development costs, the issuance of common shares, warrants and options issued a related party in order to induce him to convert a line of credit into a convertible note, the amortization of convertible debt discount, the beneficial conversion feature of convertible debt issued to a related party, bonus compensation directly applied to the principal balance of a note receivable from an officer, and a gain on sale of equipment.

         Our investing activities utilized $16,407 in cash and cash equivalents during fiscal 2003, a decrease of $279,305, or 94.5%, from the $295,712 in cash and cash equivalents utilized during fiscal 2002. Our decreased utilization primarily is attributable to lower capital expenditures. To a lesser extent, the favorable comparison is attributable to the comparative fiscal 2002 year reflecting cash outlays for software development costs, which were slightly offset by cash inflows from repayments made by an officer against the principal of an outstanding note receivable.

         Our financing activities provided $3,256,835 in cash and cash equivalents during fiscal 2003, a decrease of $4,773,735, or 59.4%, from the $8,030,570 in cash and cash equivalents provided by financing activities during fiscal 2002. Fiscal 2003 reflects cash inflows from our issuances of common stock, and, to a significantly lesser extent, the liquidation of a restricted certificate of deposit previously held by a bank as collateral for an irrevocable standby letter of credit facility and our sale of a now expired option to an unrelated party that gave them the right to subsequently purchase a non-critical and currently unutilized technology patent to which we claim ownership. Partially offsetting the preceding were cash outflows associated with our principal repayments of convertible notes, borrowings under a previously existing revolving credit facility, capital lease obligations, and notes payable. In contrast, fiscal 2002 reflects substantially larger aggregate cash inflows from our issuances of convertible notes and common shares and borrowings made under our then existing revolving credit facility, being only slightly offset by cash outflows from the issuance of the aforementioned restricted certificate of deposit and principal repayments of convertible notes, capital lease obligations and notes payable.

         As a result of the foregoing, our unrestricted cash and cash equivalents increased by $780,272 to $1,370,126 at June 30, 2003 as compared with $589,854 at June 30, 2002.

Our Planned Capital Expenditures

         Our only significant planned capital expenditure for fiscal 2004 is the purchase or lease of an additional automated test strip packaging machine with an estimated cost of $350,000. However, our ultimate need for this machine is dependent upon us meeting our fiscal 2004 sales target, which correspondingly is dependent upon us procuring the significant additional equity or debt financing we currently seek, as previously discussed. To a significantly lesser extent, we currently anticipate the need to perform certain telecommunications and computer technology upgrades during fiscal 2004 with an estimated aggregate cost of $100,000.

OUR OTHER MATTERS

Our Seasonal and Inflationary Influences

         Although we remain in the relatively early stages of the national introduction and roll-out of our consumer monitors to retailers, we have begun to experience certain seasonal sales influences consistent with our initial expectations. In particular, we expect, absent materially adverse economic or counter-acting events, that our fiscal second quarter ending December 31 will continue to benefit from increased orders by retailers for the holiday shopping season. Conversely, we expect that our subsequent fiscal third quarter ending March 31 will continue to experience decreased orders as retailers seek to sell-through any surplus holiday stock and return to more normal inventory levels.

         To date, we have not been materially impacted by inflationary influences.

Our Quantitative and Qualitative Disclosures About Market Risk

         We currently are exposed to financial market risks from changes in short-term interest rates as certain of our outstanding convertible notes, as discussed above, have an interest rate that fluctuates with the prime rate. Based on the aggregate outstanding balance of these convertible notes at September 30, 2003, we believe that the prime rate would have to significantly increase, in excess of a few hundred basis points, for the resulting adverse impact on our interest expense to be material to our expected results of operations for fiscal 2004, and possibly beyond. However, should we be successful in procuring the significant additional financing we currently seek and if such financing were to be substantially in the form of variable rate debt, then our exposure to these market risks would increase, possibly significantly.

         We currently are not materially exposed to currency market risks. However, should we in the future enter into significant contracts subjecting us to foreign currency adjustments or denominated in non-U.S. dollar currencies, then we would become exposed to these market risks.

We have not used, and currently do not contemplate using, any derivative financial instruments.

Our Critical Accounting Policies

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. Our actual results have differed, and will likely continue to differ, to some extent from our initial estimates and assumptions. We currently believe that the following significant accounting policies entail making particularly difficult, subjective or complex judgments of inherently uncertain matters that, given any reasonably possible variance therein, would make such policies particularly critical to a materially accurate portrayal of our historical or reasonably foreseeable financial condition or results of operations:

     o Revenue Recognition. We recognize a sale, including related shipping and handling income, and the cost of the sale, upon product shipment provided that all material risks and rewards of ownership are concurrently transferred from us to our customer, collection of the related receivable by us is reasonably assured, and we are able to reliably estimate an appropriate allowance for sales returns based on our relevant historical product experience and future expectations. However, our estimates of an appropriate allowance for sales returns is inherently subjective and actual results could vary from our estimated outcome, thereby requiring us to make future adjustments to our net sales and results of operations.

     o Allowance for Doubtful Accounts. We record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible and those accounts that are past due beyond a certain date. However, our estimates of an appropriate allowance for doubtful accounts are inherently subjective and actual results could vary from our estimated outcome, thereby requiring us to make future adjustments to our accounts receivable and results of operations.

     o Inventories. Our inventories, which primarily consist of component parts, assembled devices and related supplies, are stated at the lower of first-in, first-out cost or market. However, our estimates of market and an appropriate allowance for inventory obsolescence are inherently subjective and actual results could vary from our estimated outcome, thereby requiring us to make future adjustments to our inventories and results of operations.

     o Impairment of Long-Lived Assets. We, on at least a quarterly basis, evaluate each of our long-lived assets for impairment by comparing our estimates of related future cash flows, on an undiscounted basis, to its net book value. If impairment is indicated, we reduce the net book value to an amount equal to the estimated future cash flows, on an appropriately discounted basis. However, our estimates of an asset's related future cash flows are inherently subjective and actual results could vary from our estimated outcome, thereby requiring us to make future adjustments to our assets and results of operations.

Our Legal Contingencies

         We as a company, including our subsidiaries, are periodically involved in incidental litigation and administrative proceedings primarily arising in the normal course of our business. In our opinion, our gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing incidental litigation or administrative proceedings would not materially affect our financial position, results of operations or cash flows.

         Our wholly-owned subsidiary, Lifestream Diagnostics, Inc., is the plaintiff in patent infringement litigation, Civil Action No. CV00-300-N-MHW, against Polymer Technology Systems, Inc., et al, currently pending in the United States District Court for the District of Idaho. The patent-in-suit is Thakore, U.S. Patent No. 3,135,716. We allege willful patent infringement and seek Polymer's immediate discontinuance of the HDL test strip technology currently utilized in their diagnostic device to which we claim ownership. The defendants have brought a number of counterclaims, including antitrust, unfair competition, tortious interference with business relations and patent misuse, and have only asserted unspecified general damages. The Court conducted a "claim interpretation" hearing (also called a "Markman" hearing) January 29-30, 2003, and issued a Memorandum Decision on May 28, 2003 ruling against our assertion of patent infringement. Based on the Court's claim interpretation decision, the parties jointly requested entry of a judgment of non-infringement, a stay of the counterclaims, and a certification that the claim interpretation decision is ripe for appeal. The Court entered this order on August 21, 2003. We timely filed a Notice of Appeal to the Court of Appeals for the Federal Circuit and were subsequently assigned an Appeal Number of 03-1630. Although we believe that our claims are well founded in law and fact, and believe that the counterclaims and defenses alleged by the defendants are baseless, the outcome of this litigation cannot be predicted with certainty. Settlement discussions are at a standstill but may resume at any time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers are set forth below:

NAME                     AGE      POSITION(S) HELD
----                     ---      ----------------
Christopher Maus         50       Chairman of the Board, President and
                                  Chief Executive Officer

Robert Boyle             57       Director, Secretary, Treasurer, and
                                  Audit Committee Chairman

Michael Crane            48       Director, Compensation Committee Chairman,
                                  and Member of Audit Committee

William Gridley          74       Director and Member of Audit and
                                  Compensation Committees

Neil Luckianow           46       Director and Member of Compensation Committee

Edward Siemens           50       Chief Operating Officer

Brett Sweezy             38       Chief Financial Officer

Jackson Connolly         55       Vice President - Production and
                                  Product Development

         CHRISTOPHER MAUS has served as the Company's Chairman of the Board, President and Chief Executive Officer since February 1994, except for a brief period from September 1998 to March 1999 when he served only as Chairman of the Board. From June 1996 until its acquisition by the Company in September 1999, Mr. Maus served on the Board of Directors of Secured Interactive Technologies, Inc., a privately held company co-founded by Mr. Maus that developed the Company's Privalink software technology. From June 1992 to February 1994, Mr. Maus served as President of Lifestream Diagnostics, Inc., the privately held legal predecessor to the Company. From 1989 to June 1992, Mr. Maus was a General Partner in Lifestream Development Partners, the privately held legal predecessor to Lifestream Diagnostics, Inc. Mr. Maus attended North Texas State University.

         ROBERT BOYLE has served as a Director since June 1999, at which time he was also appointed as the Company's Secretary and Treasurer. Since 1995, Mr. Boyle has served as President of Robert Boyle, Certified Public Accountant, a local public accounting firm located in Idaho. From 1980 to 1995, Mr. Boyle served as President of Boyle and Stoll, Certified Public Accountants, P.A., a local public accounting firm, located in California. Prior thereto, Mr. Boyle served with the consulting, tax and audit staffs of a predecessor to KPMG, an international accounting and consulting firm. Mr. Boyle has a Bachelor of Arts degree in Accounting from San Diego State University and is licensed as a Certified Public Accountant in the State of Idaho.

         MICHAEL CRANE has served as a Director since April 1998. Since September 1993, Mr. Crane has served as Chairman of the Board of Directors and Chief Executive Officer of privately held Dulles Greenway, Trip II (Toll Investors Partnership II, L.P.). Since October 1996, Mr. Crane has also served as President of Alchemy International, a privately held developer of non-evasive, passive chemistry treatments for various forms of cancer. Mr. Crane has also served on the Board of Directors of Discflo Corporation, a privately held manufacturer of medical and industrial pumps, since 1988, and as Chairman of the Board of Directors for Lochnau, Inc., a privately held investment management corporation, since 1985. Mr. Crane has a Bachelor of Science degree in Banking from the University of Richmond.

         WILLIAM GRIDLEY has served as a Director since April 1997. Since November 1995, Mr. Gridley, who is now retired, served as the Chairman of the Board of Directors of Hymedix Inc., a polymer chemicals company, for which he previously served as its President and Chief Executive Officer from August 1993 to November 1995. Since 1980, Mr. Gridley has also continuously served as either Chairman or Vice-Chairman of Tuskegee University's Finance Committee. Mr. Gridley has a Bachelor of Arts degree in English Literature from Yale University.

         NEIL LUCKIANOW has served as a Director since October 2003. Since May 2002, Mr. Luckianow has served as Principal of NCL & Associates, LLC, a privately held consulting firm specializing in providing commercial solutions to health care product companies, which the Company retained as a commissioned sales agent effective September 1, 2003. From October 1997 to March 2002, Mr. Luckianow served as a Sales Director for Amira Medical, Inc., a privately held manufacturer and marketer of blood glucose measuring devices that was acquired in November 2001 by publicly held Roche Diagnostics. From 1988 to January 1997, Mr. Luckianow served in a number of progressive positions, including as Director of Sales, for LifeScan, Inc., a manufacturer and marketer of blood glucose measuring devices and a subsidiary of publicly held Johnson & Johnson Company. Mr. Luckianow has a Bachelor of Arts degree in History from Purdue University.

         EDWARD SIEMENS has served as Chief Operating Officer since June 2002 and prior thereto, since joining us in August 2000, as Chief Operating Officer - Devices. From April 1999 to June 2000, Mr. Siemens served as President of Omron Healthcare, Inc. ("Omron"), a publicly held manufacturer and marketer of personal-use medical diagnostic products. Mr. Siemens previously served as Omron's Senior Vice President of Sales and Marketing from April 1994 to April 1999 and as Omron's Vice President of Sales and Marketing from April 1992 to April 1994. Prior thereto, Mr. Siemens was employed by McKesson Corporation, a publicly held wholesale distributor of medical products and supplies, where he served as Vice President of Sales from 1987 to 1992 and as Product Manager from 1985 to 1987. Mr. Siemens has a Masters degree in Business Administration from Pepperdine University and a Bachelor of Fine Arts degree from the California College of Arts and Crafts.

         BRETT SWEEZY has served as our Chief Financial Officer since June 1999. From June 1996 until its acquisition by us in September 1999, Mr. Sweezy served as Chief Financial Officer and Treasurer of privately held Secured Interactive Technologies, Inc. From March 1994 to August 2000, Mr. Sweezy also served as President of Brett R. Sweezy, Certified Public Accountant, P.A., a local public accounting firm, located in Idaho. Mr. Sweezy has a Bachelor of Science degree in Economics and Business from the New England College and is licensed as a Certified Public Accountant in the State of Idaho. Due to other commitments, in November 2003, Mr. Sweezy reduced his time devotion to our business to part-time. However, Mr. Sweezy has informed us that he currently intends to continue his part-time employment by us.

         JACKSON CONNOLLY has served as Vice President - Production and Product Development since November 2000. Mr. Connelly previously served as our Vice-President - Operations from January 1998 to November 2000 and as Director of Operations from January 1997 to January 1998. Prior to joining us, Mr. Connolly served as a Senior Sales Engineer at Advanced Input Devices, a subsidiary of publicly held Esterline Technologies, from January 1994 to April 1997. Mr. Connolly has a combined Bachelor of Arts and Science degree in Industrial Technology and Arts from California State University at Fresno.

         There are no family relationships among any of our directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the United States Securities and Exchange Commission (hereinafter "the SEC") initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of such reports furnished to us during and subsequent to the most recently completed fiscal year ended June 30, 2003, by such persons, we believe that there was compliance for the fiscal year ended June 30, 2003, with all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent stockholders.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information regarding compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers for the fiscal years ended June 30, 2003, 2002 and 2001. The persons named in the table are hereinafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
                                                                              LONG TERM COMPENSATION

                                         ANNUAL COMPENSATION           AWARDS                       PAYOUTS
                                        -------------------------   -------------
                             FISCAL                                  RESTRICTED     SECURITIES                      ALL OTHER
NAME AND                      YEAR      SALARY     BONUS    OTHER   STOCK AWARDS    UNDERLYING    LTIP PAYOUTS    COMPENSATION
PRINCIPAL POSITION(S)          (1)       ($)        ($)      ($)         ($)        OPTIONS (#)       ($)             ($)
--------------------------------------------------------------------------------------------------------------------------------
Christopher Maus..........    2003     166,730     3,389     7,800       --               --          --              --
Chairman of the Board,        2002     180,000    60,000     7,800       --               --          --              --
President and Chief           2001     150,000    35,000    12,000       --          872,000          --              --
Executive Officer (2)(3)

Edward Siemens............    2003     138,944        --     -           --          300,000          --              --
Chief Operating Officer (3)   2002     150,000        --     -           --           35,000          --              --
                              2001     102,731        --    15,000       --          360,000          --              --

Brett Sweezy..............    2003     119,668        --     -           --          400,000          --              --
Chief Financial Officer (3)   2002     139,731        --     -           --           30,000          --              --
                              2001      90,675        --     -           --          178,970          --              --

Paul Beatty...............    2003     105,752        --     -           --          250,000          --              --
Former Vice President -       2002     145,000        --     -           --           30,000          --              --
Sales & Marketing             2001      84,997        --    15,000       --          300,000          --              --

Brian Packard.............    2003      48,167        --     -           --          205,000          --              --
Former Vice President         2002     138,000        --     -           --           20,000          --              --
Marketing                     2001      78,333        --    15,000       --          240,000          --              --

----------
(1) References to a fiscal year refer to the calendar year in which such fiscal year ends.
(2) The Other Annual Compensation amounts for Mr. Maus represent (a) for fiscal year 2003 and 2002, a vehicle allowance and (b) for fiscal year 2001, the then aggregate fair market value of 12,000 common shares awarded to Mr. Maus for his Board service during the six months ended December 31, 2000.
(3) On April 18, 2003, as we had become critically short of operating cash, we immediately implemented 33% reductions in all senior management salaries. We subsequently reinstated, effective June 1, 2003, one-half of these salary reductions. The current 16.5% reductions in all senior management salaries are expected to continue until we obtain additional financing.

EMPLOYMENT AGREEMENTS AND COMPENSATION PACKAGES

         On May 1, 2001, the Board, acting upon the recommendation of its Compensation Committee, (a) executed an employment agreement with Mr. Maus that formally established his annual salary at $150,000 for the fiscal year ending June 30, 2001, (b) increased Mr. Maus' annual salary to $180,000 for the fiscal year ending June 30, 2002, and (c) granted him 800,000 stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 100,000 on December 31, 2001, 100,000 on December 31, 2002, 100,000 on
December 31, 2003, 100,000 on December 31, 2004, 100,000 upon our achieving a $100 million market capitalization, 100,000 upon our achieving a $200 million market capitalization, and 200,000 upon our achieving a $400 million market capitalization, with any unexercised options to expire on May 1, 2011. It currently is the expectation of the Board's Compensation Committee that Mr. Maus' annual salary will not exceed $180,000 for the fiscal year ending June 30, 2004. In connection with his Board service, Mr. Maus received a grant, effective January 1, 2001, for 72,000 stock options with an exercise price of $1.50 per common share that vest, and become exercisable, on a ratable monthly basis over with his subsequent twenty-four months of Board service, with any unexercised options to expire on January 1, 2011.

         Mr. Siemens' employment began on August 21, 2000 pursuant to a Board-approved compensation package providing him with an initial annual salary of $125,000, an initial grant of 300,000 stock options with an exercise price of $3.00 per common share and a $15,000 relocation allowance. The stock options, which were formally granted on October 4, 2000, vest and become exercisable, as follows: 50,000 immediately, 12,500 on October 4, 2001, 40,000 on December 31, 2001, 12,500 on October 4, 2002, 40,000 on December 31, 2002, 12,500 on October
4, 2003, 40,000 on December 31, 2003, 12,500 on October 4, 2004, 40,000 on
December 31, 2004 and 40,000 on December 31, 2005, with any unexercised options to expire on October 4, 2010. On May 1, 2001, the Board, acting upon the recommendation of its Compensation Committee, (a) increased Mr. Siemens' annual salary to $150,000 for the fiscal year ending June 30, 2002 and (b) granted Mr. Siemens 60,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 15,000 immediately, 15,000 on December 31, 2001, 15,000 on December 31, 2002 and 15,000 on December 31, 2003, with any unexercised options to expire on May 1, 2011. On December 24, 2001, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Siemens 35,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 7,000 immediately, 7,000 on December 24, 2002, 7,000 on December 24, 2003, 7,000 on December 24, 2004 and 7,000 on December 31, 2005, with any unexercised options to expire on December 24, 2011. On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Siemens 300,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 60,000 immediately, 60,000 on August 5, 2003, 60,000 on August 5, 2004, 60,000 on August 5, 2005 and 60,000 on August
5, 2006, with any unexercised options to expire on August 5, 2012. It currently is the expectation of the Board's Compensation Committee that Mr. Siemen's annual salary will not exceed $150,000 for the fiscal year ending June 30, 2004.

         On October 4, 2000, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Sweezy 162,700 additional stock options with an exercise price of $3.00 per common share that vest, and become exercisable, as follows: 25,040 immediately, 8,165 on October 4, 2001, 21,000 on December 31, 2001, 8,165 on October 4, 2002, 21,000 on December 31, 2002, 8,165 on October 4,
2003, 21,000 on December 31, 2003, 8,165 on October 4, 2004, 21,000 on December
31, 2004 and 21,000 on December 31, 2005, with any unexercised options to expire on October 4, 2010. On May 1, 2001, the Board, acting upon the recommendation of its Compensation Committee, (a) established Mr. Sweezy's annual salary at $139,731 for the fiscal year ending June 30, 2002 and (b) granted Mr. Sweezy 15,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 3,750 immediately, 3,750 on December 31, 2001, 3,750 on December 31, 2002 and 3,750 on December 31, 2003,
with any unexercised options to expire on May 1, 2011. On June 22, 2001, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Sweezy 1,270 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 254 immediately, 254 on June 1, 2002, 254 on June 1, 2003, 254 on June 1, 2004, and 254 on June 1, 2005,
with any unexercised options to expire on June 22, 2011. On December 24, 2001, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Sweezy 30,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 6,000 immediately, 6,000 on December 24, 2002, 6,000 on December 24, 2003, 6,000 on December 24,
2004 and 6,000 on December 31, 2005, with any unexercised options to expire on December 24, 2011. On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Sweezy 400,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 80,000 immediately, 80,000 on August 5, 2003, 80,000 on August 5, 2004, 80,000 on August 5, 2005 and 80,000 on August 5, 2006, with any unexercised options to expire on August 5, 2012. It currently is the expectation of the Board's Compensation Committee that Mr. Sweezy's annual salary will not exceed $139,731 for the fiscal year ending June 30, 2004.

         Mr. Beatty's employment began on October 1, 2000 pursuant to a Board-approved compensation package providing him with an initial annual salary of $120,000, an initial grant of 250,000 stock options with an exercise price of $3.00 per common share and a $15,000 relocation allowance. The stock options, which were formally granted on October 4, 2000, vest and become exercisable, as follows: 37,500 immediately, 9,375 on October 4, 2001, 35,000 on December 31, 2001, 9,375 on October 4, 2002, 35,000 on December 31, 2002, 9,375 on October 4,
2003, 35,000 on December 31, 2003, 9,375 on October 4, 2004, 35,000 on December
31, 2004, and 35,000 on December 31, 2005, with any unexercised options to expire on October 4, 2010. On May 1, 2001, the Board, acting upon the recommendation of its Compensation Committee, (a) increased Mr. Beatty's annual salary to $145,000 for the fiscal year ending June 30, 2002 and (b) granted Mr. Beatty 50,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 12,500 immediately, 12,500 on December 31, 2001, 12,500 on December 31, 2002 and 12,500 on December 31, 2003, with any unexercised options to expire on May 1, 2011. On December 24, 2001, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Beatty 30,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 6,000 immediately, 6,000 on December 24, 2002, 6,000 on December 24, 2003, 6,000 on December 24, 2004 and 6,000 on December 31, 2005, with any unexercised options to expire on December 24, 2011. On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Beatty 250,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 50,000 immediately, 50,000 on August 5, 2003, 50,000 on August 5, 2004, 50,000 on August 5, 2005 and 50,000 on August
5, 2006, with any unexercised options to expire on August 5, 2012. On March 7, 2003, Mr. Beatty resigned, at which time, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Beatty twelve months during which he may exercise his then vested stock options. All unvested options held by Mr. Beatty as of March 7, 2003 were immediately cancelled.

         Mr. Packard's employment began on October 1, 2000 pursuant to a Board-approved compensation package providing him with an initial annual salary of $110,000, an initial grant of 200,000 stock options with an exercise price of $3.00 per common share and a $15,000 home office allowance. The stock options, which were formally granted on October 4, 2000, vest and become exercisable, as follows: 25,000 immediately, 6,250 on October 4, 2001, 30,000 on December 31, 2001, 6,250 on October 4, 2002, 30,000 on December 31, 2002, 6,250 on October 4,
2003, 30,000 on December 31, 2003, 6,250 on October 4, 2004, 30,000 on December
31, 2004, and 30,000 on December 31, 2005, with any unexercised options to expire on October 4, 2010. On May 1, 2001, the Board, acting upon the recommendation of its Compensation Committee, (a) increased Mr. Packard's annual salary to $138,000 for the fiscal year ending June 30, 2002 and (b) granted Mr. Packard 40,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 10,000 immediately, 10,000 on December 31, 2001, 10,000 on December 31, 2002 and 10,000 on December 31, 2003, with any unexercised options to expire on May 1, 2011. On December 24,

2001, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard 20,000 additional stock options with an exercise price of $1.50 per common share that vest, and become exercisable, as follows: 4,000 immediately, 4,000 on December 24, 2002, 4,000 on December 24, 2003, 4,000 on December 24, 2004 and 4,000 on December 31, 2005, with any unexercised options to expire on December 24, 2011. On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard 200,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 40,000 immediately, 40,000 on August 5, 2003, 40,000 on August 5, 2004, 40,000 on August 5, 2005 and 40,000 on August
5, 2006, with any unexercised options to expire on August 5, 2012. On September 30, 2002, Mr. Packard's employment with the Company was terminated by mutual agreement, at which time, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard (a) severance pay equal to four weeks of salary and (b) twelve months during which he may exercise his then vested stock options. All unvested options held by Mr. Packard as of September 30, 2002 were immediately cancelled. Subsequently, on November 1, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard 5,000 additional stock options with an exercise price of $.75 per common share in consideration for his serving as Chairman of the Company's Medical Advisory Board from October 21, 2002 to December 1, 2002. These options vested immediately, with any unexercised options to expire on November 1, 2007.

EQUITY COMPENSATION PLANS APPROVED BY SECURITY HOLDERS AND
RELATED STOCK OPTION GRANTS

         1993 Incentive Stock Option Plan. We have reserved 600,000 shares of our common stock for issuance upon the exercise of options granted or available for grant under our 1993 Incentive Stock Option Plan ("the 1993 Plan"). The 1993 Plan is administered by either the Board or its Compensation Committee, which determines, without limitation, the selection of the persons who will be granted options under the 1993 Plan, the number of optioned shares and the option exercise price per share. Options granted under the 1993 Plan fall within the meaning of, and conform to, Section 422 of the Internal Revenue Code of 1986, as amended. Under the terms of the 1993 Plan, all of our officers, employees, consultants, and advisors are eligible for incentive stock options. The Board, or its Compensation Committee, determines at its discretion which persons receive incentive stock options, the applicable vesting provisions, and the exercise terms thereof. The terms and conditions of each option grant may differ and will be set forth in the optionee's individual incentive stock option agreement. As of October 15, 2003, we had not granted any options under the 1993 Plan.

         1998 Employee Stock Option Plan. We have reserved 2,000,000 shares of our common stock for issuance pursuant to stock options or stock appreciation rights granted under our 1998 Employee Stock Option Plan ("the 1998 Plan"). The 1998 Plan is administered by either the Board or its Compensation Committee, which determines, without limitation, the selection of the persons who will be granted options under the 1998 Plan, the type of options to be granted, the number of optioned shares and the option exercise price per share. The terms and conditions of each option grant may differ and will be set forth in the optionee's individual stock option agreement. Our officers, directors, key employees and consultants and those of our subsidiaries are eligible to receive non-qualified stock options under the 1998 Plan. Only our officers, directors and employees and those of our subsidiaries are eligible to receive incentive stock options. As of October 15, 2003, we had 875,442 incentive stock options outstanding under the 1998 Plan, with 552,455 of those options being vested and exercisable.

         2002 Employee Stock Option Plan. We have reserved 2,000,000 shares of our common stock for issuance pursuant to stock options or stock appreciation rights granted under its 2002 Stock Option Plan ("the 2002 Plan"). The 2002 Plan is administered by either the Board, or its Compensation Committee, which determines, without limitation, the selection of the persons who will be granted options under the 2002 Plan, the type of options to be granted, the number of optioned shares and the option exercise price per share. The terms and conditions of each option grant may differ and will be set forth in the optionee's individual stock option agreement. Our officers, directors, key employees and consultants and those of our subsidiaries are eligible to receive non-qualified stock options under the 2002 Plan. Only our officers, directors and employees and those of our subsidiaries are eligible to receive incentive stock options. As of October 15, 2003, we had not issued any options under the 2002 Plan.

EQUITY COMPENSATION NOT APPROVED BY SECURITY HOLDERS

         We have periodically granted outside of its established plans non-qualified stock options to purchase restricted shares of our common stock to key individuals it desired to recruit, retain or motivate. All such grants were approved by our Board, upon the recommendation of its Compensation Committee. Each option was granted with an exercise price equal to, or in excess of, the market price of our common stock as of the date of grant. Each option vests 20% immediately upon grant, and provided that the grantee remains in our employ, vests an additional 20% on each of the four successive annual grant date anniversaries. Upon any termination of employment, the grantee has between six and twelve months, as specified, to exercise any vested options. Any unvested options held by the grantee at the employment termination are immediately cancelled. As of June 30, 2003, we had 3,098,597 such options outstanding, of which 1,179,847 options were fully vested and exercisable, as follows:
Christopher Maus - 872,000 shares at $1.50 per share; Edward Siemens - 495,000 shares at $0.75 - $3.00 per share; Brett Sweezy - 560,000 shares at $0.75 - $3.00 per share; Jackson Connolly - 157,903 shares at $0.75 - $1.50 per share; and other employees - 1,013,694 shares at $0.75 to $3.00 per share.

                                              EQUITY COMPENSATION INFORMATION
                                                  AS OF JUNE 30, 2003

                                      NUMBER OF SECURITIES TO           WEIGHTED-AVERAGE              NUMBER OF SECURITIES
                                      BE ISSUED UPON EXERCISE           EXERCISE PRICE OF           REMAINING AVAILABLE FOR
                                      OF OUTSTANDING OPTIONS,         OUTSTANDING OPTIONS,           FUTURE ISSUANCE UNDER
PLAN CATEGORY                           WARRANTS AND RIGHTS            WARRANTS AND RIGHTS         EQUITY COMPENSATION PLANS
----------------------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS APPROVED
BY SECURITY HOLDERS:
  o 1993 Incentive  Stock
    Option Plan                                     --                            --                          600,000
  o 1998 Employee Stock
    Option Plan                                875,442                         $2.02                        1,124,558
  o 2002 Employee Stock
    Option Plan                                     --                            --                        2,000,000

EQUITY COMPENSATION NOT APPROVED
BY SECURITY HOLDERS:
  o Restricted Stock Grant
    Agreements                               3,098,597                         $1.30                               --
                                             ---------                         -----                        ---------
TOTAL                                        3,974,039                         $1.46                        3,724,558
                                             =========                         =====                        =========

         The following table contains information concerning stock options granted to the Named Executive Officers during the most recently completed fiscal year ended June 30, 2003. All grants were made outside of our stock option plans.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------
                                                          PERCENT OF TOTAL
                            NUMBER OF SECURITIES      OPTIONS/SARS GRANTED TO
                           UNDERLYING OPTION/SARS       EMPLOYEES IN FISCAL      EXERCISE OR BASE
NAME                             GRANTED (#)                  YEAR (%)            PRICE ($/SHARE)      EXPIRATION DATE
----------------------------------------------------------------------------------------------------------------------
Christopher Maus.........                --                       --                    --                   --
Edward Siemens (1).......           300,000                    18.40%                $0.75              8/05/12
Brett Sweezy (2).........           400,000                    24.54%                $0.75              8/05/12
Paul Beatty (3)..........           250,000                    15.34%                $0.75              8/05/12
Brian Packard (4)........           205,000                    12.58%                $0.75              8/05/12

----------
(1) On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Siemens 300,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 60,000 immediately, 60,000 on August 5, 2003, 60,000 on August 5, 2004, 60,000 on August 5, 2005 and 60,000 on
         August 5, 2006, with any unexercised options to expire on August 5, 2012.

(2) On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Sweezy 400,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 80,000 immediately, 80,000 on August 5, 2003, 80,000 on August 5, 2004, 80,000 on August 5, 2005 and 80,000 on
         August 5, 2006, with any unexercised options to expire on August 5, 2012.

(3) On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Beatty 250,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 50,000 immediately, 50,000 on August 5, 2003, 50,000 on August 5, 2004, 50,000 on August 5, 2005 and 50,000 on
         August 5, 2006, with any unexercised options to expire on August 5, 2012. On March 7, 2003, Mr. Beatty resigned, at which time, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Beatty twelve months during which he may exercise his then vested stock options. All unvested options held by Mr. Beatty as of March 7, 2003 were immediately cancelled.

(4) On August 5, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard 200,000 additional stock options with an exercise price of $0.75 per common share that vest, and become exercisable, as follows: 40,000 immediately, 40,000 on August 5, 2003, 40,000 on August 5, 2004, 40,000 on August 5, 2005 and 40,000 on
         August 5, 2006, with any unexercised options to expire on August 5, 2012. On September 30, 2002, Mr. Packard's employment was terminated by mutual agreement, at which time, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard (a) severance pay equal to four weeks of salary and (b) twelve months during which he may exercise his then vested stock options. All unvested options held by Mr. Packard as of September 30, 2002 were immediately cancelled. Subsequently, on November 1, 2002, the Board, acting upon the recommendation of its Compensation Committee, granted Mr. Packard 5,000 additional stock options with an exercise price of $0.75 per common share in consideration for his serving as Chairman of our Medical Advisory Board from October 21, 2002 to December 1, 2002.

OPTION EXERCISES AND HOLDINGS

         The following table provides information with respect to the Named Executive Officers regarding exercises of options/SARs during the most recently completed fiscal year ended June 30, 2003 and unexercised options/SARs held as of June 30, 2003.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
-----------------------------------------------------------------------------------------------------------------------
                                                                                                VALUE OF UNEXERCISED
                                                           NUMBER OF SECURITIES UNDERLYING    IN-THE-MONEY OPTIONS/SARS
                                                             UNEXERCISED OPTIONS/SARS AT                 AT
                              SHARES                                 FY-END (#)                      FY-END (#)
                            ACQUIRED ON        VALUE                EXERCISABLE/                    EXERCISABLE/
NAME                       EXERCISE (#)    REALIZED ($)             UNEXERCISABLE                 UNEXERCISABLE (1)
-----------------------------------------------------------------------------------------------------------------------
Christopher Maus.....            --              --                 472,000/650,000                       --
Edward Siemens.......            --              --                 274,000/421,000                       --
Brett Sweezy.........            --              --                 265,982/429,988                       --
Paul Beatty..........            --              --                 225,750/354,250                       --
Brian Packard........            --              --                 130,250/174,750                       --

----------
(1) Based upon the market price of $0.30 per share on June 30, 2003, determined on the basis of the closing selling price per share of our common stock on the American Stock Exchange, less the option exercise price payable per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On September 1, 2003, we engaged NCL & Associates, LLC, as a commissioned sales agent. Neil Luckianow, who became a member of our Board on October 16, 2003, and currently is standing as the Class III nominee to the Board, is the Principal of NCL & Associates, LLC. We believe that the agreed upon commission rate is commensurate to that at which it could have engaged unrelated sales agents.

         During fiscal 2003, Robert Boyle, a member of the Company's Board, and Brett Sweezy, our Chief Financial Officer, purchased 50,000 and 97,500 common shares, respectively, pursuant to our private placement of common shares. These common shares were purchased by Mssrs. Boyle and Sweezy at the same $0.10 per share price paid by all unrelated parties.

         Through fiscal 2001, the Board periodically approved the advancement of funds to Christopher Maus, our Chairman of the Board, President and Chief Executive Officer. The underlying promissory note is unsecured, has a stated interest rate of 8.75% and requires bi-weekly repayments of principal and interest through May 23, 2014. However, on May 1, 2002, the Board indefinitely suspended the bi-weekly servicing requirement. During fiscal 2002, Mr. Maus made principal repayments of $61,621, which included the application of a $60,000 bonus awarded by the Board to Mr. Maus for his fiscal 2002 performance. On August 29, 2003, the Board awarded Mr. Maus a $3,389 bonus for his fiscal 2003 performance with such bonus applied in its entirety against the accrued interest on the outstanding note receivable balance. On October 15, 2003, the Board resolved that all related interest accruals during fiscal 2004 are to be concurrently offset by equivalent bonus awards to Mr. Maus. The underlying promissory note had an outstanding principal balance of $38,728 at September 30, 2003 and 2002.

         During fiscal 2001 and 2002, we conducted a private placement offering of unsecured convertible notes from which it received $7,647,500 in proceeds. For every two dollars of note principal, the holder received a detachable stock purchase warrant allowing for the purchase of a share of our common stock at $2.50 per share. RAB Europe Fund Ltd., together with its affiliates, purchased notes having an aggregate principal face amount of $5,470,000 at June 30, 2002. The notes issued to RAB exclusively contained an anti-dilution provision providing for a formula-driven, then indeterminable downward adjustment of their conversion rate should we subsequently issue common shares at a price below the conversion rate while such notes remained outstanding. In connection with the preceding offering, we agreed to pay certain individuals and entities, including RAB, each a commission, payable in common shares, equal to five percent of the offering proceeds they procured. RAB earned and received commissions of $120,000 in fiscal 2002.

         During fiscal 2003, the conversion rate of the notes RAB held was adjusted downward from the original $1.00 per common share to $0.10 per common share in connection with a private placement of our common stock at $0.10 per share that commenced in March 2003. Concurrently, we obtained RAB's agreement to forfeit its prospective anti-dilution rights and to cancel the stock purchase warrants held by it in exchange for 1,000,000 shares of our common stock. The aggregate fair value assigned to the common shares of $100,000 was recognized by us as a financing cost in fiscal 2003. At September 30, 2003, notes with an aggregate principal face amount of $5,020,000 remained outstanding that accrue interest at the prime rate plus two percent (6.00% at September 30, 2003) and become due and payable on various dates between July 1, 2006 and November 20, 2006, all of which are held by RAB.

         During fiscal 2002, we executed an agreement with Michael Crane, a principal shareholder and member of the Board, whereby we repaid $200,000 in outstanding principal and accrued interest against debt obligations incurred to Mr. Crane during fiscal 2001 and issued Mr. Crane an unsecured convertible note for the remaining $469,984 aggregate principal balance. The note accrued interest at the prime rate plus two percent (6.75% at June 30, 2002), was immediately convertible at Mr. Crane's option into common stock of the Company at a rate of $1.00 per share, and was to become due and payable on August 1, 2003. In connection with the preceding agreement, we issued Mr. Crane 40,000 common shares and warrants allowing him to purchase 134,000 additional common shares at $1.00 per share. The agreement further stipulated that for every subsequent quarter the note remained outstanding that we would issue Mr. Crane additional warrants for the purchase of 23,500 common shares at $1.00 per share. The aggregate fair value assigned to the common shares and warrants of $322,159 was recognized by us as a financing cost in fiscal 2002. During fiscal 2003, Mr. Crane agreed to convert the $469,984 principal balance, as well as $53,336 in accrued interest thereon, into 5,233,200 common shares, concurrent with our private placement of common stock to unrelated parties at $0.10 per share.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows certain information known to us regarding our common stock beneficially owned as of October 15, 2003, by:

     o each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of our common stock,
     o   each of our directors, and
     o   all officers and directors as a group.

         Under securities law, a person is considered a beneficial owner of any securities that the person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares. The table is based upon information furnished to us by the beneficial owners or otherwise obtained from our stock transfer books.

                                                                    SHARES                  PERCENT OF SHARES
NAME AND  ADDRESS OF BENEFICIAL OWNER (1)                    BENEFICIALLY OWNED           BENEFICIALLY OWNED (2)
----------------------------------------------------------------------------------------------------------------
DIRECTORS AND OFFICERS
----------------------
    Christopher Maus (3).....................................     3,078,200                            3.07%
    Michael Crane (4)........................................     6,093,254                            6.10%
    Robert Boyle (5).........................................       350,700                     Less than 1%
    William Gridley (6)......................................       235,000                     Less than 1%
    Neil Luckianow...........................................            --                     Less than 1%
    Edward Siemens (7).......................................       338,385                     Less than 1%
    Brett Sweezy (8).........................................       503,786                     Less than 1%
    Jackson Connolly (9).....................................       162,428                     Less than 1%
                                                                 ----------                     ------------

    All Directors and Officers as a Group (8 persons) (10)...    10,761,753                           10.60%
                                                                 ----------                     ------------

OTHER BENEFICIAL OWNERS:
------------------------
    RAB Europe Fund Limited (11).............................    11,070,000                            9.99%
        c/o RAB Capital Limited
        No. 1 Adam Street
        London W2CN 6LE
        United Kingdom

    Mercer Management (12)...................................     8,638,098                            8.60%
        c/o Gordon Rock
        5820 East Mercer Way
        Seattle, WA 98040

    Commodity Management and Research, Inc (13)..............     6,933,110                            6.93%
        c/o Tim Mathers
        1050 17th Street, Suite 2000
        Denver, CO 80265

    Eagle & Dominion EuroAmerican Growth Fund Ltd............     6,205,378                            6.22%
        9 West 57th Street
        New York, NY 10019

----------
(1) Unless otherwise indicated, the business address for each beneficial owner is c/o Lifestream Technologies, Inc., 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854.

(2) Percentage of ownership includes 99,741,024 actual shares of common stock outstanding on October 15, 2003. Shares of common stock subject to stock options or warrants that are currently exercisable or will become exercisable after 60 days after October 15, 2003, and shares of common stock subject to convertible term notes that are currently convertible or will become convertible within 60 days of October 15, 2003, are deemed outstanding for computing the beneficial ownership percentage of the person or group holding such options, warrants and notes, but are not deemed outstanding for computing the percentage of any other person or group.

(3) Includes 472,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(4) Includes 225,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003. Excludes 152,000 common shares held by Lochnau, Inc., a privately held investment management corporation for which Mr. Crane serves as Chairman of the Board of Directors, to which Mr. Crane disclaims any beneficial ownership.

(5) Includes 158,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(6) Includes 108,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(7) Includes 334,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(8) Includes 354,147 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(9) Includes 139,128 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(10) Includes 1,790,775 shares issuable upon exercise of options and warrants that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(11) RAB Europe Fund Ltd., as of October 15, 2003, owned convertible term notes of ours that can be converted into 50,602,260 shares of our common stock. RAB Europe Fund Ltd. does not have the right to convert any debt, to the extent such conversion would cause RAB Europe Fund Ltd., together with its affiliates, to have acquired a number of shares of our common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of our common stock held at the beginning of such 60-day period, would exceed 9.99% of the number of shares of our common stock then outstanding. The number of shares beneficially owned by RAB Europe Fund Ltd., in the table above, reflects this limitation.

(12) Includes 142,500 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

(13) Includes 250,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after October 15, 2003.

                            DESCRIPTION OF SECURITIES

         Lifestream is currently authorized to issue up to 250,000,000 shares of common stock, par value $.001 per share and 15,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, there are 101,000,434 shares of common stock and no shares of preferred stock outstanding.

         On December 1, 2003, a special meeting of our stockholders was held, at which, stockholders authorized an increase in the number of shares of common stock we are authorized to issue from 100,000,000 to 250,000,000. On the October 15, 2003 record date for the meeting, there were 99,741,024 shares of common stock issued and outstanding. At the meeting, holders of 74,504,565 shares of common stock were present, in person or by proxy. Of the shares present, 72,982,396 shares were voted in favor of the increase in authorized shares, 1,371,492 shares were voted against the increase and 150,677 shares abstained.

COMMON STOCK

         Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors and holders of our outstanding preferred stock, our remaining assets, if any, would be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our by-laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

PREFERRED STOCK

         We are authorized to issue a total of 15,000,000 shares of preferred stock, par value $.001 per share. Our board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

     o   dividend and liquidation preferences,
     o   voting rights,
     o   conversion privileges, and
     o   redemption terms.

         We include preferred stock in our capitalization to improve our financial flexibility. However, we could use preferred stock to preserve control by present management, in the event of a potential hostile takeover. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of our common stock.

         We have neither created any series of preferred stock nor issued any shares of preferred stock as of the date of this prospectus.

TRANSFER AGENT

         The transfer agent for the shares of our common stock is Nevada Agency and Trust Company, 50 West Liberty, Suite 880, Reno, Nevada 89501.

                            SELLING SECURITY HOLDERS

TRANSACTION OVERVIEW

         SECURITIES PURCHASE AGREEMENT

         On September 10, 2003, Lifestream entered into a securities purchase agreement with Palisades Master Fund LP, Alpha Capital AG, Crescent International Ltd., Bristol Investment Fund, Ltd., Gryphon Master Fund, LP, Ellis International Ltd., Congregation Mishkan Sholom and Lucrative Investments. The securities purchase agreement provided for the purchase and sale of our convertible debentures in the aggregate amount of approximately $3.35 million. Under the terms of the agreement, Lifestream received approximately $3,067,000 million, net of an 8% finder's fee and legal and other expenses.

         These convertible debentures mature and the outstanding principal is payable on September 10, 2006. Interest at the rate of 8% per annum, is payable quarterly, on the last day of March, June, September and December of each year, commencing September 30, 2003. Interest is payable in cash or shares of our common stock under certain circumstances. The debentures may not be prepaid without the prior written consent of the debenture holder.

         The debentures are convertible immediately by the investors, in whole or in part, into shares of Lifestream common stock at an initial conversion price of $0.13. In the event that the volume weighted average price of our common stock exceeds $0.13 by more than 250%, we have the right to require the debenture holders to convert their debentures.

     The conversion price of the debentures is subject to adjustment in the event of:

     o   stock splits, dividends and combinations;
     o   distributions on account of our common stock; and/or
     o our issuance of additional common stock at less than the conversion price of the debenture on the date of issuance or less than the fair market value of our common stock on the date of issuance.

           We agreed to file a registration statement covering the shares issuable in connection with the September 10, 2003 securities purchase agreement. That registration statement was filed with the Securities and Exchange Commission on December 10, 2003, within the time required by the securities purchase agreement. However, if the registration statement has not become effective on or before January 11, 2004, debenture holders could declare an event of default and demand repayment of the debentures.

         For 120 days following the date of this prospectus, we have agreed that we will not sell or issue shares of our capital stock. In addition, for so long as the debentures are outstanding, we have agreed that we will not effect a variable rate financing transaction in which we issue securities convertible or exchangeable into shares of our common stock at a fluctuating conversion or exchange rate, or that provides for a reset of the exchange or conversion rate in the future.

         In connection with the securities purchase agreement dated September 10, 2003 we issued common stock purchase warrants to the purchasers of the convertible debentures to purchase an aggregate of 12,884,615 shares of our common stock. The warrants are exercisable:

     o   at a price of $0.2144 per share;

     o   during the two years terminating September 10, 2005; and

     o on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The cashless basis exercise is only available if a registration statement for these shares is not effective prior to September 10, 2004.

         The number of shares issuable upon exercise of the warrants, and the exercise price, is subject to adjustment in the event of:

     o subdivisions, combinations, stock dividends, mergers and/or reclassifications of our common stock;
     o   mergers;
     o   certain distributions on account of our common stock; and/or
     o our issuance of additional common stock at less that the exercise price of the warrants on the date of issuance or less than the fair market value of our common stock on the date of issuance.

         Resale of the shares of our common stock issuable upon conversion of the convertible debentures and exercise of the warrants is covered by this prospectus.

         OTHER SHARES COVERED BY THIS PROSPECTUS

         We have registered an aggregate of 1,000,000 additional shares for resale by three persons to whom we issued these shares during the period from October 7, 2003, to October 28, 2003. These shares were issued as follows:

         On October 7, 2003, we entered into an agreement to issue 384,410 shares of our common stock to a patent attorney in satisfaction of $82,648 in unpaid legal fees and related accrued interest.

         On October 27, 2003, we entered into an agreement to issue 575,000 shares of common stock (515,590 of which are covered by this prospectus) to a patent attorney in satisfaction of $36,250 in unpaid legal fees and $50,000 as a non-refundable flat-fee payment for legal services to be rendered.

         On October 28, 2003, we entered into an agreement to issue 100,000 shares of common stock to an independent consultant in final settlement of consulting services deemed rendered by the consultant in the amount of $45,000. The services consisted of introducing us to prospective investors.

         Resale of the shares issued in these transactions is covered by this prospectus.

OWNERSHIP TABLE

         The following table sets forth:

     o   the name of each selling security holder;
     o the amount of common stock owned beneficially by each selling security holder (which includes those shares underlying the convertible debentures) notwithstanding the contractual limitation on each selling security holder that they may not beneficially own more than 4.99% of our common stock at any time;
     o the number of shares that may be offered by each selling security holder pursuant to this prospectus;
     o the number of shares to be owned by each selling security holder assuming sale of the shares covered by this prospectus; and
     o the percentage of our common stock to be owned by each selling security holder assuming sale of the shares covered by this prospectus (based on 101,000,434 shares of common stock of Lifestream outstanding as of the date of this prospectus), as adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder's warrants, but no other person's warrants.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities that the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

     We may amend or supplement this prospectus, from time to time, to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them, which are covered by this prospectus, but will not sell any other shares of our common stock that they presently own.

                                                                                               NUMBER OF SHARES
                                                NUMBER OF SHARES         NUMBER OF SHARES        OWNED AFTER     PERCENT AFTER
 NAME OF SELLING SECURITY HOLDER               BENEFICIALLY OWNED         TO BE OFFERED            OFFERING        OFFERING
------------------------------------------------------------------------------------------------------------------------------
Palisades Master Fund L.P.                      15,680,768(1) (10)         15,680,768                    0            --
Crescent International Ltd.                     16,726,154(2) (10)         16,726,154                    0            --
Alpha Capital Ltd.                              10,453,847(3) (10)         10,453,847                    0            --
Ellis International Ltd.                         4,181,540(4) (10)          4,181,540                    0            --
Bristol Investment Fund, Ltd.                    9,408,461(5) (10)          9,408,461                    0            --
Congregation Mishkan Sholom                      2,090,768(6) (10)          2,090,768                    0            --
Gryphon Master Fund, LP                         10,453,847(7) (10)         10,453,847                    0            --
Lucrative Investments                            1,045,386(8) (10)          1,045,386                    0            --
H. Eric Seachris                                   100,000                    100,000                    0            --
Gardner Groff, P.C.                                950,535(9)                 384,410              566,125              *
Michael J. Mehrman                               1,428,875                    515,590              913,285              *
                                                ----------                 ----------            ---------
TOTAL                                           72,520,181                 71,040,771            1,479,410              *
                                                ==========                 ==========            =========

----------
*        less than 1%

(1) Includes 8,653,845 shares underlying convertible debentures, 2,700,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 4,326,923 shares underlying common stock purchase warrants.
(2) Includes 9,230,769 shares underlying convertible debentures, 2,880,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 4,615,385 shares underlying common stock purchase warrants.
(3) Includes 5,769,231 shares underlying convertible debentures, 1,800,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 2,884,616 shares underlying common stock purchase warrants.
(4) Includes 2,307,693 shares underlying convertible debentures, 720,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 1,153,847 shares underlying common stock purchase warrants.
(5) Includes 5,192,307 shares underlying convertible debentures, 1,620,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 2,596,154 shares underlying common stock purchase warrants.
(6) Includes 1,153,845 shares underlying convertible debentures, 360,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 576,923 shares underlying common stock purchase warrants.
(7) Includes 5,769,231 shares underlying convertible debentures, 1,800,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 2,884,616 shares underlying common stock purchase warrants.

(8) Includes 576,924 shares underlying convertible debentures, 180,000 shares issuable as interest on the debentures assuming the debentures remain outstanding until their maturity date and 288,462 shares underlying common stock purchase warrants.
(9) Includes 150,000 shares issuable upon exercise of options that are currently exercisable.
(10) The selling security holder's beneficial ownership is contractually limited to 4.99% of our issued and outstanding stock. Under our agreement with the selling security holder, the number of shares in the table includes 50% more than the number of shares issuable upon conversion of the debentures, as interest on the debentures and upon exercise of the warrants, in order to protect against future declines in the market price for our shares.

         Lifestream agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the shares of our common stock. These include all expenses and fees of preparing, filing and printing the registration statement and mailing of these items. Lifestream will not pay selling commissions and expenses for any sales by the selling security holders, but will indemnify the selling security holders against civil liabilities including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o   privately negotiated transactions;
     o   settlement of short sales;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o   a combination of any such methods of sale; and
     o   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above.

         The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         Schneider Weinberger LLP will review the validity of the issuance of the shares of common stock offered by this prospectus. Schneider Weinberger LLP is located at 2499 Glades Road, Suite 108, Boca Raton, Florida 33431.

                                     EXPERTS

         The financial statements of Lifestream Technologies, Inc. as of and for the fiscal years ended June 30, 2003 and 2002, appearing in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report (which contained an explanatory paragraph regarding the Company's ability to continue as a going concern) thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at New York, New York and Chicago, Illinois. You may request copies of these documents by writing to the Securities and Exchange Commission and paying the required fee for copying. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will continue to be subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will continue to file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

         Copies of our SEC filings and other information about us are also available on our website at http://www.lifestreamtech.com. The information on our website is neither incorporated into, nor a part of, this prospectus.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Lifestream Technologies, Inc. and Subsidiaries                              PAGE
                                                                            ----
Report of Independent Certified Public Accountants.......................    F-2

Consolidated Balance Sheets
  as of June 30, 2003 and 2002...........................................    F-3

Consolidated Statements of Loss
  for the years ended June 30, 2003 and 2003.............................    F-5

Consolidated Statements of Changes in Stockholders' (Deficit) Equity
  as of June 30, 2003 and 2002...........................................    F-6

Consolidated Statements of Cash Flows
  as of June 30, 2003 and 2002...........................................    F-7

Notes to Consolidated Financial Statements...............................    F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholders of
Lifestream Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lifestream Technologies, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of loss, changes in stockholders' (deficit) equity and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lifestream Technologies, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for the fiscal years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the accompanying consolidated financial statements, the Company has incurred substantial operating and net losses, as well as negative operating cash flows, since its inception. As a result, the Company has negative working capital and a stockholders' deficit, including a substantial accumulated deficit, at June 30, 2003. The aforementioned factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              /s/ BDO Seidman, LLP



Spokane, Washington
August 8, 2003, except for Note 19,
as to which the date is September 15, 2003

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                 ASSETS (Note 2)

                                                                                       JUNE 30,
                                                                               ------------------------
                                                                                  2003          2002
                                                                               ----------    ----------
Current assets:
   Cash and cash equivalents ..............................................    $1,370,126    $  589,854
   Restricted cash equivalent .............................................            --       600,000
   Accounts receivable, net of allowance for doubtful accounts of
     $453,645 and $91,188, respectively (Notes 4 and 11) ..................       269,398       308,018
   Inventories, net (Notes 5 and 11) ......................................     1,612,590     2,586,625
   Prepaid expenses .......................................................        38,506       146,113
                                                                               ----------    ----------
Total current assets ......................................................     3,290,620     4,230,610
Property and equipment, net (Notes 6, 11 and 12) ..........................       647,527     1,003,580
Patent rights, net of accumulated amortization of $1,556,851 and $1,473,910
     (Note 11) ............................................................       562,945       645,886
Deferred financing costs (Notes 11 and 13) ................................       422,897       672,732
Note receivable - officer (Note 7) ........................................        38,728        38,728
Other .....................................................................       115,208        14,785
                                                                               ----------    ----------
Total assets ..............................................................    $5,077,925    $6,606,321
                                                                               ==========    ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                                              JUNE 30,
                                                                                   -----------------------------
                                                                                       2003             2002
                                                                                   ------------     ------------
Current liabilities:
   Accounts payable ...........................................................    $  2,173,720     $  1,416,214
   Accrued liabilities (Note 9) ...............................................         766,047          800,162
   Deferred income (Note 10) ..................................................         250,000               --
   Revolving credit facility (Note 11) ........................................              --        2,221,018
   Current maturities of notes payable (Note 11) ..............................         900,000           33,302
   Current maturities of capital lease obligations (Note 12) ..................         147,964          151,268
   Current maturities of convertible notes, principal face amounts
      of $0 and $775,000, respectively (Note 13) ..............................              --          766,608
                                                                                   ------------     ------------
Total current liabilities .....................................................       4,237,731        5,388,572
Note payable, less current maturities (Note 11) ...............................       1,069,932               --
Capital lease obligations, less current maturities (Note 12) ..................          42,754           81,977
Convertible notes, principal face amounts of $5,270,000 and $7,039,984,
   respectively (Note 13) .....................................................       2,386,082        2,461,027
                                                                                   ------------     ------------
Total liabilities .............................................................       7,736,499        7,931,576

Commitments and contingencies (Notes 9, 10, 12, 16 and 18)

Stockholders' deficit (Notes 14 and 15):
   Preferred stock, $.001 par value; 15,000,000 shares authorized; none issued
     or outstanding ...........................................................              --               --
   Common stock, $.001 par value; 100,000,000 shares authorized; 92,894,590 and
     24,967,997 issued and outstanding, respectively ..........................          92,895           24,968
   Additional paid-in capital .................................................      39,511,226       32,805,527
   Accumulated deficit ........................................................     (42,262,695)     (34,155,750)
                                                                                   ------------     ------------
Total stockholders' deficit ...................................................      (2,658,574)      (1,325,255)
                                                                                   ------------     ------------
Total liabilities and stockholders' deficit ...................................    $  5,077,925     $  6,606,321
                                                                                   ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF LOSS

                                                                         FISCAL YEAR      FISCAL YEAR
                                                                            ENDED            ENDED
                                                                        JUNE 30, 2003    JUNE 30, 2002
                                                                        -------------    -------------
Net sales ..........................................................    $  4,236,653     $  3,667,157
Cost of sales ......................................................       3,516,827        4,037,897
                                                                        ------------     ------------
Gross profit (loss) ................................................         719,826         (370,740)
                                                                        ------------     ------------
Operating expenses:
      Sales and marketing ..........................................       1,003,543        2,430,067
      General and administrative....................................       3,245,396        5,233,680
      Product research and development .............................         296,963        1,037,398
      Depreciation and amortization ................................         442,432        1,348,193
      Write-off of unamortized license rights (Note 17) ............              --          416,833
      Write-off of capitalized software development costs (Note 17)               --          182,262
                                                                        ------------     ------------
Total operating expenses ...........................................       4,988,334       10,648,433
                                                                        ------------     ------------
Loss from operations ...............................................      (4,268,508)     (11,019,173)
                                                                        ------------     ------------
Non-operating income (expenses):
      Interest income ..............................................          17,624           22,883
      Interest and financing expenses (Notes 11 and 13) ............      (2,083,272)      (1,635,734)
      Amortization of convertible notes discount (Note 13) .........      (1,703,431)      (2,008,607)
      Other, net ...................................................         (69,358)         (36,648)
                                                                        ------------     ------------
Total non-operating expenses, net ..................................      (3,838,437)      (3,658,106)
                                                                        ------------     ------------
Net loss ...........................................................    $ (8,106,945)    $(14,677,279)
                                                                        ============     ============
Net loss per common share - basic and diluted ......................    $      (0.24)    $      (0.67)
                                                                        ============     ============
Weighted average number of common shares outstanding -
     Basic and diluted .............................................      33,229,702       21,959,297
                                                                        ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

                                                                                     ADDITIONAL
                                                            COMMON STOCK              PAID-IN         ACCUMULATED
                                                         SHARES         AMOUNT         CAPITAL          DEFICIT            TOTAL
                                                       ----------    ------------    ------------     ------------     ------------

Balances as of June 30, 2001 ....................      20,345,331    $     20,345    $ 22,384,031     $(19,478,471)    $  2,925,905

Common stock issued for cash, net of issuance
   costs (Note 14) ..............................       2,850,000           2,850       2,667,150               --        2,670,000

Common stock issued for services (Note 14) ......         663,919             664         963,810               --          964,474

Common stock issued upon conversion of
   convertible debt and accrued interest (Note 14)      1,108,747           1,109       1,107,638               --        1,108,747

Stock warrants issued to creditors as financing
   costs (Note 14 and 15) .......................              --              --         456,925               --          456,925

Compensatory stock options issued for services
   (Note 15) ....................................              --              --         712,473               --          712,473

Beneficial conversion feature and fair value of
   warrants issued with the convertible debt
   (Note 13) ....................................              --              --       4,513,500               --        4,513,500

Net loss ........................................              --              --              --      (14,677,279)     (14,677,279)
                                                       ----------    ------------    ------------     ------------     ------------

Balances as of June 30, 2002 ....................      24,967,997          24,968      32,805,527      (34,155,750)      (1,325,255)

Common stock issued for cash, net of issuance
   costs (Note 14) ..............................      34,837,500          34,838       3,448,912               --        3,483,750

Common stock issued for services (Note 14) ......       4,567,140           4,567         468,397               --          472,964

Common stock issued upon conversion of
   convertible debt and accrued interest (Note 14)     22,901,730          22,902       2,267,272               --        2,290,174

Common stock issued in settlement of a stock
   purchase agreement dispute (Note 14) .........       1,040,816           1,041          (1,041)              --               --

Retroactive issuance of additional note
   conversion shares to a principal shareholder..       4,579,407           4,579         453,362               --          457,941
   (Note 14)

Compensatory stock options issued for services
   (Note 15) ....................................              --              --          68,797               --           68,797

Net loss ........................................              --              --              --       (8,106,945)      (8,106,945)
                                                       ----------    ------------    ------------     ------------     ------------

Balances as of June 30, 2003 ....................      92,894,590    $     92,895    $ 39,511,226     $(42,262,695)    $ (2,658,574)
                                                       ==========    ============    ============     ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   FISCAL YEAR      FISCAL YEAR
                                                                                      ENDED            ENDED
                                                                                   JUNE 30, 2003    JUNE 30, 2002
                                                                                   -------------    ------------
Cash flows from operating activities:
   Net loss ...................................................................    $ (8,106,945)    $(14,677,279)
   Non-cash items:
     Depreciation and amortization of property and equipment and patent
       and license rights .....................................................         442,432        1,348,193
      Write-off of unamortized license rights (Note 17) .......................              --          416,833
      Write-off of capitalized software development costs (Note 17)  ..........              --          182,262
     Amortization of convertible debt discount (Note 13) ......................       1,703,431        2,008,607
     Amortization of deferred financing costs (Notes 11 and 13) ...............         349,835          227,376
     Provision for bad debts ..................................................         407,905            9,553
     Provision for inventory obsolescence .....................................         315,734           67,634
     Bonus compensation applied to note receivable - officer
         principal (Note 7) ...................................................              --           60,000
     Loss (gain) on retirement (sale) of equipment ............................          12,969             (479)
     Retroactive issuance of additional note conversion shares to a
       principal shareholder as an inducement (Note 14) .......................         457,941               --
     Issuance of common shares, options and warrants to related party as an inducement to convert line of credit into convertible note
       (Note 13) ..............................................................              --          310,364
     Issuances of compensatory common stock, options and warrants for
       employee and non-employee services (Note 14) ...........................         296,922        1,546,609
     Beneficial conversion feature of convertible debt issued to related
       party (Note 13) ........................................................              --           91,000
   Net changes in assets and liabilities:
     Accounts receivable ......................................................        (369,285)         149,282
     Inventories ..............................................................         658,301         (670,229)
     Prepaid expenses .........................................................         107,607           59,286
     Accounts payable .........................................................         802,345          313,170
      Accrued liabilities .....................................................         461,075          544,818
     Commissions payable ......................................................              --         (585,601)
     Change in deferred financing costs and other non-current assets ..........            (423)        (196,382)
                                                                                   ------------     ------------
Net cash used in operating activities .........................................      (2,460,156)      (8,794,983)
                                                                                   ------------     ------------
Cash flows from investing activities:
   Capital expenditures .......................................................         (16,407)        (203,750)
   Software development costs capitalized .....................................              --          (93,583)
   Repayments of note receivable - officer (Note 7) ...........................              --            1,621
                                                                                   ------------     ------------
Net cash used in investing activities .........................................         (16,407)        (295,712)
                                                                                   ------------     ------------
Cash flows from financing activities:
   Proceeds from option and purchase agreement (Note 10) ......................         250,000               --
   Proceeds from borrowings under credit facility (Note 11) ...................              --        2,221,018
   Proceeds from issuances of convertible notes, net (Note 13) ................              --        4,422,500
   Proceeds from sales of common stock, net (Note 14) .........................       3,483,750        2,670,000
   Payments on capital lease obligations (Note 12) ............................         (42,527)        (176,602)
   Payments of borrowings under credit facility (Note 11) .....................        (251,086)              --
   Payments on notes payable ..................................................         (33,302)         (36,330)
   Payments on convertible notes (Note 13) ....................................        (750,000)        (470,016)
   Restricted cash equivalent .................................................         600,000         (600,000)
                                                                                   ------------     ------------
Net cash provided by financing activities .....................................       3,256,835        8,030,570
                                                                                   ------------     ------------
Net increase (decrease) in cash and cash equivalents ..........................         780,272       (1,060,125)
Cash and cash equivalents at beginning of period ..............................         589,854        1,649,979
                                                                                   ------------     ------------
Cash and cash equivalents at end of period ....................................    $  1,370,126     $    589,854
                                                                                   ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        FISCAL YEAR      FISCAL YEAR
                                                                           ENDED           ENDED
                                                                       JUNE 30, 2003   JUNE 30, 2002
                                                                       -------------   -------------

Supplemental schedule of cash activities:
   Interest paid in cash ............................................    $  459,398    $   24,257

Supplemental schedule of non-cash investing and financing activities:
Equipment acquired through capital lease obligations
   (Note 6 and 12) ..................................................    $       --    $  220,588
Discount on beneficial conversion feature and fair value of
   detachable stock warrants (Note 13) ..............................            --     4,422,500
Deferred financing costs (Note 11 and 13) ...........................            --       392,500
Debt converted to convertible notes .................................            --       640,000
Convertible notes and accrued interest converted to common
   stock (Note 14) ..................................................     2,290,174     1,108,747
Bonus to officer of accrued interest on note receivable
   (Note 7) .........................................................         3,389            --
Issuance of common stock in exchange for (Note 14):
     Financing costs ................................................       807,941       126,899
     Prepaid intellectual property legal fees .......................            --       150,000

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF BUSINESS AND ORGANIZATIONAL STRUCTURE

Lifestream Technologies, Inc., together with its wholly-owned subsidiaries (the "Company"), a Nevada corporation headquartered in Post Falls, Idaho, is a marketer of a proprietary total cholesterol measuring device for at-home use by health conscious consumers and at-risk medical patients. Through regular monitoring of one's total cholesterol level, an individual can continually assess their susceptibility to developing cardiovascular disease. Once diagnosed with a dangerously elevated total cholesterol level, regular at-home testing with one of our devices enables a patient to readily ascertain the benefits derived from diet modification, an exercise regimen and/or a drug therapy, thereby reinforcing their continuing compliance with an effective cholesterol-lowering program.

2. SUBSTANTIAL DOUBT REGARDING THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

The Company has incurred substantial operating and net losses, as well as negative operating cash flows, since its inception. As a result, the Company continued to have significant working capital and stockholders' deficits at June 30, 2003. In recognition of such, the Company's independent certified public accountants have included an explanatory paragraph in their report on the accompanying consolidated financial statements for the fiscal year ended June 30, 2003 that expresses substantial doubt as to the Company's ability to continue as a going concern. The Company has pursued, and continues to pursue, a number of initiatives intended to ensure its ability to continue as a going concern. The Company's significant initiatives, and related matters, are discussed below.

With respect to its financial condition, the Company completed the following transactions during its fiscal 2003 fourth quarter that significantly decreased its working capital deficiency at June 30, 2003 and should prospectively provide it with additional cash flow flexibility and interest cost savings. First, effective May 1, 2003, the Company successfully converted its then expiring revolving credit facility with a financial institution. Under the new agreement, the Company's then outstanding balance of $2,197,800, which had been accruing interest at a fixed rate of 18% per annum, was bifurcated into a $2,000,000 twenty-four month term loan and a $197,800 advance loan, both with a fixed interest rate of 15% per annum. The repayment terms of the term loan are intended to provide the Company with additional monthly cash flow should it be successful in growing its net sales and accounts receivable. Second, in June 2003, the Company completed a private placement of its common shares with accredited investors that provided it with $3.5 million in net cash proceeds. These proceeds have been subsequently utilized primarily to service seriously overdue accounts payable with critical vendors, to procure additional inventory in preparation for the upcoming holiday selling season, from which the Company has experienced increased demand in past years, and to provide the Company with a modest cash balance from which to fund its near-term basic operating needs. As part of this private placement, holders of $1.8 million of the Companys then outstanding convertible notes, which were becoming due in August 2003, converted such notes, and $0.5 million in accrued interest thereon, into common shares.

At June 30, 2003, the Company had only 7,105,410 authorized common shares remaining available for future issuance. Accordingly, the Company currently is preparing a proposal for submission to its shareholders wherein it will request an increase in its authorized common shares from 100 million to 250 million. Should its shareholders not approve its pending proposal, the Company will be substantially limited to the future issuance of interest-bearing debt instruments to obtain needed financing.

Since June 30, 2003, the Company has been actively pursuing approximately $5.0 million in additional financing to fund its long-term operating needs, including its initial conducting of those long-delayed marketing activities it deems critical to building broad public awareness of, and demand for, its current consumer device. Although there can be no assurance of such, the Company currently believes that this additional financing, if obtained, and the sales increases it expects to realize from the initial marketing activities it will fund, will be sufficient to support it until that point in time at which it forecasts that its business will become self-sustaining from internally generated cash flow.

As more extensively discussed in Note 19, the Company completed on September 13, 2003 a private placement of $3,350,000 in convertible notes to an investment group, including certain of its existing institutional shareholders, from which it received $3,067,000 in net cash proceeds. The Company was required to immediately place $1,533,500 of the proceeds into escrow, the future release of such funds to it is contingent upon the approval by a majority of its shareholders of the proposed increase in its authorized common shares, as discussed above, and the initiation of trading in the Company's common shares on the OTC-BB. Any failure by the Company to obtain the approval of its shareholders for the requested increase in its authorized common shares will constitute a default, and, as a result, the noteholders may demand immediate repayment, as defined below. All notes have a stated 8.0% annual rate of interest, payable at the Company's option in either cash or authorized and unissued shares of its common stock, mature on September 10, 2006, and are convertible, only if the Company has sufficient authorized and unissued common shares, into shares of its common stock at a stated rate of $0.13 per share.

In connection with the immediately preceding private placement, the Company is required to file a registration statement with the United States Securities and Exchange Commission ("SEC") registering the notes and accompanying stock purchase warrants on or before October 27, 2003. Depending upon the occurrence and duration of certain intervening events to which it has little or no control over, the Company may be required to obtain the SEC's declaration of effectiveness for this registration statement as early as January 11, 2004, to which there can be no assurance. Any failure by the Company to meet the mandated deadlines will constitute a default, and, as a result, the holders may demand immediate repayment. Within the context of any default, repayment is defined as being the greater of (i) 130% of the aggregate outstanding principal balance and accrued interest or (ii) a currently indeterminable amount based upon the aggregate outstanding principal and accrued interest adjusted upwards in accordance with a formula dependent upon any increase in the market price of the Company's common stock subsequent to September 13, 2003. An underlying agreement also requires that the Company obtain the unanimous approval of the noteholders prior to (i) selling any common shares or convertible notes from September 13, 2003 until 120 days after the date on which the SEC declares the registration statement effective or (ii) selling any common shares or common share equivalents with anti-dilution guarantees or declaring a reverse stock split during the period in which any of these notes remain outstanding. The agreement further stipulates that no note may be be prepaid without the consent of the holder and that each noteholder has a right of first refusal to participate in any new financing transaction consented to through the 120 day period ending after effectiveness of the registration statement. The Company will also be prohibited under the Securities Act of 1933, as amended, from conducting any other offering activities subsequent to filing the registration statement with the SEC and through the date on which either the SEC declares it effective or the Company withdraws it.

The Company is continuing, with the assistance of an investment banking firm, to pursue the balance of the long-term financing it requires, within the restrictions set forth immediately above. However, as more extensively discussed in Note 18, the Company's Board of Directors voted on September 23, 2003 to withdraw the Company's listing with the American Stock Exchange ("AMEX") and to obtain a listing with the Over-The-Counter Bulletin Board ("OTC-BB"). The date on which the Company's common shares will no longer trade on the AMEX is currently unknown but it is anticipated to be within days or weeks of this filing. The Company believes that it meets the requirements for trading on the OTC-BB and is discussing quotation on the OTC-BB with several potential Market Makers for sponsorship on the OTC-BB upon its effective withdrawal from the AMEX. However, even if it is traded on the OTC-BB, the Company's common shares may be more difficult to buy or sell, and, as a result, its common shares may experience greater price volatility.

In light of the preceding restrictions, the Company may be significantly impeded in its ability to retain long-term financing it has recently procured or to obtain the balance of the long-term financing it requires to continue as a going concern. Absent its obtaining and retention of all the long-term financing it requires, it is unlikely that the Company will be able to realize its business plan and continue to operate.

With respect to its sales and gross margins, the Company introduced its current consumer device to the retail marketplace in October 2002, from which it has realized, and expects to continue to realize, a substantially improved gross margin. Despite such, the Company's consolidated gross margin for the next few fiscal quarters will continue to reflect a blended rate as it attempts to deplete its remaining inventory of its predecessor device, primarily through smaller, less prominent, direct marketers. During such time, the Company expects to offer related incentives that will adversely impact its consolidated gross margin, the degree to which currently is not determinable. However, once its inventory of these first-generation devices is fully depleted, the Company anticipates a consolidated gross margin in excess of 50% from sales of its current consumer device. Additionally, to the extent that it is able to conduct meaningful marketing activities, the Company believes that the economic and psychological attractiveness of its current consumer device's lower retail price point will substantially increase the likelihood of it realizing the significant sales increases and operating cost leverage it seeks over the longer term.

With respect to its operating cost structure, the Company has progressively taken a series of difficult, yet necessary, cost-cutting measures over the preceding several months. The most significant of which has been the elimination of substantially all non-critical personnel, consultants and infrastructure. The Company currently operates with a core staff of 17 critical employees, as compared to 38 employees at June 30, 2002. On April 18, 2003, as it had become critically short of operating cash, the Company immediately implemented 33% reductions in all senior management salaries, 10% reductions in all other salaries, and 10% workweek reductions on all hourly employees. While it has subsequently reinstated, effective June 1, 2003, 50% of all salary reductions and restored all hourly employees to full work weeks, the Company continues to realize a meaningful net savings in its salaried payroll. Additionally, concurrent with the completion of all re-engineering activities associated with the development and refinement of its current consumer device, the Company eliminated substantially all of its product research and development expenditures as of December 31, 2002. The Company expects that its product research and development needs and expenditures for the foreseeable future will remain nominal.

It must be noted that, should the Company be unsuccessful in any of the initiatives or matters discussed above, its business, and, as a result, its consolidated financial position, results of operations and cash flows will likely be materially adversely impacted, the effects from which it may not recover.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the operations of the Company and its two wholly-owned subsidiaries, Lifestream Diagnostics, Inc. and Secured Interactive Technologies, Inc. All material intercompany transactions and balances have been eliminated in consolidation.

FISCAL YEAR-END

The Company's fiscal year-end is June 30th. References to a fiscal year refer to the calendar year in which such fiscal year ends.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company's historical results as well as management's future expectations. The Company's actual results could vary materially from management's estimates and assumptions.

RECLASSIFICATIONS

Certain amounts in the consolidated financial statements for the prior fiscal year have been reclassified to be consistent with the current fiscal year's presentation.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid debt instruments with a maturity date of three months or less at the date of purchase. The Company maintains its cash and cash equivalents with high quality financial institutions thereby minimizing any associated credit risks.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company records an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible and those accounts that are past due beyond a certain date. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

INVENTORIES

Inventories, which primarily consist of component parts, assembled devices and related supplies, are stated at the lower of first-in, first-out cost or market.

PATENT RIGHTS

Direct costs incurred in acquiring each patent right have been capitalized and are being subsequently amortized into operating results on a straight-line basis over seventeen years, such period being equal to both the statutory and estimated useful life of each respective patent.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Cost includes expenditures for major additions and improvements as well as any incremental interest costs incurred during the period in which activities necessary to get the asset ready for its intended use are in progress. Maintenance and repairs that do not extend the useful life of the related property or equipment are charged to operations as incurred. The provision for related depreciation has been computed using the straight-line method over the following estimated useful lives: production machinery and equipment - five years; technology hardware and software - three years; and office furniture and equipment - five years. The provision for related amortization is computed using the straight-line method over the shorter of the estimated useful lives of the leasehold improvements, being five years, or the contractual lives of the underlying operating leases.

The net book value of property and equipment sold or retired is removed from the asset and related depreciation and amortization accounts with any resulting net gain or loss included in the determination of net loss.

IMPAIRMENT OF LONG-LIVED ASSETS

Management, on at least a quarterly basis, evaluates each of the Company's long-lived assets for impairment by comparing the related estimated future cash flows, on an undiscounted basis, to its net book value. If impairment is indicated, the net book value is reduced to an amount equal to the estimated future cash flows, on an appropriately discounted basis.

DEFERRED FINANCING COSTS

Deferred financing costs are amortized using the interest method over the term of the related debt agreement.

DEFERRED INCOME TAXES

Deferred income tax assets and liabilities are recognized for the expected future income tax benefits or consequences, based on enacted laws, of temporary differences between tax and financial statement reporting. Deferred tax assets are then reduced by a valuation allowance for the amount of any tax benefits that more likely than not, based on current circumstances, are not expected to be realized.

PRODUCT WARRANTIES

The Company's products are accompanied by limited liability warranties of varying durations against defects in material or workmanship. At the time of each product's sale, the Company's management makes an estimate based on its historical experience and future expectations of the probable future cost to be incurred in honoring the accompanying warranty and accrues a corresponding liability. To date, the Company's warranty liabilities, in the aggregate, have not been material.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values reported for cash equivalents, restricted cash equivalent, accounts receivable, accounts payable and accrued expenses materially approximated their respective fair values at each balance sheet date due to the immediate or short-term maturity of these financial instruments. The carrying values reported for non-current obligations materially approximated their respective fair values at each balance sheet date as the stated or discounted rates of interest reflected then prevailing market rates of interest.

REVENUE RECOGNITION

The Company recognizes a sale, including related shipping and handling income, and the cost of the sale, upon product shipment provided that all material risks and rewards of ownership are concurrently transferred from the Company to its customer, collection of the related receivable is reasonably assured, and management is able to reliably estimate an appropriate allowance for sales returns based on relevant historical product experience and future expectations. Cost of sales primarily consists of direct labor, material and overhead, including freight-in costs, warehousing costs, shipping and handling costs, returned product processing costs, and inventory valuation adjustments for obsolescence.

MAJOR CUSTOMERS

Two customers individually accounted for approximately 24% and 23% of the Company's consolidated net sales for fiscal 2003 and approximately 10% and 30% of accounts receivable at June 30, 2003, respectively. Three customers individually accounted for approximately 19%, 14% and 10% of the Company's consolidated net sales for fiscal 2002 and approximately 7%, 35%, and 3% of accounts receivable at June 30, 2002, respectively.

ADVERTISING COSTS

The Company expenses all advertising costs as incurred. Consolidated sales and marketing expenses include advertising costs of $469,669 and $1,408,787 during fiscal 2003 and 2002, respectively.

PRODUCT RESEARCH AND DEVELOPMENT

The Company expenses all product research and development costs as incurred.

STOCK-BASED COMPENSATION

As allowed by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to retain the compensation measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and its related interpretations for stock options issued to employees. Under APB No. 25, compensation cost is recognized at the measurement date for the amount, if any, that the quoted market price of the Company's common stock exceeds the option exercise price. The measurement date is the date at which both the number of options and the exercise price for each option are known. No stock-based employee compensation cost is reflected in the Company's reported net losses, as all options granted had an exercise price equal to or in excess of the market value of the underlying common stock on the respective dates of grant.

On December 31, 2002, the Financial Accounting Standards Board amended the transition and disclosure requirements of SFAS No. 123 through the issuance of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 amends the existing disclosures to make more frequent and prominent disclosure of stock-based compensation expense beginning with financial statements for fiscal years ending after December 15, 2002.

If the Company had accounted for its stock-based employee compensation under the fair value recognition and measurement principles of SFAS No. 123, the Company's reported net losses would have been adjusted to the pro forma net losses presented below:

                                                FISCAL YEARS ENDED
                                          ------------------------------
                                           JUNE 30,           JUNE 30,
                                             2003              2002
                                          -----------     --------------
Net loss, as reported ..................  $(8,106,945)    $  (14,677,279)

Add: SFAS No. 123 compensation expense..   (1,609,790)        (1,892,255)
                                          -----------     --------------

Pro forma net loss .....................  $(9,716,735)    $  (16,569,534)
                                          ===========     ==============

Net loss per share:

    Basic and diluted  - as reported....  $     (0.24)    $        (0.67)
                                          ===========     ==============

    Basic and diluted - pro forma ......  $     (0.29)    $        (0.75)
                                          ===========     ==============

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                FISCAL YEARS ENDED
                                          ------------------------------
                                           JUNE 30,           JUNE 30,
                                             2003              2002
                                          -----------     --------------
Risk-free interest rate.................     4.3%              4.3%

Expected volatility.....................   123.9%            120.2%

Expected life in years..................  2 - 10            2 - 10

Expected dividends......................    None              None

The estimated fair values for stock options granted during fiscal 2003 and 2002 were $0.19 to $0.75 and $0.51 to $2.15, respectively.

NET LOSS PER SHARE

Basic and diluted net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the fiscal year. At June 30, 2003 and 2002, the Company had stock options, stock warrants and convertible debt outstanding that could potentially be exercised or converted into 64,833,575 and 20,160,607 additional common shares, respectively. Should the Company report net income in a future period, diluted net income per share will be separately disclosed giving effect to the potential dilution that could occur under the treasury stock method if these stock option, stock warrants and convertible debt were exercised or converted into common shares.

SEGMENT REPORTING

The Company's chief operating decision makers consist of members of senior management that work together to allocate resources to, and assess the performance of, the Company's business. Senior management currently manages the Company's business, assesses its performance, and allocates its resources as a single operating segment.

To date, the Company's products have been principally marketed to customers residing within the United States of America. Net sales realized from customers residing in other geographic markets were less than 1% and 3% of consolidated net sales in fiscal 2003 and 2002, respectively.

RECENTLY ADOPTED ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which revises the accounting for purchased goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results. Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS No. 144"). SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121. Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 ("APBO No. 30") will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice.

The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on May 15, 2002, for transactions occurring after such date with no material impact on its consolidated financial statements. The Company adopted SFAS Nos. 142, 143 and 144, as well as the remaining provisions of SFAS No. 145, as required, on July 1, 2002, with no material impact on its accompanying consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized ratably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. The Company adopted SFAS No. 146, as required, on January 1, 2003, with no material impact on its accompanying consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The Company adopted FIN 45, as required, on January 1, 2003, with no material impact on its accompanying consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation --- Transition and Disclosure, an amendment of FASB Statement No. 123" ("SFAS No. 148"). SFAS No. 148 amended SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") to provide for alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 further amends the disclosure provisions of SFAS No. 123 and APBO No. 28 to require prominent annual and interim disclosures about the effects on reported net income or loss of an entity's accounting policy decisions with respect to stock-based employee compensation. As the Company continues to account for stock-based employee compensation under the intrinsic value based method allowed by APBO No. 25, the Company's adoption of the disclosure provisions of SFAS No. 148, as required, on January 1, 2003 had no impact on its accompanying consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. As the Company has not had, and continues not to have, any ownership in variable interest entities, the Company's adoption of FIN 46, as required, on January 31, 2003, had no impact on its accompanying consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149, as required, on July 1, 2003 with no impact.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. The Company adopted SFAS No. 150, as required, on May 31, 2003 for financial instruments entered into or modified after such date, with no impact on its accompanying consolidated financial statements. The remaining provisions of SFAS No. 150 are effective beginning with the Company's fiscal 2004 first quarter ending September 30, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at July 1, 2003. The Company adopted these remaining provisions of SFAS No. 150, as required, on July 1, 2003, with no impact.

4.       ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE

The following schedules set forth the activity in the Company's allowance for doubtful accounts receivable for the following periods:

                                                   FISCAL YEARS ENDED
                                            -------------------------------
                                            JUNE 30, 2003     JUNE 30, 2002
                                            -------------     -------------
         Balance, beginning of year.....      $  91,188         $  26,158
         Additions to allowance ........        427,617           180,339
         Deductions, net of recoveries..        (65,160)         (115,309)
                                              ---------         ---------
         Balance, end of year ..........      $ 453,645            91,188
                                              =========         =========

5.       INVENTORIES, NET

Inventories, net, consist of the following:

                                                       JUNE 30,
                                            -------------------------------
                                                2003              2002
                                            -------------     -------------
         Raw materials .................    $ 1,203,877       $ 1,524,618
         Work in process ...............         63,861           493,381
         Finished goods ................        719,548           627,588
                                            -----------       -----------
                                              1,987,286         2,645,587
         Less allowance for
           inventory obsolescence.......       (374,696)          (58,962)
                                            -----------       -----------
         Inventories, net ..............    $ 1,612,590       $ 2,586,625
                                            ===========       ===========

6.       PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

                                                                          JUNE 30,
                                                               -------------------------------
                                                                  2003                2002
                                                               -----------         -----------
         Production machinery and equipment .............      $   889,545         $   873,138
         Technology hardware and software ...............          583,844             613,351
         Leasehold improvements .........................          368,495             368,495
         Office furniture and equipment .................          123,565             123,565
                                                               -----------         -----------
                                                                 1,965,449           1,978,549
         Less accumulated depreciation and amortization..       (1,317,922)           (974,969)
                                                               -----------         -----------
         Property and equipment, net ....................      $   647,527         $ 1,003,580
                                                               ===========         ===========

7.       NOTE RECEIVABLE - OFFICER

Through fiscal 2001, the Company's Board of Directors periodically approved the advancement of funds to the Company's Chief Executive Officer. The underlying promissory note is unsecured, accrues interest at a stated interest rate of 8.75% per annum and requires bi-weekly repayments of principal and interest through May 23, 2014.

Effective May 1, 2002, the Board of Directors indefinitely suspended the bi-weekly servicing requirement. The Board of Directors subsequently awarded the Company's Chief Executive Officer a $60,000 bonus for his fiscal 2002 performance with such bonus applied in its entirety against the outstanding note receivable balance.

On August 29, 2003, the Board of Directors awarded the Company's Chief Executive Officer a $3,389 bonus for his fiscal 2003 performance with such bonus applied in its entirety against the accrued interest on the outstanding note receivable balance.

8.       DEFERRED TAX ASSETS

The Company's deferred tax assets principally relate to (i) net operating loss carry-forwards that are available, within statutory annual limits, to offset future taxable income, if any, (ii) purchased software technology and (iii) compensatory stock options granted. These deferred tax assets, which approximated $15.5 million and $13.1 million at June 30, 2003 and 2002, respectively, were fully offset by valuation allowances for financial reporting purposes. At June 30, 2003, the Company had net operating loss carry-forwards of approximately $33.4 million that expire in calendar years 2006 through 2023.

9.       ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                                              JUNE 30,
                                                                      ------------------------
                                                                        2003            2002
                                                                      --------        --------
         Accrued interest payable ..............................      $472,413        $511,462
         Accrued royalties payable .............................       104,104          39,960
         Accrued sales returns, including warranty obligations..       103,947          54,278
         Accrued wages, benefits and related taxes .............        79,672         188,793
         Accrued other .........................................         5,911           5,669
                                                                      --------        --------
         Total accrued liabilities .............................      $766,047        $800,162
                                                                      ========        ========

10.      OPTION AND PURCHASE AGREEMENT

Pursuant to an option and purchase agreement dated November 20, 2002, the Company received $250,000 from an unrelated party in exchange for granting them an option to purchase for an additional $500,000 a non-critical and currently unutilized technology patent to which the Company claims ownership. The Company has reflected the $250,000 received as deferred income at June 30, 2003. As this option and purchase agreement subsequently expired unexercised on July 10, 2003, the Company will recognize a $250,000 non-operating income during its fiscal 2004 first quarter.

11.      NOTE PAYABLE

Effective May 1, 2003, the Company renegotiated its existing revolving credit facility agreement with a financial institution. Under the new agreement, the Company's then outstanding balance of $2,197,800 was bifurcated into a $2,000,000 twenty-four month term loan ("term loan") and a $197,800 advance loan ("advance loan"). The term loan accrues interest at a fixed rate of 15% per annum and is to be repaid through the financial institution's retention of the first $75,000 of each month's assigned accounts receivable collections. The advance loan accrues interest at 15% and is to be repaid through the financial institution's additional retention of 25% of each month's assigned accounts receivable collections over and beyond the initial $75,000 in collections retained to service the term loan. This incremental 25% retention is limited to $50,000 in any month, with a sub-limit of $25,000 should any month's aggregate accounts receivable collections be less than $200,000. Any principal and accrued interest balances remaining on the respective loans will be due and payable as lump sums on April 1, 2005. Beginning with the date on which the advance loan is repaid in full, the financial institution will become entitled to retain ten percent of all subsequently collected accounts receivable, subject to a limitation of ten percent of the term loan's then outstanding balance, with the aggregate retentions to be returned to the Company upon its full repayment of the term loan. Either loan may be prepaid at any time, without penalty, at the Company's option. As with the original revolving credit facility, both loans are secured and collateralized by the Company's accounts receivable, inventory, property and equipment and intellectual property. Should any category of collateral fall below specified percentages and margins, the financial institution will be entitled to retain additional accounts receivable collections sufficient to restore such percentages and margins. In consideration for extending the above loans, the Company will pay the financial institution an annual fee of $100,000, beginning on May 1, 2003 and upon each annual anniversary thereafter on which the term loan remains unpaid. The initial annual fee was satisfied through the issuance of 1,000,000 shares of the Company's common stock.

12.      OPERATING AND CAPITAL LEASES

The Company leases its corporate facilities as well as certain equipment under operating leases. Certain of these operating leases are noncancellable and contain rent escalation clauses. The Company incurred aggregate rent expense under operating leases of $128,866 and $183,032 during fiscal years 2003 and 2002, respectively. The Company also leases certain equipment under capital leases. The aggregate net carrying value of the underlying collateralizing assets was approximately $285,000 and $434,000 at June 30, 2003 and 2002, respectively.

The future aggregate minimum lease payments under lease agreements in existence at June 30, 2003 are as follows:

                                                                OPERATING       CAPITAL
         FISCAL YEARS ENDING JUNE 30,                             LEASES         LEASES
         -------------------------------------------------------------------------------
         2004..............................................      $ 69,864       $159,088
         2005..............................................         4,299         29,648
         2006..............................................            --         11,512
         2007..............................................            --          5,340
         2008..............................................            --          5,340
         Thereafter........................................            --             --
                                                                 --------       --------
         Total lease payments..............................      $ 74,163        210,928
         Less imputed interest.............................      ========         20,210
         Present value of net minimum lease payments.......                     --------
                                                                                 190,718
         Less current maturities...........................                      147,964
                                                                                --------
         Total long-term capital lease obligation..........                     $ 42,754
                                                                                ========

13.      CONVERTIBLE DEBT

The Company has outstanding unsecured convertible notes with an aggregate principal face amount of $5.3 million that accrue interest at the prime rate plus two percent (6.00% at June 30, 2003) and become due and payable on various dates between July 1, 2006 and November 20, 2006. These notes were initially convertible at the option of the holders into common stock of the Company at a rate of $1.00 per common share. However, pursuant to an anti-dilution provision providing for a formula-driven downward adjustment of their conversion rate should the Company subsequently issue common shares at a price below the then stated conversion rate, the conversion rate was adjusted downward to $0.10 per common share in connection with a private placement of the Company's common shares that commenced in March 2003. The Company has the right to force conversion of the notes if the market price of its common stock exceeds $3.00 per share for 20 consecutive trading days. For every two dollars of original note principal, the holder received a detachable stock purchase warrant allowing for the purchase of a share of the Company's common stock at $2.50 per share. At the respective dates of issuance, the Company was required under accounting principles generally accepted in the United States of America to ascertain the fair value of the detachable stock warrants and resulting beneficial conversion feature. The aggregate fair value of the detachable warrants and beneficial conversion feature was equal to the aggregate principal face amount of the debt proceeds received, and as such, this amount was recorded as a debt discount by increasing additional paid-in capital. This debt discount is being amortized to interest expense over the life of the underlying notes. The related unamortized debt discount amounted to $2,883,918 and $4,578,957 at June 30, 2003 and 2002, respectively. The remaining principal and discounted amounts of the Company's outstanding convertible debt obligations at June 30, 2003 of $5,270,000 and $2,386,082, respectively, mature during the Company's fiscal year ending June 30, 2007.

14.      STOCKHOLDERS' DEFICIT

General

On June 10, 2002, the Company's shareholders approved an amendment to the Articles of Incorporation increasing the number of authorized "blank check" preferred shares from 5 million to 15 million and the number of authorized common shares from 50 million to 100 million.

Common Stock Issued For Cash

During fiscal 2003 and 2002, the Company issued 34,837,500 and 2,850,000 shares of its common stock in "best efforts" private placements with accredited investors from which it received $3,483,750 and $2,670,000, respectively (net of

$55,000 and $180,000 in issuance costs, respectively). The fiscal 2003 placements included 50,000 and 97,500 common shares sold, at the same price paid by unrelated parties, to a member of the Company's Board of Directors and the Company's Chief Financial Officer, respectively.

The purchasers of 1,000,000 of the common shares issued during fiscal 2002 received an anti-dilution guarantee providing for the issuance of a formula-driven, then indeterminable number of additional common shares at no additional consideration should the Company subsequently issue common shares or convertible debt with a price or conversion rate below $1.00 per share, respectively.

The purchasers of 16,000,000 of the common shares issued during fiscal 2003 received an anti-dilution guarantee providing for the issuance of a formula-driven, then indeterminable number of additional common shares at no additional consideration should the Company subsequently issue, on or before July 26, 2003, common shares or common stock equivalents with an effective price below $0.125 per share, respectively.

All previously issued and outstanding anti-dilution guarantees expired as of July 26, 2003 without the issuance of any additional common shares by the Company.

Common Stock Issued For Services

During fiscal 2003 and 2002, the Company issued 4,567,140 and 663,919 common shares, respectively, to unrelated parties for the performance of various services. The Company recognized associated expenses of $472,964 and $964,474 during fiscal 2003 and 2002, respectively, based upon the fair market value of the common shares at their respective dates of issuance.

Common Shares Issued Upon Conversion of Convertible Debt

During fiscal 2003, holders of $1,794,984 of the Company's then outstanding convertible notes converted such notes, and $495,190 in accrued interest thereon, into 22,901,730 common shares. During fiscal 2002, holders of $1,052,500 of the Company's then outstanding convertible notes converted such notes, and $56,247 in accrued interest thereon, into 1,108,747 common shares.

Other Issuances of Common Shares

In January 2003, the Company issued 1,040,816 previously escrowed registered shares of its common stock to an institutional shareholder in full and final resolution of a dispute regarding the number of common shares it was entitled to under an anti-dilution guarantee. As part of this resolution, the institutional shareholder agreed to the cancellation of all outstanding stock purchase warrants held by it and to waive any potential liquidated damage claims it may have had against the Company pursuant to a related registration rights agreement.

In March 2003, the Company elected to retroactively issue a principal shareholder, who had previously converted certain outstanding notes of the Company at the then stated rate of $1.00 per common share, an additional 4,579,407 common shares as an inducement for him to participate in a subsequent private placement of common shares at $0.10 per share.

In May 2003, the Company issued 1,000,000 shares of its common stock to an institutional holder of convertible notes in exchange for their forfeiting an anti-dilution guarantee and warrants.

Stock Options and Warrants

During fiscal 2002, the Company executed a number of stock option agreements with third parties for the performance of consulting and other services. These stock option agreements covered 142,500 shares of the Company's common stock during fiscal 2002. The option agreements contain exercise prices ranging from $1.00 to $5.00 per share and have contractual lives ranging from one year to five years. In connection with these stock option agreements and the related services obtained, the Company recognized various expenses aggregating $135,842 during fiscal 2002. There were no such option agreements during fiscal 2003.

During fiscal 2003 and 2002, the Company entered into several agreements with third parties for the performance of various services over subsequent two to three year periods. In connection therewith, the Company granted these service providers stock options with various exercise prices and expiration dates. During fiscal 2003 and 2002, the Company recognized various expenses aggregating $68,797 and $576,631, respectively, for the fair value of the issued stock options. Such expenses will be adjusted in future fiscal periods, as the related services are performed, based on the then calculated fair values and any incremental changes which may occur therein. The related expenses are being recognized as the stock options vest based on the terms of the stock option agreements.

15.      STOCK OPTIONS AND WARRANTS

The Company has an Employee Stock Option Plan (the "Plan") that provides for the grant of options to employees to purchase shares of the Company's common stock at exercise prices determined by the Board of Directors. As of June 30, 2003, 1,124,558 options originally made available under the Plan remain available for grant. The Company also grants from time to time stock options and warrants outside the Plan to directors, vendors and others to purchase shares of the Company's common stock at exercise prices as determined by the Chief Executive Officer and approved by the Board of Directors. These options are granted as payment of services or as an inducement to provide the Company with financing.

On June 10, 2002, the Company's shareholders approved the adoption of the 2002 Stock Option Plan ("2002 Plan") pursuant to which two million shares of the Company's common stock were reserved for future issuance upon exercise of options granted at exercise prices to be approved by the Board of Directors. These options may be issued to directors, officers, employees, or other persons who perform services on behalf of the Company. No options have been granted under the 2002 Plan as of June 30, 2003.

The following table summarizes stock option and warrant activity during fiscal 2003 and 2002:

                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                                        OPTIONS/          EXERCISE
                                                                        WARRANTS            PRICE
                                                                        ---------        ---------
         Options/warrants outstanding at June 30, 2001.............     9,217,766        $    2.32
         Granted...................................................     3,473,584             2.23
         Expired...................................................      (345,727)            1.26
         Exercised.................................................            --               --
                                                                        ---------
         Options/warrants outstanding at June 30, 2002.............    12,345,623             2.33
         Granted...................................................     1,609,500             0.85
         Expired...................................................    (5,995,738)            2.62
         Exercised.................................................            --               --
                                                                        ---------        ---------
         Options/warrants outstanding at June 30, 2003.............     7,959,385        $    1.81
                                                                        =========        =========
         Exercisable at June 30, 2003..............................     5,137,476        $    1.93
                                                                        =========        =========

The following table summarizes information about the Company's outstanding stock options and warrants at June 30, 2003:

                                       OPTIONS/WARRANTS                      OPTIONS/WARRANTS
                                         OUTSTANDING                            EXERCISABLE
                         ----------------------------------------------  -----------------------
                                           WEIGHTED
                                           AVERAGE          WEIGHTED                  WEIGHTED
            RANGE OF                      REMAINING         AVERAGE                     AVERAGE
            EXERCISE        NUMBER       CONTRACTUAL        EXERCISE       NUMBER      EXERCISE
             PRICES       OUTSTANDING     LIFE (YRS)         PRICE       EXERCISABLE     PRICE
         ---------------------------------------------------------------------------------------
         $0.25 - $0.50          40,000       2.81       $     0.25           40,000  $     0.25
         $0.50 - $0.75       1,470,000       7.45             0.75          370,000        0.75
         $0.98 - $1.02         803,746       1.25             1.00          801,446        1.00
         $1.25 - $1.50       2,466,262       6.37             1.42        1,548,438        1.39
         $1.69 - $1.95          92,000       5.57             1.81           74,000        1.77
         $2.00 - $2.25          20,000       3.40             2.00           16,224        2.00
         $2.44 - $2.50       1,481,250       1.34             2.50        1,318,750        2.50
         $3.00 - $3.30       1,455,927       3.93             3.03          836,118        3.06
         $3.50 - $3.75           7,500       2.26             3.63            7,500        3.63
         $5.00                 125,000       1.71             5.00          125,000        5.00
         ---------------------------------------------------------------------------------------
         $0.25 - $5.00       7,961,685       4.56       $     1.81        5,137,476  $     1.93
         =======================================================================================

16.      EMPLOYEE SAVINGS, RETIREMENT AND PROFIT SHARING PLAN

Effective March 1, 2002, the Company established a tax-qualified employee savings, retirement and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code ("the "401(k) Plan") pursuant to which eligible employees may elect to defer a portion of their current compensation, up to certain statutorily prescribed annual limits, and make corresponding periodic contributions into the 401(k) Plan. Contributions to the 401(k) Plan, as well as any income earned thereon, are not taxable to the employee until withdrawn from the 401(k) Plan. All employees with 1,000 hours of service who have been employed by the Company for at least one year are eligible to participate in the 401(k) Plan. The Company, at its discretion, may elect to (i) contribute a matching percentage of the employees' overall contribution and/or (ii) make a profit sharing contribution based on the overall profitability of the Company. The Company did not make any contributions for the fiscal years ended June 30, 2003 and 2002.

17.      WRITE-OFF OF LICENSE RIGHTS AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

At June 30, 2002, management deemed it appropriate to write-off the Company's $416,833 unamortized balance for license rights. These license rights pertain exclusively to an alternative total cholesterol measuring technology not utilized by the Company's current line of cholesterol monitors and which is unrelated to the Company's proprietary patents. Management's bases for the write-off were as follows: (i) the favorable terms of the Company's current multiple-year licensing and manufacturing agreement with the developer of the total cholesterol dry-chemistry test strips utilized by the Company's current line of cholesterol monitors make it highly unlikely that the Company would elect during the remaining license term to make the substantial capital investments necessary to internally manufacture dry-chemistry test strips utilizing this alternative technology, (ii) the Company's recent introduction and continuing roll-out of its consumer monitor into the retail marketplace, as well as certain recent technological advances within the industry, have diminished any sub-licensing prospects for this alternative technology, and
(iii) the Company's current financial position makes any internal development and market introduction of products utilizing this alternative technology highly unlikely during the remaining license term.

At June 30, 2002, management deemed it appropriate to write-off $182,262 in previously capitalized, and yet to be amortized, software development costs. These software development costs pertained exclusively to the Company's Privalink software technology. Management's principal basis for the above write-off was that, given its current principal focus on further penetrating the consumer marketplace with the Company's over-the-counter, personal-use cholesterol monitor and the Company's currently limited financial and marketing resources, it is highly unlikely for the foreseeable future that the Company will conduct the balance of the development activities necessary to make this software suitable for general release and the critical marketing activities necessary to develop the marketplace.

18.      CONTINGENCIES

General

The Company is periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company's gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing litigation or administrative proceedings would not materially affect its financial position, results of operations or cash flows.

Compensating Payment Provision with Principal Vendor

The Company's contract with the supplier of its dry-chemistry total cholesterol test strips contains a provision that could potentially require the Company to make certain compensating payments in the event the Company fails to meet minimum annual sales requirements. The dollar amount of such future amounts, if any, is currently indeterminable.

American Stock Exchange's Assertion of Rule Violations and the Company's Pending Delisting

In June 2003, the Company completed a private placement of 34.9 million shares of its common stock with accredited investors at $0.10 per share that provided it with $3.5 million in aggregate net cash proceeds. As part of this private placement, holders of $1.8 million of the Company's then outstanding convertible notes, which were becoming due and payable in August 2003, converted such notes, and $0.5 million in accrued interest thereon, at $0.10 per share into 22.9 million shares of the Company's common stock. On June 20, 2003, the Company issued a press release, and filed a Form 8-K with the United States Securities and Exchange Commission, publicly disclosing its completion of these transactions. [Note: The preceding transactions are included within the fiscal 2003 activity previously summarized in Note 14 - Stockholders Deficit]

On June 27, 2003, the Company received a telephone call from an American Stock Exchange ("AMEX") official who advised it that these common share issuances may have violated AMEX Rules 711 and 713. The Company was advised that Rule 711 requires a company to obtain the advance approval by its shareholders of any new issuance of common shares in excess of 5% of its previously outstanding common shares to officers, directors and key employees at a price below the then prevailing market price per share. The Company was additionally advised that Rule 713 requires that a company obtain the advance approval by its shareholders of any new issuance of common shares in excess of 20% of its previously outstanding common shares at a price below the then prevailing market price per share. The Company immediately advised the AMEX that any such violations were completely inadvertent and informed them in detail regarding the perilous day-to-day financial conditions it had been operating under immediately prior to it undertaking these issuances out of financial necessity.

On June 30, 2003, without any advance notice to the Company, the AMEX suspended trading in the Company's common shares. Upon becoming aware of such, the Company issued a press release publicly announcing the AMEX's assertions regarding possible rule violations and its request to the AMEX for an exception pursuant to its Rule 710 of the shareholder approval requirements of Rules 711 and 713. The AMEX allowed trading in the Company's common shares to resume on July 1, 2003.

After several extensive telephone discussions with the AMEX, the Company submitted a preliminary proposal on July 11, 2003 whereby it would retroactively seek shareholder approval of the subject common share issuances. On July 21, 2003, the Company received a formal "deficiency" letter from the AMEX that cited two issues of concern. The first issue cited was the Company's failure to obtain advance shareholder approval of the subject common share issuances. The second issue cited was the Company's financial viability. The letter specifically requested that the Company respond in writing by August 20, 2003 with a proposal to cure the cited rule violations within 90 days and a viable plan to continue as a going concern for at least the next 18 months. The Company submitted its formal response on August 20, 2003.

On September 22, 2003, the Company was advised by AMEX officials in a telephone call that they had decided to proceed with delisting and that a formal letter to that effect was forthcoming. On September 23, 2003, the Company's Board of Directors voted to withdraw the Company's listing with the AMEX and to obtain a listing with the Over-The-Counter Bulletin Board ("OTC-BB"). The date on which the Company's common shares will no longer trade on the AMEX is currently unknown but it is anticipated to be within days or weeks of this filing. The Company believes that it meets the requirements for trading on the OTC-BB and is discussing quotation on the OTC-BB with several potential Market Makers for sponsorship on the OTC-BB upon its effective withdrawal from the AMEX. However, even if it is traded on the OTC-BB, the Company's common shares may be more difficult to buy or sell, and, as a result, its common shares may experience greater price volatility.

19.      SUBSEQUENT EVENT

The Company completed on September 13, 2003 a private placement of $3,350,000 in convertible notes to an investment group, including certain of its existing institutional shareholders, from which it received $3,067,000 in net cash proceeds. The Company was required to immediately place $1,533,500 of the proceeds into escrow, the future release of such funds to it is contingent upon the approval by a majority of its shareholders of a proposed increase in its authorized common shares from 100 million to 250 million and the initiation of trading in the Company's common shares on the OTC-BB. Any failure by the Company to obtain the approval of its shareholders for the requested increase in its authorized common shares will constitute a default, and, as a result, the noteholders may demand immediate repayment, as defined below. All notes have a stated 8.0% annual rate of interest, payable at the Company's option in either cash or authorized and unissued shares of its common stock, mature on September 10, 2006, and are convertible, only if the Company has sufficient authorized and unissued common shares, into shares of its common stock at a stated rate of $0.13 per share. Each noteholder received stock purchase warrants enabling them to purchase shares of the Company's common stock at $0.2144 per share over a subsequent two year period equal to 50% of the common shares they would be entitled to receive upon their immediate conversion of the note principal. Any related subsequent issuances of the Company's common stock are limited to any individual noteholder beneficially owning no more than 4.99% of the Company's then outstanding common shares.

In connection with the immediately preceding private placement, the Company is required to file a registration statement with the United States Securities and Exchange Commission ("SEC") registering the notes and accompanying stock purchase warrants on or before October 27, 2003. Depending upon the occurrence and duration of certain intervening events to which it has little or no control over, the Company may be required to obtain the SEC's declaration of effectiveness for this registration statement as early as January 11, 2004, to which there can be no assurance. Any failure by the Company to meet the mandated deadlines will constitute a default, and, as a result, the noteholders may demand immediate repayment. Within the context of any default, repayment is defined as being the greater of (i) 130% of the aggregate outstanding principal balance and accrued interest or (ii) a currently indeterminable amount based upon the aggregate outstanding principal and accrued interest adjusted upwards in accordance with a formula dependent upon any increase in the market price of the Company's common stock subsequent to September 13, 2003. An underlying agreement also requires that the Company obtain the unanimous approval of the noteholders prior to (i) selling any common shares or convertible notes from September 13, 2003 until 120 days after the date on which the SEC declares the registration statement effective or (ii) selling any common shares or common share equivalents with anti-dilution guarantees or declaring a reverse stock split during the period in which any of these notes remain outstanding. The agreement further stipulates that no note may be be prepaid without the consent of the holder and that each noteholder has a right of first refusal to participate in any new financing transaction consented to through the 120 day period ending after effectiveness of the registration statement. The Company will also be prohibited under the Securities Act of 1933, as amended, from conducting any other offering activities subsequent to filing the registration statement with the SEC and through the date on which either the SEC declares it effective or the Company withdraws it.

The Company is continuing to ascertain the appropriate acccounting for these notes and accompanying warrants, including their respective fair values and any resulting debt discount.

                          LIFESTREAM TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Condensed Consolidated Balance Sheets
  (Unaudited) as of September 30, 2003 and June 30, 2003....................F-28

Condensed Consolidated Statements of Operations
  (Unaudited) for the three months ended September 30, 2003, and September 30, 2002....................................................F-29

Condensed Consolidated Statements of Cash Flows
  (Unaudited) for the three months ended September 30, 2003
  and September 30, 2002....................................................F-30

Notes to (Unaudited) Interim Condensed Consolidated Financial Statements....F-31

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                       SEPTEMBER 30,          JUNE 30,
                                                                                           2003                 2003
                                                                                       -------------        ------------
ASSETS (NOTE 2)
Current assets:
   Cash and cash equivalents ..................................................        $    956,801         $  1,370,126
   Accounts receivable, net ...................................................             386,193              269,398
   Inventories, net (Note 4) ..................................................           1,328,731            1,612,590
   Prepaid expenses ...........................................................             353,174               38,506
                                                                                       ------------         ------------
        Total current assets ..................................................           3,024,899            3,290,620
Deferred financing costs, net .................................................             648,314              422,897
Patent rights, net ............................................................             542,210              562,945
Property and equipment, net ...................................................             501,193              647,527
Note receivable - officer (Note 5) ............................................              38,728               38,728
Contingent offering proceeds held in escrow (Note 8) ..........................           1,533,500                   --
Other .........................................................................              77,391              115,208
                                                                                       ------------         ------------
        Total assets ..........................................................        $  6,366,235         $  5,077,925
                                                                                       ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable ...........................................................        $  1,380,942         $  2,173,720
   Accrued liabilities (Note 6) ...............................................             422,563              766,047
   Capital lease obligations ..................................................              45,021              147,964
   Notes payable (Note 7) .....................................................             900,000              900,000
   Deferred income (Note 10) ..................................................                  --              250,000
                                                                                       ------------         ------------
        Total current liabilities .............................................           2,748,526            4,237,731
Capital lease obligations .....................................................              33,345               42,754
Note payable (Note 7) .........................................................             879,392            1,069,932
Convertible notes, principal face amounts of $8,370,000 and $5,270,000,
   respectively (Note 8) ......................................................           2,523,754            2,386,082
                                                                                       ------------         ------------
        Total liabilities .....................................................           6,185,017            7,736,499
                                                                                       ------------         ------------

Commitments and contingencies (Notes 8 and 11)

Stockholders' equity (deficit) (Note 9):
   Preferred stock, $.001 par value; 15,000,000 shares authorized; none issued
     or outstanding ...........................................................                  --                   --
   Common stock, $.001 par value; 100,000,000 shares authorized; 99,741,024 and
     92,894,590 issued and outstanding, respectively ..........................              99,741               92,895
   Additional paid-in capital .................................................          43,539,023           39,511,226
   Accumulated deficit ........................................................         (43,457,546)         (42,262,695)
                                                                                       ------------         ------------
        Total stockholders' equity (deficit) ..................................             181,218           (2,658,574)
                                                                                       ------------         ------------
        Total liabilities and stockholders' equity (deficit) ..................        $  6,366,235         $  5,077,925
                                                                                       ============         ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                              THREE MONTHS ENDED
                                                                        ---------------------------------
                                                                        SEPTEMBER 30,        SEPTEMBER 30,
                                                                            2003                 2002
                                                                        ------------         ------------
Net sales ......................................................        $    625,475         $  1,132,437
Cost of sales ..................................................             427,136              914,873
                                                                        ------------         ------------
          Gross profit .........................................             198,339              217,564
                                                                        ------------         ------------
Operating expenses:
  Sales and marketing ..........................................             131,918              214,998
  General and administrative ...................................             697,851              936,061
  Product research and development .............................               3,468              177,329
  Depreciation and amortization ................................              79,313              120,457
  Loss on disposal of equipment ................................              87,756                   --
                                                                        ------------         ------------
      Total operating expenses .................................           1,000,306            1,448,845
                                                                        ------------         ------------
          Loss from operations .................................            (801,967)          (1,231,281)
                                                                        ------------         ------------
Non-operating income (expenses):
  Interest income ..............................................               2,007                1,018
  Interest and financing expenses (Notes 7 and 8) ..............            (257,219)            (379,378)
  Amortization of discount on convertible notes (Note 8) .......            (387,672)            (320,218)
  Gain on unexercised option and purchase agreement (Note 10) ..             250,000                   --
  Other ........................................................                  --                 (653)
                                                                        ------------         ------------
      Total non-operating expenses, net ........................            (392,884)            (699,231)
                                                                        ------------         ------------
          Net loss .............................................        $ (1,194,851)        $ (1,930,512)
                                                                        ============         ============
          Net loss per common share - basic and diluted (Note 3)        $      (0.01)        $      (0.08)
                                                                        ============         ============
          Weighted average shares outstanding - basic and
           diluted (Note 3).....................................          95,989,741           24,980,497
                                                                        ============         ============

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                       THREE MONTHS ENDED
                                                                                ---------------------------------
                                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                                                    2003               2002
                                                                                -------------       -------------
OPERATING ACTIVITIES:
   Net loss ............................................................        $(1,194,851)        $(1,930,512)
   Non-cash items:
     Depreciation/amortization of property, equipment and patent rights              79,313             120,457
     Loss on disposal of equipment .....................................             87,756                  --
     Amortization of deferred financing costs (Notes 7 and 8) ..........             57,583              90,100
     Amortization of discount on convertible notes (Note 8) ............            387,672             320,218
     Provision for (recovery of) doubtful accounts .....................             20,520             (42,572)
     Reduction in inventory valuation allowance ........................            (22,719)                 --
     Equity-based compensation for employee/non-employee services ......                 --              52,141
     Beneficial conversion feature of convertible note to related party                  --              13,154
     Other .............................................................            (15,357)                 --
   Net changes in assets and liabilities:
     Accounts receivable ...............................................           (137,315)                (26)
     Inventories .......................................................            306,578             197,608
     Prepaid expenses ..................................................           (314,668)              1,331
     Accounts payable ..................................................           (792,778)            823,295
     Accrued liabilities ...............................................            106,516             143,813
     Deferred income ...................................................           (250,000)                 --
     Change in non-current assets ......................................             57,817                (854)
                                                                                -----------         -----------
          Net cash used in operating activities ........................         (1,623,933)           (211,847)
                                                                                -----------         -----------
INVESTING ACTIVITIES:
   Capital expenditures ................................................                 --              (1,683)
                                                                                -----------         -----------
          Net cash used in investing activities ........................                 --              (1,683)
                                                                                -----------         -----------
FINANCING ACTIVITIES:
   Proceeds from issuance of convertible notes, net (Note 8) ...........          1,513,500                  --
   Proceeds from borrowings under credit facility ......................                 --              84,079
   Principal payments of capital lease obligations .....................           (112,352)                 --
   Principal payments of notes payable .................................           (190,540)                 --
   Principal payments of convertible notes and other debt ..............                 --            (459,082)
                                                                                -----------         -----------
          Net cash provided by (used in) financing activities ..........          1,210,608            (375,003)
                                                                                -----------         -----------
Net decrease in cash and cash equivalents ..............................           (413,325)           (588,533)
Cash and cash equivalents at beginning of period .......................          1,370,126             589,854
                                                                                -----------         -----------
Cash and cash equivalents at end of period .............................        $   956,801         $     1,321
                                                                                ===========         ===========

SUPPLEMENTAL SCHEDULE OF CASH ACTIVITIES:
    Interest paid in cash ..............................................        $        --         $   127,763

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Discount for beneficial conversion feature on convertible notes
    andthe fair value of accompanying detachable stock warrants (Note 8)        $ 3,350,000         $        --
    Contingent offering proceeds held in escrow (Note 8) ...............        $ 1,553,500         $        --
    Issuance of common stock in exchange for:
      Conversion of convertible debt and accrued interest (Note 9) .....        $   700,000         $        --
      Financing costs ..................................................        $        --         $    13,154
      Non-employee services ............................................        $        --         $    52,141

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                 LIFESTREAM TECHNOLOGIES, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF BUSINESS AND ORGANIZATIONAL STRUCTURE

Lifestream Technologies, Inc. (the "Company"), a Nevada corporation headquartered in Post Falls, Idaho, is a marketer of a proprietary total cholesterol measuring device for at-home use by health conscious consumers and at-risk medical patients. Through regular monitoring of one's total cholesterol level, an individual can continually assess their susceptibility to developing cardiovascular disease. Once diagnosed with an elevated total cholesterol level, regular at-home testing with one of our devices enables a patient to readily ascertain the benefits derived from diet modification, an exercise regimen and/or a drug therapy, thereby reinforcing their continuing compliance with an effective cholesterol-lowering program.

2. SUBSTANTIAL DOUBT REGARDING THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN

The Company has incurred substantial operating and net losses, as well as negative operating cash flows, since its inception. As a result, the Company continued to have significant working capital and stockholders' deficits at June 30, 2003. In recognition of such, the Company's independent certified public accountants included an explanatory paragraph in their report on the Company's consolidated financial statements for the fiscal year ended June 30, 2003 that expressed substantial doubt as to the Company's ability to continue as a going concern.

As more extensively discussed in Note 8, the Company subsequently completed on September 13, 2003 a private placement offering of $3,350,000 in unsecured convertible notes from which it received $3,067,000 in net cash proceeds. However, the Company was required to immediately place 50%, or $1,533,500, of the net cash proceeds into escrow. The future release of these escrowed proceeds remains contingent upon the Company obtaining the approval by a majority of its shareholders of a proposed increase in its authorized common shares from 100 million to 250 million, which is to be voted upon at a special meeting of shareholders to be held on December 1, 2003. Any failure by the Company to obtain such approval will constitute a default event, thereby allowing the note holders to immediately demand "repayment," as defined below. Furthermore, as the Company had only 105,410 authorized common shares remaining available for issuance at September 30, 2003, any failure by the Company to obtain such approval will limit its future financing options to the issuance of higher interest-bearing, non-convertible debt instruments.

As a result of the $1,533,500 in offering proceeds retained, the Company was able to report $276,373 in working capital at September 30, 2003. However, absent a significant increase in its fiscal 2004 second quarter net sales and the receipt of the $1,533,500 balance of offering proceeds held in escrow, the Company anticipates that it will have a working capital deficiency at December 31, 2003.

Even if the Company is successful in obtaining the required shareholder approval for an increase in its authorized common shares, and thus, receives the escowed offering proceeds, the Company currently estimates that it will need approximately $5.0 million in additional financing. The Company's estimate has increased since the release of its June 30, 2003 annual report on Form 10-KSB due to the following reasons; the current marketing campaign has shifted from a direct-to-consumer model (immediate sales with higher profit margins) to a traditional retail campaign (delayed sales results with current profit margins) and current discussions with potential new retailers indicates that the Company will be subject to extended and/or consignments payment terms. This additional funding will be necessary to fund the Company's longer-term operating needs, including its continued conducting of those marketing activities it deems critical to building broad public awareness of, and demand for, its current consumer device. Within the restrictions set forth above, the Company is continuing, with the assistance of an investment banking firm, to pursue this additional financing. Although there can be no assurance of such, the Company currently believes that its receipt of the escrowed offering proceeds and the additional financing it seeks, followed by the sales increases it expects to realize from the additional marketing activities they will collectively fund, will be sufficient to support it until that point in time at which it forecasts that its business will become self-sustaining from internally generated cash flow.

With respect to its sales and gross margins, the Company introduced its current consumer device to the retail marketplace in October 2002, from which it has realized, and expects to continue to realize, a substantially improved gross margin. Despite such, the Company's consolidated gross margin for the next few fiscal quarters will continue to reflect a blended rate as it attempts to deplete its remaining inventory of its predecessor device, primarily through smaller, less prominent, direct marketers. During such time, the Company may periodically offer related incentives that would adversely impact its consolidated gross margin, the timing and degree to which is not currently determinable. However, once its inventory of these predecessor devices is fully depleted, the Company anticipates a consolidated gross margin of approximately 50% from sales of its current consumer device. Additionally, to the extent that it is able to continue to conduct the meaningful marketing activities it began in October 2003, primarily targeted radio advertising, the Company believes that the economic and psychological attractiveness of its current consumer device's lower retail price point will substantially increase the likelihood of it realizing the significant sales increases and operating cost leverage it seeks over the longer term.

With respect to its operating cost structure, the Company implemented a series of difficult, yet necessary, cost-cutting measures during its preceding fiscal year. The most significant of which was the elimination of substantially all non-critical personnel, consultants and infrastructure. The Company currently operates with a core staff of 19 full-time employees, as compared to 38 employees at June 30, 2002. Additionally, concurrent with the completion of all re-engineering activities associated with the development and refinement of its current consumer device, the Company eliminated substantially all of its product research and development expenditures as of December 31, 2002. The Company expects that its product research and development needs and expenditures for the foreseeable future will remain nominal.

It must be noted that, should the Company be unsuccessful in any of the initiatives or matters discussed above, its business, and, as a result, its consolidated financial position, results of operations and cash flows will likely be materially adversely impacted, the effects from which it may not recover. As such, substantial doubt as to the Company's ability to continue as a going concern remains as of the date of this report.

3.       INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation
These condensed consolidated financial statements include the operations of the Company and its two wholly-owned subsidiaries, Lifestream Diagnostics, Inc. and Secured Interactive Technologies, Inc. All material intercompany transactions and balances have been eliminated in consolidation.

Fiscal Periods
The Company's fiscal year-end is June 30. References to a fiscal year refer to the calendar year in which such fiscal year ends.

Use of Estimates
The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company's historical results as well as management's future expectations. The Company's actual results could vary materially from management's estimates and assumptions.

Preparation of Interim Condensed Consolidated Financial Statements

These interim condensed consolidated financial statements have been prepared by the Company's management, without audit, in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows for the periods presented. Certain information and note disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in these interim condensed consolidated financial statements, although the Company believes that the disclosures are adequate to make the information presented not misleading. The consolidated financial position, results of operations and cash flows for the interim periods disclosed herein are not necessarily indicative of future financial results. These interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto included in the Company's most recent Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003.

Net Loss Per Share
Basic and diluted net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the fiscal year. At September 30, 2003 and 2002, the Company had stock options, stock warrants and convertible notes outstanding that could potentially be exercised or converted into 55,986,279 and 21,214,107 additional common shares, respectively. Should the Company report net income in a future period, net income per share - diluted will be separately disclosed giving effect to the potential dilution that could occur under the treasury stock method if these stock options, stock warrants and convertible notes were exercised or converted into common shares.

Stock-Based Compensation
As allowed by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to retain the compensation measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and its related interpretations for stock options issued to employees. Under APB No. 25, compensation cost is recognized at the measurement date for the amount, if any, that the quoted market price of the Company's common stock exceeds the option exercise price. The measurement date is the date at which both the number of options and the exercise price for each option are known.

No stock-based employee compensation cost is reflected in the Company's reported net losses, as all options granted had an exercise price equal to or in excess of the market value of the underlying common stock on the respective dates of grant. If the Company had accounted for its stock-based employee compensation under the fair value recognition and measurement principles of SFAS No. 123, the Company's reported net losses would have been adjusted to the pro forma net loss amounts presented below:

                                                     THREE MONTHS ENDED
                                              ---------------------------------
                                              SEPTEMBER 30,       SEPTEMBER 30,
                                                 2003                 2002
                                              -------------       -------------

Net loss, as reported ................        $(1,194,851)        $(1,930,512)

Add: SFAS No. 123 compensation expense           (145,870)           (220,712)
                                              -----------         -----------

Pro forma net loss ...................        $(1,340,721)        $(2,151,224)
                                              ===========         ===========

Net loss per share:

    Basic and diluted  - as reported .        $     (0.01)        $     (0.08)
                                              ===========         ===========

    Basic and diluted - pro forma ....        $     (0.01)        $     (0.09)
                                              ===========         ===========

Segment Reporting
The Company's chief operating decision makers consist of members of senior management that work together to allocate resources to, and assess the performance of, the Company's business. Senior management currently manages the Company's business, assesses its performance, and allocates its resources as a single operating segment.

Recently Adopted Accounting Standards
In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149, as required, on July 1, 2003 with no impact on the condensed consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. The Company adopted SFAS No. 150, as required, on May 31, 2003 for financial instruments entered into or modified after such date, with no impact on its accompanying consolidated financial statements. The remaining provisions of SFAS No. 150 are effective beginning with the Company's fiscal 2004 first quarter ending September 30, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at July 1, 2003. The Company adopted these remaining provisions of SFAS No. 150, as required, on July 1, 2003, with no impact on the condensed consolidated financial statements.

4.       INVENTORIES, NET

Inventories, net, consist of the following:

                                SEPTEMBER 30,         JUNE 30,
                                    2003                2003
                                -------------       -----------
Raw materials ..........        $ 1,028,344         $ 1,203,877
Work in process ........            125,152              63,861
Finished goods .........            527,212             719,548
                                -----------         -----------
                                  1,680,708           1,987,286
Less valuation allowance           (351,977)           (374,696)
                                -----------         -----------
Inventories, net .......        $ 1,328,731         $ 1,612,590
                                ===========         ===========

5.       NOTE RECEIVABLE - OFFICER

Through fiscal 2001, the Company's Board of Directors periodically approved the advancement of funds to the Company's Chief Executive Officer. The underlying promissory note is unsecured, accrues interest at a stated interest rate of 8.75% per annum and requires bi-weekly repayments of principal and interest through May 23, 2014. Effective May 1, 2002, the Board of Directors indefinitely suspended the bi-weekly servicing requirement. On October 15, 2003, the Company's Board of Directors resolved that all related interest accruals during fiscal 2004 are to be concurrently offset by equivalent bonus awards to the Company's Chief Executive Officer.

6.       ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                           SEPTEMBER 30,     JUNE 30,
                                                               2003            2003
                                                           -------------     --------
Accrued royalties payable ...........................        $118,020        $104,104
Accrued sales returns, including warranty obligations         116,333         103,947
Accrued interest payable ............................         115,195         472,413
Accrued wages, benefits and related taxes ...........          58,423          79,672
Accrued other .......................................          14,592           5,911
                                                             --------        --------
Total accrued liabilities ...........................        $422,563        $766,047
                                                             ========        ========

7.       NOTE PAYABLE

Effective May 1, 2003, the Company renegotiated its existing revolving credit facility agreement with a financial institution. Under the new agreement, the Company's then outstanding balance of $2,197,800 was bifurcated into a $2,000,000 twenty-four month term loan ("term loan") and a $197,800 advance loan ("advance loan"). The term loan accrues interest at a fixed rate of 15% per annum and is to be repaid through the financial institution's retention of the first $75,000 of each month's assigned accounts receivable collections. The advance loan accrues interest at 15% and is to be repaid through the financial institution's additional retention of 25% of each month's assigned accounts receivable collections over and beyond the initial $75,000 in collections retained to service the term loan. This incremental 25% retention is limited to $50,000 in any month, with a sub-limit of $25,000 should any month's aggregate accounts receivable collections be less than $200,000. Any principal and accrued interest balances remaining on the respective loans will be due and payable as lump sums on April 1, 2005. Beginning with the date on which the advance loan is repaid in full, the financial institution will become entitled to retain ten percent of all subsequently collected accounts receivable, subject to a limitation of ten percent of the term loan's then outstanding balance, with the aggregate retentions to be returned to the Company upon its full repayment of the term loan. Either loan may be prepaid at any time, without penalty, at the Company's option. As with the original revolving credit facility, both loans are secured and collateralized by the Company's accounts receivable, inventory, property and equipment and intellectual property. Should any category of collateral fall below specified percentages and margins, the financial institution will be entitled to retain additional accounts receivable collections sufficient to restore such percentages and margins. In consideration for extending the above loans, the Company will pay the financial institution an annual fee of $100,000, beginning on May 1, 2003 and upon each annual anniversary thereafter on which the term loan remains unpaid. The initial annual fee was satisfied through the issuance of 1,000,000 shares of the Company's common stock.

8.       CONVERTIBLE NOTES

On September 13, 2003, the Company issued $3,350,000 in unsecured convertible notes from which it received $3,067,000 in net cash proceeds. The Company was required to immediately place 50%, or $1,533,500, of the net cash proceeds into escrow. The future release of these escrowed proceeds remains contingent upon the Company obtaining the approval by a majority of its shareholders of a proposed increase in its authorized common shares from 100 million to 250 million, which is to be voted upon at a special meeting of shareholders to be held on December 1, 2003. Any failure by the Company to obtain such approval will constitute a default event, thereby allowing the note holders to demand "repayment," as defined below. These notes, which have an aggregate principal face amount of $3,350,000 at September 30, 2003, (i) accrue interest at a fixed rate of 8.0% per annum, which is payable at the Company's option in either cash or authorized and unissued shares of its common stock, (ii) are currently convertible at the option of the holders, provided that the Company has sufficient authorized and unissued common shares, into shares of its common stock at a stated rate of $0.13 per share, and (iii) become due and payable on September 12, 2006. For every two dollars of original note principal, the holder received a detachable stock purchase warrant allowing for the purchase over the subsequent two-year period of a share of the Company's common stock at $0.2144 per share. Any related subsequent issuances of the Company's common stock are limited to any individual note holder beneficially owning no more than 4.99% of the Company's then outstanding common shares.

The Company is required to file a registration statement with the United States Securities and Exchange Commission ("SEC") registering the preceding notes and warrants on or before December 1, 2003. Depending upon the occurrence and duration of certain intervening events to which it has little or no control over, the Company may be required to obtain the SEC's declaration of effectiveness for this registration statement as early as January 11, 2004, to which there can be no assurance. Any failure by the Company to meet the mandated deadlines will constitute a default event, and, as a result, the note holders may demand "repayment." Within the context of any default, "repayment" is defined as being the greater of (i) 130% of the aggregate outstanding principal balance and accrued interest or (ii) a currently indeterminable amount based upon the aggregate outstanding principal and accrued interest adjusted upwards in accordance with a formula dependent upon any increase in the market price of the Company's common stock subsequent to September 13, 2003. An underlying agreement also requires that the Company obtain the unanimous approval of the note holders prior to (i) selling any common shares or convertible notes from September 13, 2003 until 120 days after the date on which the SEC declares the registration statement effective or (ii) selling any common shares or common share equivalents with anti-dilution guarantees or declaring a reverse stock split during the period in which any of these notes remain outstanding. The agreement further stipulates that no note may be prepaid without the consent of the holder and that each note holder has a right of first refusal to participate in any new financing transaction consented to through the 120 day period ending after effectiveness of the registration statement. The Company will also be prohibited under the Securities Act of 1933, as amended, from conducting any other offering activities subsequent to filing the registration statement with the SEC and through the date on which either the SEC declares it effective or the Company withdraws it.

From June 2001 through November 2001, the Company issued unsecured convertible notes that remain outstanding. These notes, which have an aggregate principal face amount of $5,020,000 at September 30, 2003, (i) accrue interest at the prime rate plus two percent (6.00% at September 30, 2003), (ii) are currently convertible at the option of the holders into common stock of the Company at a stated rate of $0.10 per share, and (iii) become due and payable on various dates between July 1, 2006 and November 20, 2006. The Company has the right to force conversion of the notes if the market price of its common stock exceeds $3.00 per share for 20 consecutive trading days. For every two dollars of original note principal, the holder received a detachable stock purchase warrant allowing for the purchase of a share of the Company's common stock at $2.50 per share.

At the respective dates of issuance, the Company was required under accounting principles generally accepted in the United States of America to ascertain for each of the above note issuances the fair value of the detachable stock warrants and resulting beneficial conversion feature. For each note issuance, the aggregate fair value of the detachable warrants and beneficial conversion features was determined to be equal to the aggregate principal face amount of the debt proceeds received, and as such, these amounts were recorded as debt discounts by increasing additional paid-in capital. These debt discounts are being amortized over the respective lives of the underlying notes. The aggregate unamortized debt discount amounted to $5,846,246 and $2,883,918 at September 30, 2003 and June 30, 2003, respectively. The remaining principal and discounted amounts of the Company's outstanding convertible notes at September 30, 2003 of $8,370,000 and $2,523,754, respectively, mature during the Company's fiscal year ending June 30, 2007.

9.       STOCKHOLDERS' EQUITY (DEFICIT)

General
The Company has submitted a proposal to its shareholders requesting an increase in its authorized common shares from 100 million to 250 million. In this connection, a special meeting of the Company's shareholders has been scheduled for December 1, 2003.

Common Shares Issued In Payment of Accrued Interest and Upon Conversion of Convertible Note
In August 2003, the Company issued 4,500,000 shares of its common stock to an institutional investor in payment of $450,000 in accrued interest on outstanding convertible notes.

In August 2003, the Company additionally issued 2,500,000 shares of its common stock to an institutional investor upon its conversion of a convertible note with a principal face amount of $250,000.

Common Shares Returned and Retired
In August 2003, two vendors returned 100,000 shares and 53,566 shares of the Company's common stock as refunds of $10,000 and $5,357, respectively, in prepaid services not ultimately rendered. The Company retired these returned shares upon receipt.

10.      OPTION AND PURCHASE AGREEMENT

Pursuant to an option and purchase agreement dated November 20, 2002, the Company received $250,000 from an unrelated party in exchange for granting them an option to purchase for an additional $500,000 a non-critical and currently unutilized technology patent to which the Company claims ownership. The Company reflected the $250,000 received as deferred income at June 30, 2003. Concurrent with the July 10, 2003 expiration of this option and purchase agreement, the Company recognized $250,000 in non-operating income.

11.      CONTINGENCIES

General
The Company is periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company's gross liability, if any, and without any consideration given to the availability of indemnification or insurance coverage, under any pending or existing litigation or administrative proceedings would not materially affect its financial position, results of operations or cash flows.

Compensating Payment Provision with Principal Vendor
The Company's contract with the supplier of its dry-chemistry total cholesterol test strips contains a provision that could potentially require the Company to make certain compensating payments in the event the Company fails to meet minimum annual sales requirements. The dollar amount of such future amounts, if any, is currently indeterminable.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (A) The Company is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes, provides in regard to indemnification of directors and officers that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         (B) Section 78.7502 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

             To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         (C) Section 78.751 of the Nevada Revised Statutes, further provides that any discretionary indemnification under NRS 78.7502 unless ordered by a court or otherwise advanced pursuant to statute, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, under certain circumstances, by independent legal counsel in a written opinion. The statute provides that the corporate articles, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. This right continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         (D) Section 78.752 of the Nevada Revised Statutes, provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who may be indemnified as set forth above or whether or not the corporation has the authority to indemnify him against such liability and expenses. Provided, however, no financial arrangement made for protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         (E) Section 6.1 of the by-laws of Lifestream provide that the corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor or corporation.

         (F) Section 6.2 of the by-laws of Lifestream provides that the corporation shall have the power, to maximum extent and in the manner permitted by the General Corporation Law of Nevada, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

         (G) Section 6.3 of the by-laws of Lifestream provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Nevada.

         The effect of these provisions would be to permit indemnification by the Company of, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Lifestream pursuant to the foregoing provisions, Lifestream has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Lifestream in the successful defense of any action, suit or proceeding, is asserted, Lifestream will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Lifestream will be governed by the final adjudication of this issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee...........................   $   858
Legal Fees and Expenses*..................................   $10,000
Accounting Fees and Expenses*.............................   $15,000
Financial Printing*.......................................   $ 1,000
Blue Sky Fees and Expenses*...............................   $ 1,500
Miscellaneous*............................................   $   100
                                                             -------

          TOTAL...........................................   $28,458
                                                             =======
----------
* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In April 1998, the Company's Board of Directors agreed, upon the recommendation of its Compensation Committee, to compensate each member of the Company's Board of Directors with 2,000 common shares for each subsequent month of service. Pursuant to this agreement, an aggregate of 24,000 common shares were issued for the six month period of service ended December 31, 2000. In April 2001, the Company's Board of Directors decided, upon the recommendation of its Compensation Committee, to supercede the aforementioned agreement with a new agreement retroactively effective to January 1, 2001 under which each member of the Company's Board of Directors was granted stock options exercisable for 72,000 common shares at $1.50 per share. Each option vests ratably over 24 months and has a contractual life of 10 years. A total of 402,000 stock options were issued to the Company's Board of Directors from April 2001 through November 2001 for services rendered during the calendar year ended December 31, 2001.

         In July 2000, we issued 582 common shares to a public relations consultant in exchange for services with an estimated aggregate fair market value of approximately $2,000.

         On June 20, 2000, we commenced a "best efforts" private placement offering pursuant to which we subsequently sold 669,290 common shares at $2.00 per share to seven aggregated investors between August 1, 2000 and December 31, 2000. The preceding included 65,200 common shares issued to two attorneys in exchange for $130,400 in legal retainers and 12,000 common shares issued to one investor as a commission in connection with this offering. Pursuant to the terms of the offering, each purchaser was granted a stock purchase warrant for every two common shares purchased in the offering. Each stock purchase warrant entitles the holder to purchase an additional common share over the subsequent two year period at a price of $5.00 per share.

         Between July 1, 2000 and November 30, 2000, we issued 189,700 common shares to four individuals in connection with exercises of previously outstanding stock options with exercise prices ranging from $.98 to $1.25 per share. We received aggregate proceeds of $235,504.

         In August 2000, we issued 2,500 common shares to a public relations consultant in exchange for services with an estimated aggregate fair market value of approximately $8,000.

         In August 2000, we issued 25,000 common shares to a patent attorney in exchange for a $75,000 retainer of legal services.

         In September 2000, we issued 6,207 common shares to a product development consultant in exchange for services to be provided during the subsequent twelve month contract period with an estimated aggregate fair market value of approximately $25,000.

         In September 2000, we issued 7,765 common shares to a personnel recruitment firm in exchange for services with an estimated aggregate fair market value of approximately $33,000.

         In October 2000, we issued 923 common shares to a public relations consultant in exchange for services with an estimated aggregate fair market value of approximately $3,000.

         In October 2000, we issued 4,431 common shares to a marketing consultant in exchange for services with an estimated aggregate fair market value of approximately $14,400.

         In December 2000, we issued 10,909 common shares to a product development consultant in exchange for services to be subsequently provided over a twelve month contract period beginning September 2000 with an estimated aggregate fair market value of $22,500.

         In January 2001, we issued 7,003 common shares to a public relations consultant in exchange for services with an estimated aggregate fair market value of $13,237.

         In March 2001, we obtained a $1.0 million 90-day loan from a principal shareholder ("Shareholder") that accrued interest at the prime rate plus two percent and was secured by all the Company's unencumbered assets other than accounts receivable. In June 2001, the Shareholder agreed to convert the above loan into a similarly secured convertible note with a stated interest rate of prime plus two percent and a maturity date of March 5, 2003. The note was immediately convertible at the option of the Shareholder into common stock of the Company at a rate of $1.00 per share. In connection with the initial loan and subsequent refinancing, the Company issued the Shareholder warrants allowing him to purchase 200,000 shares of the Company's common stock at $1.00 per share for which the Company recognized the aggregate assigned fair value of $138,444 as a financing cost in fiscal 2001. The note further stipulates that for every subsequent quarter the note remains outstanding that the Company will issue the Shareholder additional warrants for the purchase of 37,500 common shares at $1.00 per share. The aggregate fair value assigned to these additional warrants of $200,765 was recognized as a financing cost in fiscal 2002. The Company repaid subsequently repaid the loan in full.

         In March 2001, we issued 55,000 common shares to a legal firm in exchange for services with an estimated aggregate fair market value of $57,500.

         In March 2001, we issued 17,500 common shares to a consultant in exchange for services with an estimated aggregate fair market value of $17,500.

         In May 2001, we issued 75,000 common shares to a legal firm in exchange for services with an estimated aggregate fair market value of $75,000.

         In May 2001, the Company granted a vendor a stock purchase warrant allowing them to purchase up to 65,000 shares of the Company's common stock at $1.50 per share. In connection therewith, the Company recognized a $74,205 financing cost in fiscal 2001 for the fair value of these warrants.

         In June 2001, we issued 15,217 common shares to a product development consultant in exchange for services to be subsequently provided over a twelve-month contract period beginning September 2000 with an estimated aggregate fair market value of $17,500.

         During June 2001, the Company commenced a private offering of convertible notes with detachable stock purchase warrants from which it received net proceeds of $6,935,250 (net of $712,250 of commissions). The notes are unsecured, accrue interest at the prime rate plus two percent and mature on either July 1, 2003 or July 1, 2006, as specified. The notes are immediately convertible at the option of the holders into common stock of the Company at a rate of $1.00 per share. The Company has the right to force conversion of the notes if the market price of its common stock exceeds $3.00 per share for 20 consecutive trading days. Each note holder received one detachable stock purchase warrant for every two dollars of note principal. Each warrant allows the holder to purchase a share of the Company's common stock at $2.50 per share. As the accompanying detachable warrants, in effect, created a beneficial conversion feature, the Company was required by U.S. generally accepted accounting principles to reduce the carrying value of the notes by an amount equal to the estimated fair value of the beneficial conversion feature. This fair value discount of $6,587,564 has been recorded as additional paid-in capital. In connection with the immediately preceding offering of convertible notes, the Company agreed to pay two principal stockholders each a commission equal to five percent of the related offering proceeds. Total commissions of $712,250 are being amortized as deferred financing fees over the term of the convertible debt.

         During the fiscal 2002 first quarter, we repaid $184,200 in outstanding principal and interest against outstanding short-term notes and a line of credit, which had been previously provided by a principal shareholder and member of the Board of Directors during fiscal 2001, and consolidated the remaining $469,984 aggregate principal balance into a two-year convertible note due August 1, 2003. As an inducement, we issued this individual 40,000 common shares with an estimated aggregate fair market value of $66,000 and 134,000 stock purchase warrants with an estimated aggregate fair market value of $283,200. The note accrues interest at the prime rate plus two percent and is immediately convertible at the Director's option into our common stock at a stated rate of $1.00 per share. The agreement further stipulates that for every subsequent quarter the note remains outstanding that the Company will issue the Director additional warrants for the purchase of 23,500 common shares at $1.00 per share. The aggregate fair value assigned to the common shares and warrants of $322,159 was recognized as a financing cost in fiscal 2002.

         In August 2001, we issued 88,063 common shares to an investor in payment of a convertible debt offering commission with an aggregate fair market value of $126,899.

         In September 2001, we issued 9,459 common shares to a product development consultant in exchange for services to be subsequently provided over a twelve-month contract period beginning September 2001 with an estimated aggregate fair market value of $17,500.

         In December 2001, we issued 10,174 common shares to a product development consultant in exchange for services to be subsequently provided over a twelve-month contract period beginning September 2001 with an estimated aggregate fair market value of $17,500.

         In December 2001, we issued 10,000 common shares to an investment relations consultant in exchange for services to be subsequently provided over a six-month contract period beginning December 2001 with an estimated aggregate fair market value of $17,200.

         In December 2001, we issued 100,000 common shares to an investment relations consulting firm in exchange for services to be subsequently provided over a twelve-month contract period beginning December 2001 with an estimated aggregate fair market value of $172,000.

         During the third and fourth quarters of fiscal 2002, we issued 3,000,000 common shares in a "best efforts" private placement from which we received $2,670,000 in cash proceeds (net of $180,000 in issuance costs) and $150,000 in prepaid intellectual property legal fees. The purchasers of 1,000,000 of these common shares received an anti-dilution guarantee providing for the issuance of a formula-driven, currently indeterminable number of additional common shares at no additional consideration should the Company subsequently issue common shares or convertible debt with a price or conversion rate below $1.00 per share, respectively.

         In January 2002, we issued 18,006 common shares to a public relations firm in exchange for services provided over a four-month contract period beginning September 2001 with an estimated aggregate fair market value of $32,000.

         In January 2002, we issued 60,000 common shares to an investment relations consultant in exchange for services to be subsequently provided over a six-month contract period beginning January 2002 with an estimated aggregate fair market value of $105,000.

         In February 2002, we issued 100,000 common shares to an engineering firm in exchange for product re-engineering services provided over a three-month period beginning November 2001 with an estimated aggregate fair market value of $258,000.

         In February and March 2002, we issued 1,108,747 common shares to four investors upon the conversion of outstanding convertible term notes and accrued interest thereon aggregating $1,108,747.

         In March 2002, we issued 8,750 common shares to a product development consultant in exchange for services to be subsequently provided over a twelve-month contract period beginning September 2001 with an estimated aggregate fair market value of $17,500.

         In March 2002, we issued 12,773 common shares to a public relations firm in exchange for services provided over a three-month contract period beginning January 2002 with an estimated aggregate fair market value of $27,000.

         In May 2002, we issued 7,500 common shares to a public relations firm in exchange for services previously provided with an estimated aggregate fair market value of $7,875.

         In June 2002, we issued 17,857 common shares to a product development consultant in exchange for services to be subsequently provided over a twelve-month contract period beginning September 1, 2001 with an estimated aggregate fair market value of $17,500.

         In June 2002, we issued 25,000 common shares to a public relations firm in exchange for services previously provided with an aggregate fair market value of $36,000.

         In June 2002, we issued 6,338 common shares to a public relations firm in exchange for services provided over a three-month contract period beginning April 2002 with an estimated aggregate fair market value of $9,000.

         During fiscal 2002 and 2001, the Company executed a number of stock option agreements with third parties for the performance of consulting and other services. These stock option agreements covered 142,500 and 846,045 shares of the Company's common stock during fiscal 2002 and 2001, respectively. The option agreements contain exercise prices ranging from $1.00 to $5.00 per share and have contractual lives ranging from one year to five years. In connection with these stock option agreements and the related services obtained, the Company recognized various expenses aggregating $135,842 and $475,374 during fiscal 2002 and 2001, respectively.

         During fiscal 2002 and 2001, the Company entered into several agreements with third parties for the performance of various services over subsequent two to three year periods. In connection therewith, the Company granted these service providers 325,000 stock options with various exercise prices and expiration dates. During fiscal 2002 and 2001, the Company recognized various expenses aggregating $576,631 and $239,533, respectively, for the fair value of the issued stock options. Such expenses will be adjusted in future fiscal periods, as the related services are performed, based on the then calculated fair values and any incremental changes which may occur therein. The related expenses are being recognized as the stock options vest based on the terms of the stock option agreements.

         We issued 18,750 common shares to an investment banking firm in exchange for consulting services with an estimated aggregate fair market value of $13,126 during our fiscal 2003 first quarter ended September 30, 2002.

         On January 31, 2003, the Company issued 1,040,816 previously escrowed registered shares of its common stock to an institutional shareholder in full and final resolution of a dispute regarding the number of common shares it was entitled to under a make-whole/anti-dilution provision of the original private placement offering. As part of this resolution, the institutional shareholder agreed to the cancellation of all outstanding stock purchase warrants held by it and to waive any potential liquidated damage claims it may have had against the Company pursuant to a related registration rights agreement.

         During January 2003, the Company issued 448,390 shares of its common stock to the leaseholder of its office facilities in satisfaction of $44,839 in accrued rent.

         During February 2003, the Company issued 50,000 shares of its common stock to a consultant in exchange for services with an estimated fair market value of $10,000.

         During March 2003, the Company's Board of Directors authorized management to proceed with a "best efforts" private placement offering of up to 40,000,000 shares of the Company's common stock at a fixed price of $0.10 per common share. Pursuant to this private placement we issued 35,387,500 restricted shares of our common stock to nineteen investors, including certain related parties, at $0.10 per share. Net proceeds were $3,355,750 (net of $183,000 of commissions).

         We additionally issued 27,481,137 restricted shares of our common stock to six investors upon the conversion of $1.8 million in outstanding convertible notes, and $0.5 million in accrued interest thereon, at a conversion rate of $0.10 per share.

         In May 2003, we issued 1,000,000 shares of our common stock to an institutional holder of our convertible notes in exchange for their forfeiting an anti-dilution guarantee and warrants.

         In June 2003, we issued (i) 500,000 restricted shares of our common stock to a consultant in exchange for services with an estimated aggregate fair market value of $50,000, (ii) 1,000,000 restricted shares of our common stock to a legal firm in exchange for services with an estimated aggregate fair market value of $100,000, and (iii) 1,000,000 restricted shares of our common stock to a financing company in settlement of a $100,000 loan commitment fee.

         In August 2003, we issued 4,500,000 shares of our common stock to an institutional investor in payment of $450,000 in accrued interest on outstanding convertible notes.

         In August 2003, we issued 2,500,000 shares of our common stock to an institutional investor upon its conversion of a convertible note with a principal face amount of $250,000.

         In August 2003, two vendors returned 100,000 shares and 53,566 shares of our common stock as refunds of $10,000 and $5,357, respectively, in prepaid services not ultimately rendered. We retired these returned shares upon receipt.

         On September 13, 2003, we completed a private placement of $3,350,000 in convertible notes to an investment group, including certain of our existing institutional stockholders, from which we received $3,067,000 in net cash proceeds (net of $268,000 in commissions and $15,000 in related legal fees). We were required to immediately place $1,533,500 of the proceeds into escrow, the future release of such funds to us was contingent upon the approval by a majority of our stockholders of the proposed increase in our authorized common shares from 100 million to 250 million. This approval was obtained at a special meeting of stockholders held on December 1, 2003. All notes have a stated 8.0% annual rate of interest, payable at our option in either cash or authorized and unissued shares of our common stock, mature on September 10, 2006, and are convertible, only if we have sufficient authorized and unissued common shares, into shares of our common stock at a stated rate of $0.13 per share. Each noteholder received stock purchase warrants enabling them to purchase shares of our common stock at $0.2144 per share over a subsequent two-year period equal to 50% of the common shares they would be entitled to receive upon their immediate conversion of the note principal. Any related subsequent issuances of our common stock are limited to any individual noteholder beneficially owning no more than 4.99% of our then outstanding common shares.

         On October 7, 2003, we entered into an agreement to issue 384,410 shares of our common stock to a patent attorney in satisfaction of $82,648.08 in unpaid legal fees and related accrued interest.

         On October 27, 2003, we entered into an agreement to issue 575,000 shares of common stock to a patent attorney in satisfaction of $36,250 in unpaid legal fees and $50,000 as a non-refundable flat-fee payment for legal services to be rendered.

         On October 28, 2003, we entered into an agreement to issue 100,000 shares of common stock to an independent consultant in final settlement of consulting services deemed rendered by the consultant in the amount of $45,000. The services consisted of introducing us to prospective investors.

         On October 28, 2003, we entered into an agreement to issue 200,000 shares of common stock to a patent attorney in satisfaction of $30,000 in unpaid legal fees.

         In each of the foregoing transactions, the recipients of our shares were either accredited investors or had such knowledge in business and financial matters that they were capable of evaluating the risks and merits of acquiring our shares. Each recipient had access to business and financial information about us. Each certificate evidencing securities issued in the forgoing transactions included a legend to the effect that the securities were not registered under the Securities Act of 1933, as amended (the "Act"), and could not be resold absent registration or the availability of an applicable exemption therefrom. Each of the foregoing transactions was exempt from the registration requirements of the Act by reason of Section 4(2) and the rules and regulations thereunder.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
3.1 Amended and Restated Articles of Incorporation of Lifestream Technologies, Inc., dated June 20, 2002 (1)

3.2      By-laws of Lifestream Technologies, Inc. (2)

4.1      Form of Convertible Notes (6)

5        Opinion and Consent of Schneider Weinberger LLP *

10.1 Lease between Jacklin Land Company Limited Partnership and Lifestream Diagnostics, Inc., a wholly-owned subsidiary of Lifestream Technologies, Inc. dated as of May 19, 1998. (3)

10.2 License and Supply Agreement between Lifestream Technologies, Inc. and Roche Diagnostics GmbH dated December 12, 2000 (2)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.3 Promissory Note between Lifestream Technologies, Inc. and Capital South Financial Services, Inc. dated May 1, 2003 *

10.4     Securities Purchase Agreement dated June 5, 2003. (5)

10.5     Registration Rights Agreement dated June 5, 2003 (5)

10.6     Securities Purchase Agreement dated September 10, 2003 (4)

10.7     Form of Convertible Debenture due September 10, 2006 (4)

10.8     Registration Rights Agreement dated September 10, 2003 (4)

10.9     Common Stock Purchase Warrant dated September 10, 2003 (4)

23.1     Consent of  Independent Auditors BDO Seidman, LLP *

23.2     Consent of Schneider Weinberger LLP (included in Exhibit 5) *

----------
*Filed herewith.

(1) Filed as an exhibit to our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 24, 2002 and incorporated herein by reference.
(2) Filed as an exhibit to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on December 26, 1996 and incorporated herein by reference.
(3) Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 1999 and incorporated herein by reference.
(4) Filed as an exhibit to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on October 15, 2003 and incorporated herein by reference.
(5) Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2003 and incorporated herein by reference.
(6) Filed as an exhibit to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on October 15, 2001 and incorporated herein by reference.

ITEM 28. UNDERTAKINGS

The undersigned Registrant also undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Post Falls, State of Idaho, on December 9, 2003.

                                             LIFESTREAM TECHNOLOGIES, INC.

                                             By: /s/ Christopher Maus
                                             ----------------------------------
                                             Christopher Maus, President,
                                             Chief Executive Officer and
                                             Chairman of the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

     SIGNATURE               DATE                         TITLE

/s/ Christopher Maus    December 9, 2003     President, Chief Executive Officer,
--------------------                         Chairman of the Board, and Director
Christopher Maus                             (Principal Executive Officer)


/s/ Brett Sweezy        December 9, 2003     Chief Financial Officer
-----------------                            (Principal Financial and
Brett Sweezy                                 Accounting Officer)


/s/ Robert Boyle        December 9, 2003     Secretary, Treasurer, and Director
-----------------
Robert Boyle


/s/ Michael Crane       December 9, 2003     Director
------------------
Michael Crane


/s/ William Gridley     December 9, 2003     Director
--------------------
William Gridley


/s/ Neil Luckianow      December 9, 2003     Director
------------------
Neil Luckianow